UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF
THE SECURITIES EXCHANGE ACT OF 1934 (Amendment No. )

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☐  Soliciting Material Pursuant to § 240.14a-12

REPUBLIC PROPERTY TRUST
(Name of Registrant as Specified in Its Charter)
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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13861 Sunrise Valley Drive, Suite 410
Herndon, VA 20171

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Republic Property Trust to be held on Thursday, September 27, 2007, at 10:00 a.m., local time. The special meeting will take place at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia.

At the special meeting, we will ask you to approve the merger of Republic Property Trust with a subsidiary of Liberty Property Trust, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2007, among Republic Property Trust, Republic Property Limited Partnership, Liberty Property Trust, Liberty Acquisition LLC and Liberty Property Limited Partnership. Upon completion of the merger, our shareholders will be entitled to receive $14.70 per common share in cash, without interest and less any applicable withholding taxes. The merger agreement also provides for the merger of Republic Property Limited Partnership, our operating partnership, with Liberty Property Limited Partnership, Liberty Property Trust’s operating partnership. Upon completion of the partnership merger, holders of partnership units will be entitled to receive $14.70 per partnership unit in cash, without interest and less any applicable withholding taxes.

Our Board of Trustees authorized and approved the merger agreement and the mergers, upon the terms and subject to the conditions set forth in the merger agreement, and declared that the mergers are advisable, fair to and in the best interests of Republic Property Trust and its shareholders.

Our Board of Trustees recommends you vote “FOR” the approval of the merger at the special meeting.

Your vote is very important regardless of the number of common shares that you own. The merger must be approved by the affirmative vote of the holders of not less than a majority in voting power of the outstanding common shares that are entitled to vote at the special meeting. The proxy statement accompanying this letter provides you with more information concerning the special meeting, the mergers and the merger agreement. We encourage you to read carefully the enclosed proxy statement, including the exhibits. You may also obtain more information from us or from documents we have filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, we request that you cast your vote by completing and returning the enclosed proxy card as promptly as possible or, if you prefer, by following the instructions on the enclosed proxy card for telephonic or internet proxy authorization. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form that will be provided by your broker, bank or other nominee. If you fail to vote by proxy or in person, or fail to instruct your broker, bank or other nominee on how to vote, it will have the same effect as a vote against approval of the merger.

Thank you for your cooperation and continued support.

Very truly yours,

Mark R. Keller
Chief Executive Officer and Trustee

This Proxy Statement is dated August 27, 2007 and is first being mailed to shareholders on or about August 29, 2007.

13861 Sunrise Valley Drive, Suite 410
Herndon, VA 20171

August 27, 2007

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
To Be Held on September 27, 2007

Dear Shareholder:

You are cordially invited to attend a special meeting of shareholders of Republic Property Trust, a Maryland real estate investment trust, to be held on Thursday, September 27, 2007, at 10:00 a.m., local time, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia. The special meeting is being held:

1. To consider and vote on a proposal to approve the merger of Republic Property Trust with and into Liberty Acquisition LLC, which is a wholly owned subsidiary of Liberty Property Trust, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2007, among Republic Property Trust, Republic Property Limited Partnership, Liberty Property Trust, Liberty Acquisition LLC and Liberty Property Limited Partnership;

2. To approve adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger; and

3. To consider any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Only holders of record of the common shares of beneficial interest, par value $0.01 per share, of Republic Property Trust at the close of business on August 24, 2007 will be entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting.

Whether or not you plan to attend the special meeting, you are urged to cast your vote by completing and returning the accompanying proxy card as promptly as possible or, if you prefer, by following the instructions on the enclosed proxy card for telephonic or internet proxy authorization. If your shares are held in “street name” by your broker, bank or other nominee, you should instruct your broker, bank or other nominee on how to vote your shares using the voting instruction form that will be provided by your broker, bank or other nominee. If you fail to vote by proxy or in person, or fail to instruct your broker, bank or other nominee on how to vote, it will have the same effect as a vote against approval of the merger.

By Order of the Board of Trustees,

Gary R. Siegel
Secretary

PROXY STATEMENT

SPECIAL MEETING OF SHAREHOLDERS

TABLE OF CONTENTS

Summary Term Sheet	3
Parties to the Mergers	3
The Special Meeting	3
The Mergers, Consideration and Other Material Matters	3
Questions and Answers About The Special Meeting and the Mergers	6
Cautionary Statement Regarding Forward-Looking Statements	11
The Special Meeting	12
Date, Time and Place of the Special Meeting	12
Purpose	12
Record Date, Notice and Quorum	12
Required Vote	12
Voting	13
Proxies and Revocation	13
Adjournments and Postponements; Other Procedural Matters	14
The Parties to the Mergers	15
Republic Property Trust	15
Republic Property Limited Partnership	15
Liberty Property Trust	15
Liberty Acquisition LLC	16
Liberty Property Limited Partnership	16
The Mergers	17
General Description of the Mergers	17
Background of the Mergers	17
Reasons for the Mergers and Recommendation of Our Board of Trustees	28
Opinion of Our Financial Advisor	31
Financing	36
Delisting and Deregistration of Our Common Shares	36
Regulatory Matters	36
Material United States Federal Income Tax Consequences	37
Interests of Certain Persons in the Mergers	41
Restricted Stock	41
Operating Partnership Units	41
Employment Agreement Change in Control Provisions	41
Change in Control Severance Agreements	43
Change in Control Severance Pay Plan	43
Retention Bonuses	44
Option Agreements; Certain Litigation Matters	44
Indemnification and Insurance	44
The Merger Agreement	45
The Mergers	45
Closing Date and Effective Times of the Mergers	45

Organizational Documents	46
Managers and Officers of the Surviving Company	46
Consideration	46
Exchange Procedures	47
Dissenters’ Rights	48
Representations and Warranties	48
Conduct of Our Business Pending the Mergers	51
Consents and Filings	52
Proxy Statement; Shareholders’ Meeting; Notice to Limited Partners	52
Acquisition Proposals	53
Employee Benefit Matters	56
Indemnification and Insurance	56
Notice of Certain Events	57
Conditions to the Mergers	57
Termination	59
Termination Fee	60
Amendment and Waiver	61
Approval for Certain Adjournments or Postponements of the Special Meeting	62
Security Ownership of Certain Beneficial Owners and Management	63
No Appraisal or Dissenters’ Rights	66
Submission of Shareholder Proposals	66
Other Matters	66
Multiple Shareholders Sharing an Address	66
Where You Can Find More Information	67
Annexes
Annex A — Agreement and Plan of Merger
Annex B — Opinion of J.P. Morgan Securities Inc.

SUMMARY TERM SHEET

This summary term sheet highlights selected information from this proxy statement and does not contain all of the information that may be important to you. Accordingly, we urge you to read this entire proxy statement carefully, including the annexes to this proxy statement and the other documents to which we have referred you.

Parties to the Mergers (page 15)

•	Republic Property Trust. We are a Maryland real estate investment trust that was formed on July 19, 2005. We focus on the acquisition, development, ownership and operation of office properties, located primarily in the Washington, D.C. metropolitan area, which includes Northern Virginia and Suburban Maryland.

•	Republic Property Limited Partnership. Republic Property Limited Partnership, our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets.

•	Liberty Property Trust. Liberty Property Trust is a Maryland real estate investment trust. Liberty Property Trust serves customers in the United States and United Kingdom through the development, acquisition, ownership and management of office and industrial properties.

•	Liberty Acquisition LLC. Liberty Acquisition LLC is a Maryland limited liability company and a wholly-owned subsidiary of Liberty Property Trust. Liberty Acquisition LLC was formed by Liberty Property Trust in connection with the merger.

•	Liberty Property Limited Partnership. Liberty Property Limited Partnership is a Pennsylvania limited partnership, whose general partner is Liberty Property Trust. Substantially all of Liberty Property Trust’s assets are owned, directly or indirectly, and substantially all of Liberty Property Trust’s operations are conducted, directly or indirectly, by Liberty Property Limited Partnership.

The Special Meeting (page 12)

•	Date, Time, Place and Purpose. The special meeting will be held on Thursday, September 27, 2007 starting at 10:00 a.m., local time, at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia. At the special meeting, you will be asked to consider a proposal to approve the merger of Republic Property Trust with and into Liberty Acquisition LLC, a wholly owned subsidiary of Liberty Property Trust, and to approve adjournments or postponements of the special meeting, if necessary, to solicit additional proxies.

•	Record Date. If you owned common shares of beneficial interest in Republic Property Trust at the close of business on August 24, 2007, which is the record date for the special meeting, you are entitled to notice of and to vote at the special meeting. You have one vote for each common share that you owned on the record date.

•	Vote Required. Approval of the merger requires the affirmative vote of the holders of not less than a majority in voting power of the outstanding common shares that are entitled to vote at the special meeting. Approval of adjournments or postponements of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of not less than a majority of the votes cast on the matter.

The Mergers, Consideration and Other Material Matters

•	The Merger (page 45). Republic Property Trust will be merged with and into Liberty Acquisition LLC, a wholly owned subsidiary of Liberty Property Trust. Liberty Acquisition LLC will be the surviving company of the merger, and Republic Property Trust will cease to exist as a separate publicly traded company.

•	The Partnership Merger (page 45). Immediately prior to the merger of Republic Property Trust with Liberty Acquisition LLC, our operating partnership, Republic Property Limited Partnership, will be merged with and into Liberty Property Trust’s operating partnership. Liberty Property Trust’s operating partnership will be the surviving partnership of the partnership merger. Our operating partnership will cease to exist as a separate limited partnership.

•	Consideration (page 46). Upon completion of the merger, our shareholders will be entitled to receive $14.70 per common share in cash, without interest and less any applicable withholding taxes. Upon completion of the partnership merger, holders of partnership units in our operating partnership will be entitled to receive $14.70 per partnership unit in cash, without interest and less any applicable withholding taxes. The aggregate consideration to be paid for outstanding common shares and partnership units in the mergers is estimated to be approximately $435 million.

•	Recommendation of Our Board of Trustees (page 28). Our Board of Trustees authorized and approved the merger agreement and the mergers, upon the terms and subject to the conditions set forth in the merger agreement, and declared that the mergers are advisable, fair to and in the best interests of Republic Property Trust and its shareholders. Accordingly, our Board of Trustees recommends you vote “FOR” the approval of the merger at the special meeting. See “Reasons for the Mergers and Recommendation of Our Board of Trustees” on page 28 for a discussion of the material factors, risks and countervailing factors considered by our Board of Trustees in making its recommendation.

•	Opinion of Our Financial Advisor (page 31). J.P. Morgan Securities Inc. delivered its opinion to our Board of Trustees that as of July 23, 2007 and based upon and subject to the matters described in its opinion, the consideration to be paid to the holders of our common shares in the merger was fair, from a financial point of view, to such holders.

•	Conditions to the Merger (page 57). Completion of the merger is subject to satisfaction or waiver of a number of conditions, including, among others, the approval of the merger by our shareholders, the accuracy of the representations and warranties made by the parties in the merger agreement, the performance of the parties’ obligations under the merger agreement and the absence of any material adverse effect on us, as defined in the merger agreement.

•	Completion of the Mergers (page 45). We anticipate completing the mergers promptly after the merger is approved by our shareholders, subject to satisfaction of the other conditions to the merger.

•	No Solicitation of Acquisition Proposals (page 53). The merger agreement restricts our ability to authorize or permit our representatives to solicit other acquisition proposals, or to provide information to or engage in discussions with third parties regarding other acquisition proposals. However, we are permitted to provide information to and participate in discussions with third parties regarding other unsolicited acquisition proposals if our Board of Trustees determines, among other things, that the acquisition proposal is or could reasonably be expected to lead to a proposal that is superior to Liberty Property Trust’s proposal. In addition, subject to a three business day notice period, our Board of Trustees is permitted to change its recommendation of the merger in response to a superior proposal and, upon payment of a termination fee, we are permitted to terminate the merger agreement and enter into an agreement with respect to a superior proposal.

•	Termination (page 59). The merger agreement may be terminated in certain circumstances prior to the completion of the merger. These circumstances include, among others and subject to the requirements for termination in the merger agreement:

•	by mutual written consent of the parties;

•	by either party, if:

•	the merger has not been consummated on or before January 31, 2008;

•	any court or other governmental entity has permanently restrained or enjoined the mergers in a final and non-appealable order, ruling or other action; or

•	we do not obtain shareholder approval of the merger at a meeting of shareholders at which a vote is taken;

•	by Liberty Property Trust, if our Board of Trustees changes its recommendation of the merger in a manner adverse to Liberty Property Trust or recommends any other acquisition proposal, or if our Board of Trustees otherwise enters into an agreement with respect to any other acquisition proposal in breach of the merger agreement; and

•	by Republic Property Trust, if our Board of Trustees determines to accept a superior proposal in compliance with the merger agreement and enters into a definitive agreement with respect to the superior proposal.

•	Termination Fee (page 60). We are required to pay a termination fee of $16 million in cash if the merger agreement is terminated under certain circumstances, including, among others, if our Board of Trustees changes its recommendation of the merger in a manner adverse to Liberty Property Trust, recommends any other acquisition proposal, or determines to accept a superior proposal in compliance with the merger agreement and enters into a definitive agreement with respect to the superior proposal.

•	Interests of Certain Persons in the Mergers (page 41). Our trustees and executive officers have interests in the mergers that may be in addition to, or different from, the interests of our shareholders. These interests include, among others, interests of certain of our trustees in our option agreements to acquire certain office building properties located in Washington, D.C., including related litigation matters, and interests of our executive officers with respect to severance and change in control payments and accelerated vesting of equity awards to be available upon completion of the mergers under certain circumstances.

•	Delisting and Deregistration of Our Common Shares (page 36). If the merger is completed, our common shares will no longer be listed for trading on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended.

•	Material United States Federal Income Tax Consequences (page 37). The receipt of the cash consideration in the merger will be a taxable transaction to shareholders for United States federal income tax purposes. Generally, for United States federal income tax purposes, you will recognize gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and your adjusted tax basis in that share. In addition, under certain circumstances, we may be required to withhold a portion of your merger consideration under applicable tax laws, including with respect to the merger consideration payable to non U.S. shareholders under the Foreign Investment in Real Property Tax Act. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We encourage you to consult your tax advisor regarding the tax consequences of the merger to you.

•	No Appraisal or Dissenters’ Rights (page 66). Under Maryland law, because our common shares were listed on the New York Stock Exchange on the record date for the special meeting, our shareholders who object to the merger do not have any appraisal or dissenters’ rights in connection with the merger.

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING AND THE MERGERS

The following questions and answers address briefly some questions you may have regarding the special meeting and the mergers. These questions and answers do not address all questions that may be important to you. Accordingly, we urge you to read this entire proxy statement carefully, including the annexes to this proxy statement and the other documents to which we have referred you.

As used in this proxy statement, the terms “Republic,” “we,” “our,” “us” and the “company” refer to Republic Property Trust, a Maryland real estate investment trust; the term “operating partnership” refers to Republic Property Limited Partnership, a Delaware limited partnership; the term “Liberty” refers to Liberty Property Trust, a Maryland real estate investment trust; the term “Purchaser” refers to Liberty Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of Liberty; and the term “Parent LP” refers to Liberty Property Limited Partnership, a Pennsylvania limited partnership.

Q:	Why am I receiving this proxy statement?

A:	You are receiving this proxy statement and the accompanying proxy card because at the close of business on August 24, 2007, the record date for the special meeting, you owned common shares of beneficial interest, par value $0.01 per share, of Republic, or “common shares.” This proxy statement contains information related to the solicitation of proxies for use at the special meeting of shareholders, to be held at 10:00 a.m., local time, on Thursday, September 27, 2007 at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia, for the purposes stated in the accompanying Notice of Special Meeting of Shareholders. This solicitation is made by our Board of Trustees on our behalf.

Q:	What will I be voting on at the special meeting?

A:	You will be asked to vote on the following proposals:

• to approve the merger of Republic with and into the Purchaser, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2007 among Republic, our operating partnership, Liberty, the Purchaser and Parent LP, which we refer to as the “merger agreement”;

• to approve adjournments or postponements of the special meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the special meeting to approve the merger; and

• to consider any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Q:	Will any other items of business come before the special meeting?

A:	We do not expect any other items of business at the special meeting. Nonetheless, if there is an unforeseen need, your proxy will give discretionary authority to the persons named on the proxy to vote on any other matters that may properly be brought before the special meeting.

Q:	What is the proposed transaction?

A:	The proposed transaction is the acquisition of Republic by Liberty pursuant to the merger agreement. The proposed transaction will be effected by two different mergers. Republic will merge with the Purchaser, with the Purchaser surviving as a wholly owned subsidiary of Liberty, and Republic will cease to exist as a separate publicly traded company. We refer to this merger as the “merger.” In addition, immediately prior to the merger, our operating partnership will merge with Parent LP, with Parent LP surviving as Liberty’s operating partnership, and our operating partnership will cease to exist as a separate limited partnership. We refer to this merger as the “partnership merger” and we refer to the merger and the partnership merger together as the “mergers.” For additional information about the mergers, please review the merger agreement attached to this proxy statement as Annex A and incorporated by reference into this proxy statement. We encourage you to read the merger agreement carefully and in its entirety, as it is the principal document governing the mergers.

Q:	What will I receive in the mergers if they are completed?

A:	Holders of our common shares, or “shareholders,” will be entitled to receive $14.70 per common share in cash, without interest and less any applicable withholding taxes, upon completion of the merger, which we refer to as the “merger consideration.” Holders of partnership units in our operating partnership, which we refer to as the “partnership units,” will be entitled to receive $14.70 per partnership unit in cash, without interest and less any applicable withholding taxes, upon completion of the partnership merger, which we refer to as the “partnership merger consideration.” The aggregate consideration to be paid for outstanding common shares and partnership units in the mergers is estimated to be approximately $435 million.

Q:	When do you expect the mergers to be completed?

A:	We are working to complete the mergers as soon as possible. If our shareholders approve the merger at the special meeting, and assuming that the other conditions to the merger are satisfied or waived, we anticipate that the mergers will become effective promptly after the special meeting.

Q:	If the mergers are completed, when can I expect to receive payment?

A:	After the mergers are completed, Liberty will arrange to send a letter of transmittal to shareholders and holders of partnership units. Payments will be made to shareholders and holders of partnership units, respectively, upon submission of the letter of transmittal, properly endorsed share certificates, if applicable, and other documentation that may be required.

Q:	When and where is the special meeting?

A:	The special meeting will take place at 10:00 a.m., local time, on Thursday, September 27, 2007 at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia.

Q:	Who can vote at the special meeting?

A:	Holders of record of our common shares as of the close of business on August 24, 2007, which is the record date for the special meeting, are entitled to receive notice of and to vote at the special meeting. Our common shares are the only class of securities entitled to vote at the special meeting. Partnership units are not entitled to vote at the special meeting.

Q:	Who can attend the special meeting?

A:	You can attend the special meeting if you are a record or beneficial holder of our common shares at the close of business on the record date, or a duly appointed proxy. Holders of partnership units who do not also hold common shares are not permitted to attend the special meeting. You will need to present proof of share ownership and valid picture identification, such as a driver’s license or passport, before being admitted. If your shares are held beneficially in the name of a bank, broker or other nominee (i.e., in “street name”), you must present proof of ownership by presenting a bank or brokerage account statement reflecting your share ownership as of the record date.

Q:	How many votes do I have?

A:	You have one vote for each common share you held on the record date.

Q:	What will constitute a quorum at the special meeting?

A:	The presence at the special meeting, in person or by proxy, of the holders of a majority of the common shares outstanding on the record date will constitute a quorum for the conduct of business at the special meeting. We will include abstentions and “broker non-votes” in the calculation of the number of shares considered to be present at the meeting for purposes of determining the presence of a quorum. A “broker non-vote” occurs when a broker, bank or other nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares.

As of the record date, there were 26,090,940 common shares outstanding.

Q:	What vote is required to approve the merger?

A:	Approval of the merger requires the affirmative vote of the holders of not less than a majority in voting power of the outstanding common shares that are entitled to vote at the special meeting. Because the required vote for this proposal is based on the number of outstanding common shares entitled to vote at the special meeting, rather than the number of votes cast, failure to vote your shares, abstentions and “broker non-votes” will have the same effect as voting against approval of the merger.

Q:	What vote is required to approve adjournments or postponements of the special meeting?

A:	Approval of adjournments or postponements of the special meeting, if necessary, to solicit additional proxies requires the affirmative vote of not less than a majority of the votes cast on the matter. If you fail to vote your shares or abstain from voting with respect to this proposal, or if you fail to provide instructions to your broker, bank or other nominee with respect to this proposal, resulting in a “broker non-vote,” your failure to vote will not have any effect on the outcome, assuming a quorum is present.

Q:	How does our Board of Trustees recommend that I vote?

A:	Our Board of Trustees authorized and approved the merger agreement and the mergers, upon the terms and subject to the conditions set forth in the merger agreement, and declared that the mergers are advisable, fair to and in the best interests of Republic and its shareholders. Accordingly, our Board of Trustees recommends you vote “FOR” the approval of the merger at the special meeting. Please see “The Mergers — Reasons for the Mergers and Recommendation of Our Board of Trustees” on page 28 for a discussion of the material factors, risks and countervailing factors considered by our Board of Trustees in making its recommendation. Our Board of Trustees has made no recommendation as to how you should vote on the proposal to approve adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies.

Q:	How do I cast my vote?

A:	If you hold your common shares directly, you may vote in person at the special meeting or submit a proxy for the special meeting by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed, postage paid envelope. In addition, if you prefer, you can vote via telephonic or internet proxy authorization by following the instructions on the enclosed proxy card.

Q:	How do I cast my vote if my common shares are held in “street name” through a broker, bank or other nominee?

A:	If you hold your common shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee will not vote your shares unless you provide instructions on how to vote. You must obtain a voting instruction form from the broker, bank or other nominee that is the record holder of your shares and provide the broker, bank or other nominee with instructions on how to vote your shares. The inability of your record holder to vote your shares, often referred to as a “broker non-vote,” will have the same effect as a vote against approval of the merger but will have no effect on the proposal to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies, assuming a quorum is present. If you hold your common shares in “street name” through a broker, bank or other nominee, you may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or other nominee.

Q:	What will happen if I fail to vote or abstain from voting?

A:	If you fail to cast your vote in person or by proxy, or if you hold your common shares in “street name” through a broker, bank or other nominee and fail to give voting instructions to the record holder of your shares, or if you abstain from voting, it will have the same effect as a vote against the proposal to approve the merger. If you fail to cast your vote in person or by proxy, or if you hold your common shares in “street name” through a broker, bank or other nominee and fail to give voting instructions to the record holder of your shares, or if you abstain from voting, it will not have any effect on the outcome of the proposal to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies, assuming a quorum is present.

Q:	How will proxy cards be voted?

A:	If you properly submit a proxy card prior to the special meeting, or you properly submit a proxy via telephonic or internet proxy authorization, your shares will be voted as you direct.

If you properly submit a proxy card prior to the special meeting, but do not indicate how to vote your shares, your shares will be voted “FOR” the approval of the merger and will not be voted with respect to the proposal to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies.

Q:	What happens if I sell my shares before the special meeting?

A:	If you held common shares on the record date but transfer the common shares prior to the special meeting, you will retain your right to vote at the special meeting, but not the right to receive the merger consideration. Only a person who holds common shares at the effective time of the merger is entitled to receive the merger consideration.

Q:	Can I change my vote?

A:	Yes. You may change or revoke a previously granted proxy at any time before it is exercised by either:

• submitting a later-dated proxy card, in person at the special meeting or by mail, or otherwise submitting a new proxy via telephonic or internet proxy authorization; or

• delivering instructions to our Secretary at our executive offices located at 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy.

If your shares are held in “street name,” then you may change your vote by submitting new voting instructions by contacting your broker, bank or other nominee. You may also vote in person at the special meeting if you obtain a legal proxy from your broker, bank or other nominee.

Q:	Should I send in my share certificates now?

A:	No. Shortly after the mergers are completed, Liberty will arrange to send a letter of transmittal to shareholders and holders of partnership units. Payments will be made to shareholders and holders of partnership units, respectively, upon submission of the letter of transmittal, properly endorsed share certificates, if applicable, and other documentation that may be required. You should use the letter of transmittal to exchange share certificates for the merger consideration to which you are entitled as a result of the merger. DO NOT SEND ANY SHARE CERTIFICATES WITH YOUR PROXY.

Q:	What rights do I have if I oppose the mergers?

A:	If you oppose the mergers, you have the right to vote against the merger. You are not, however, entitled to appraisal or dissenters’ rights under Maryland law because our common shares are listed on the New York Stock Exchange. See “No Appraisal or Dissenters’ Rights” on page 66.

Q:	Have any shareholders already agreed to approve the merger?

A:	No. To our knowledge, there are no agreements between Liberty and any of our shareholders in which a shareholder has agreed to vote for approval of the merger.

Q:	Where can I find more information about the company?

A:	We file certain information with the Securities and Exchange Commission, or “SEC.” This information is available at the Internet site the SEC maintains at http://www.sec.gov and on our website at http://www.rpbtrust.com. Information contained on our website is not part of, or incorporated by reference in, this proxy statement. You can also request copies of these documents from us. See “Where You Can Find More Information” on page 67.

Q:	Who will solicit and pay the cost of soliciting proxies?

A:	We will bear the cost of soliciting proxies for the special meeting. Our Board of Trustees is soliciting your proxy on our behalf. Our trustees, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have also retained MacKenzie Partners, Inc., or “MacKenzie,” to assist us in the solicitation of proxies, and have agreed to pay them approximately $15,000, plus reimbursement of out-of-pocket expenses, for their services. We will also request that banking institutions, brokerage firms, custodians, trustees, nominees, fiduciaries and other like parties forward the solicitation materials to the beneficial owners of common shares held of record by such persons, and we will, upon request of such persons, reimburse forwarding charges and out-of-pocket expenses.

Q:	What is “householding” and how does it affect me?

A:	We have not adopted “householding” procedures with respect to record holders of our common shares. However, if you and other residents at your mailing address who have the same last name own common shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee may have adopted “householding” procedures and sent you a notice that your household will receive only one proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in “householding”, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker, bank or other nominee has sent one copy of our proxy statement to your address. However, even if your broker, bank or other nominee has sent only one copy of our proxy statement, you should receive a proxy card for each shareholder in your household. You may revoke your consent to “householding” at any time by contacting your broker, bank or other nominee, or by calling 1-800-542-1061. The revocation of your consent to “householding” will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our proxy statement, we will send a separate copy of the proxy statement to you upon oral or written request. Such request can be made by contacting us at 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171, attention: Investor Relations (telephone number: 703-880-2900).

Q:	Is there a list of shareholders entitled to vote at the special meeting?

A:	The names of shareholders of record entitled to vote at the special meeting will be available at the special meeting and for ten days prior to the special meeting, between the hours of 9:00 a.m. and 4:30 p.m., local time, at our principal executive offices at 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171, by contacting the Secretary.

Q:	Who can help answer my other questions?

A:	If you have more questions about the special meeting or the mergers, you should contact MacKenzie, our proxy solicitation firm, as follows:

MacKenzie Partners, Inc. 105 Madison Avenue New York, NY 10016 (212) 929-5500 (800) 322-2885 (toll free) proxy@mackenziepartners.com

If you hold your shares in “street name” through a broker, bank or other nominee, you may also call your broker, bank or other nominee for additional information.

You should rely only on the information provided in or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with different information. You should assume that the information in this proxy statement is accurate only as of the date of this proxy statement or, where information relates to another date set forth in this proxy statement, then as of that date.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Various matters discussed in this proxy statement and the information incorporated by reference herein contain forward-looking statements. These forward-looking statements are based on current expectations and are not guarantees of future performance. Forward-looking statements can be identified by the use of forward-looking terminology such as “may,” “will,” “expect,” “anticipate,” “estimate,” “strategy,” “plan,” “would,” “should,” “projected,” or “continue” or the negative thereof or other variations thereon or comparable terminology. We claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to certain risks, trends and uncertainties that could cause actual results or developments to differ materially from those discussed in the forward-looking statements. Among those risks, trends and uncertainties are:

•	the satisfaction of the conditions to the merger, including the receipt of shareholder approval;

•	the occurrence of any event, change or other circumstance that could result in the termination of the merger agreement;

•	the failure of the mergers to close for any other reason;

•	the amount of the costs, fees and expenses related to the mergers;

•	the outcome of the mergers or any other strategic alternative course of action;

•	our ability to borrow on favorable terms;

•	general economic and business conditions, which we believe will, among other things, affect office property demand and rents, tenant creditworthiness, interest rates and financing availability;

•	adverse changes in the real estate markets including, among other things, increased competition with other companies;

•	risks related to real estate acquisition and development, including, among other things, risks that the development projects may not be completed on schedule, that tenants may not take occupancy or pay rent or that the development or operating costs may be greater than anticipated;

•	our ability to satisfy and operate effectively under federal income tax rules relating to real estate investment trusts and partnerships;

•	risks associated with the leasing and operation of office properties, including risks that we may not be able to lease available space at favorable rental rates or in anticipated time frames, that tenants will not take occupancy or pay rent in accordance with their leases, or that operating costs may be greater than anticipated;

•	our ability to pay our distributions at their current rate;

•	governmental actions and initiatives;

•	environmental requirements;

•	the impact of potential management changes or disputes with members of our management or Board of Trustees;

•	the outcome of the litigation with respect to the Republic Square I property or our ability to close on the purchase of the Republic Square I property pursuant to the option agreement;

•	the effect of the mergers on our ability to acquire the option properties; and

•	the outcome of any material litigation (including any litigation with our former Vice Chairman, President and Chief Development Officer, and the Chairman of our Board of Trustees).

The risks and uncertainties included above are not exhaustive. We operate in a very competitive and rapidly changing environment, and new risks arise from time to time. It is impossible for us to predict, or assess the impact of, all such risks. These risks and uncertainties, along with the risk factors discussed under “Item 1A. — Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2006 and our Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 and the quarter ended June 30, 2007, should be considered in evaluating any forward-looking statements contained in this proxy statement. All forward-looking statements speak only as of the date of this proxy statement. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are qualified by the cautionary statements in this section.

THE SPECIAL MEETING

Date, Time and Place of the Special Meeting

This proxy statement is being furnished to our shareholders in connection with the solicitation of proxies by our Board of Trustees for use at a special meeting to be held on Thursday, September 27, 2007, at 10:00 a.m., local time. The special meeting will take place at the Hyatt Regency Reston, 1800 Presidents Street, Reston, Virginia.

Purpose

The purpose of the special meeting is for you to consider and vote upon the following proposals:

•	to approve the merger of Republic with and into the Purchaser pursuant to the merger agreement;

•	to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to approve the merger; and

•	to conduct any other business as may properly come before the special meeting or any adjournments or postponements of the special meeting.

Our shareholders must approve the merger for the merger to occur. A copy of the merger agreement is attached as Annex A to this proxy statement, which we encourage you to read carefully in its entirety. Please see “The Merger Agreement” on page 45 below for a summary of the material provisions of the merger agreement.

Record Date, Notice and Quorum

Only holders of our common shares at the close of business on August 24, 2007, which is the record date for the special meeting, are entitled to receive notice of and vote at the special meeting or any postponements or adjournments of the special meeting. On the record date, there were 26,090,940 common shares outstanding.

The presence at the special meeting of the holders of a majority of the common shares outstanding as of the close of business on the record date, represented in person or by proxy, will constitute a quorum for conduct of business at the special meeting. A quorum is necessary to hold the special meeting. Any common shares held by any of our subsidiaries are not considered to be outstanding for purposes of determining a quorum. Abstentions and properly executed “broker non-votes” will be counted as shares present for the purposes of determining a quorum. “Broker non-votes” result when the beneficial owners of our common shares do not provide specific voting instructions to their brokers, banks or other nominees. Under the rules of the New York Stock Exchange, brokers, banks and other nominees are precluded from exercising their voting discretion with respect to the approval of non-routine matters, such as the merger.

Required Vote

Approval of the merger requires the affirmative vote of the holders of not less than a majority in voting power of the outstanding common shares entitled to vote at the special meeting. Each of our common shares that was outstanding on the record date entitles the holder to one vote at the special meeting. Because the required vote for this proposal is based on the number of our common shares outstanding rather than on the number of votes cast, failure to vote common shares that you own (including as a result of “broker non-votes”) and abstentions will have the same effect as voting against approval of the merger.

The proposal to approve any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies requires the affirmative vote of holders of a majority of the votes cast on the matter. For the purpose of this proposal, if you abstain from voting or fail to vote your common shares, or if you fail to provide instructions to your broker, bank or other nominee, resulting in a “broker non-vote”, such failure will not have any effect on the outcome of this proposal, assuming a quorum is present.

Voting

For your shares to be included in the vote, if you are a shareholder of record, you must attend the meeting and vote your shares in person or have your shares voted by returning the enclosed proxy card, by submitting your proxy or voting instructions by telephone or Internet or by submitting your proxy in person at the special meeting.

Shareholders of record may cause their common shares to be voted using one of the following methods:

•	mark, sign, date and return the enclosed proxy card by mail;

•	submit your proxy or voting instructions by telephone or by Internet by following the instructions included with your proxy card; or

•	appear and vote in person by ballot at the special meeting.

Regardless of whether you plan to attend the special meeting, we request that you complete and return a proxy for your common shares as promptly as possible. If you own shares through a broker, bank or other nominee (i.e., in “street name”), you must provide voting instructions in accordance with the instructions on the voting instruction card that your broker, bank or other nominee provides to you. You should instruct your broker, bank or other nominee as to how to vote your shares, following the directions contained in such voting instruction card. If you have not received such voting instructions or require further information regarding such voting instructions, contact your broker, bank or other nominee who can give you directions on how to vote your shares.

Proxies and Revocation

If you submit a proxy, your shares will be voted at the special meeting as you indicate on your proxy. If no instructions are indicated on your signed proxy card, your shares will be voted “FOR” the approval of the merger, and will not be voted with respect to the approval of any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies.

You may revoke your proxy at any time, but only before the proxy is voted at the special meeting, in any of three ways:

•	submitting a later-dated proxy, in person at the special meeting or by mail, or submitting your proxy or voting instructions by telephone or by Internet at a date after the date of the previously submitted proxy relating to the same shares;

•	delivering instructions to our Secretary at our executive offices located at 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171; or

•	by attending the special meeting and voting in person by ballot.

Attendance at the special meeting will not, in itself, constitute revocation of a previously granted proxy. If you own your shares in “street name,” you may revoke or change previously delivered voting instructions by following the instructions provided by the broker, bank or other nominee that is the registered owner of the common shares.

We do not expect that any matter other than the approval of the merger and the approval of any adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies, will be brought before the special meeting. If, however, such a matter is properly presented at the special meeting or any adjournments or postponements of the special meeting, the persons appointed as proxies will have discretionary authority to vote the common shares represented by duly executed proxies in accordance with their discretion.

We will pay the costs of soliciting proxies for the special meeting. Our trustees, officers and employees may solicit proxies by telephone and facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies. We have retained MacKenzie to assist us in the solicitation of proxies, and will pay fees of approximately $15,000, plus reimbursement of out-of-pocket expenses, to MacKenzie for their services. In addition, our arrangement with MacKenzie includes provisions obligating us to indemnify it for certain liabilities that could arise in connection with its solicitation of proxies on our behalf. We will also request that individuals and entities holding our common shares in their names, or in the names of their nominees, that are beneficially owned by others, send proxy materials to and obtain proxies from those beneficial owners, and, upon request, will reimburse those holders for their reasonable expenses in performing those services.

Adjournments and Postponements; Other Procedural Matters

If a quorum is not present in person or represented by proxy at the special meeting, the shareholders present in person or represented by proxy at the special meeting may adjourn the meeting from time to time to a date not more than 120 days after the record date for the special meeting without notice other than announcement at the special meeting. At the adjourned special meeting at which a quorum is present, any business may be transacted that might have been transacted at the special meeting as originally notified.

If a quorum is present in person or represented by proxy at the special meeting, but there are not sufficient votes at the special meeting to approve the merger, then the persons named as proxies on the proxy card may be asked to approve one or more adjournments or postponements of the special meeting to permit further solicitation of proxies. The persons named as proxies on the proxy card will only have the authority to approve such adjournments or postponements as instructed by you or your proxy. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use. Please see “Approval for Certain Adjournments or Postponements of the Special Meeting” on page 62.

The grant of a proxy will confer discretionary authority on the persons named as proxies on the proxy card to vote in their discretion on procedural matters incident to the conduct of the special meeting. If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the special meeting for matters incidental to the conduct of the special meeting, as opposed to adjournments or postponements to solicit additional proxies, such persons will have the authority to vote in their discretion on such matters.

THE PARTIES TO THE MERGERS

Republic Property Trust
13861 Sunrise Valley Drive, Suite 410
Herndon, VA 20171
(703) 880-2900

We are a Maryland real estate investment trust, or “REIT,” that was formed on July 19, 2005. We completed our initial public offering of common shares, or “IPO,” on December 20, 2005. Concurrent with the closing of the IPO, Republic entered into certain formation transactions, including the acquisition of certain properties in exchange for the issuance of common shares and partnership units. Republic had no significant operations prior to the consummation of the IPO and the formation transactions. We contributed the proceeds of the IPO to our operating partnership in exchange for a number of partnership units equal to the number of common shares issued in the IPO. We are the sole general partner and the owner of approximately 88% of the partnership interests in our operating partnership. This structure is commonly referred to as an “umbrella partnership REIT,” or “UPREIT,” structure. We believe we are organized and operate so as to qualify and have elected to qualify as a REIT under the Internal Revenue Code of 1986, as amended, or the “Code,” commencing with our taxable year ended December 31, 2005.

We focus on the acquisition, development, ownership and operation of office properties, located primarily in the Washington, D.C. metropolitan market, which includes Northern Virginia and Suburban Maryland. At June 30, 2007, we owned 13 commercial properties, consisting of 24 institutional-grade office buildings, indirectly through our operating partnership. We believe our properties are characterized by our tenant base, which includes several U.S. government agencies and nationally recognized companies, the institutional quality and utility of our office parks and buildings and the substantial amount of space occupied on average by our tenants. As of June 30, 2007, approximately 21.2% and 47.5% of our space under lease was leased to U.S. government agencies and nationally recognized corporations, respectively.

Additional information about us is available on our website at http://www.rpbtrust.com. The information contained on our website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Our common shares are listed on the New York Stock Exchange under the symbol “RPB.” For additional information about us and our business, please refer to “Where You Can Find More Information” on page 67.

Republic Property Limited Partnership
13861 Sunrise Valley Drive, Suite 410
Herndon, VA 20171
(703) 880-2900

Republic Property Limited Partnership, our operating partnership, is a Delaware limited partnership through which we conduct substantially all of our business and own, either directly or indirectly through subsidiaries, substantially all of our assets. We serve as the sole general partner of our operating partnership and own approximately 88% of its partnership interests.

Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
(610) 648-1700

Liberty Property Trust is a Maryland REIT. Liberty serves customers in the United States and United Kingdom through the development, acquisition, ownership and management of office and industrial properties. As of June 30, 2007, Liberty’s wholly owned portfolio consisted of 671 industrial and office properties totaling 60.9 million square feet. Liberty also had 26 wholly owned properties under development, which when completed are expected to add 5.15 million square feet to Liberty’s portfolio, and owned 1,409 acres of land, substantially all of which was zoned for commercial use. Additionally, Liberty had an ownership interest through unconsolidated joint ventures in 52 office and industrial properties comprising 7.5 million square feet, four development properties, which when completed are expected to add approximately 690,000 square feet to Liberty’s joint venture portfolio, and 380 acres of developable land. Liberty provides leasing, property management, development, acquisition and other tenant-related services for its properties. Liberty is the sole general partner and also a limited partner of Parent LP, Liberty’s operating partnership, owning 95.6% of the common equity of Parent LP at June 30, 2007.

Additional information about Liberty is available on its website at http://www.libertyproperty.com. The information contained on Liberty’s website is not incorporated into, and does not form a part of, this proxy statement or any other report or document on file with or furnished to the SEC. Liberty’s common shares of beneficial interest are listed on the New York Stock Exchange under the symbol “LRY.”

Liberty Acquisition LLC
c/o Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
(610) 648-1700

Liberty Acquisition LLC, or Purchaser, is a Maryland limited liability company and a wholly owned subsidiary of Liberty. Purchaser was formed by Liberty in connection with the merger. Pursuant to the merger agreement, Republic will merge with and into Purchaser, with Purchaser surviving.

Liberty Property Limited Partnership
c/o Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
(610) 648-1700

Liberty Property Limited Partnership, or Parent LP, is a Pennsylvania limited partnership, whose general partner is Liberty. Liberty owns 95.6% of the common equity of Parent LP and substantially all of Liberty’s assets are owned, directly or indirectly, and substantially all of Liberty’s operations are conducted, directly or indirectly, by Parent LP. Pursuant to the merger agreement, our operating partnership will merge with and into Parent LP, with Parent LP surviving.

THE MERGERS

General Description of the Mergers

Under the terms of the merger agreement, Liberty will acquire Republic and its subsidiaries, including our operating partnership, through two different mergers. Republic will merge with and into the Purchaser, with the Purchaser surviving as a wholly owned subsidiary of Liberty, and Republic will cease to exist as a separate publicly traded company. In addition, immediately prior to the merger, our operating partnership will merge with and into Parent LP, with Parent LP surviving as Liberty’s operating partnership, and our operating partnership will cease to exist as a separate limited partnership.

As the general partner of our operating partnership and the holder of more than fifty percent of the Class A partnership units, we have already taken all actions necessary to approve the partnership merger and no further approvals of any of the partners of our operating partnership are required to complete the partnership merger. This proxy statement does not constitute any solicitation of consents with respect to the partnership merger, and does not constitute an offer to exchange or convert partnership units that you may own for or into common shares or partnership merger consideration.

Background of the Mergers

We were formed as a Maryland real estate investment trust on July 19, 2005 and completed our initial public offering of common shares on December 20, 2005. Concurrent with the closing of our initial public offering, we entered into our formation transactions, which included acquiring nine Northern Virginia properties and one Washington, D.C. property and assuming certain management, services and development agreements from entities affiliated with Mr. Richard Kramer, the Chairman of our Board of Trustees, and Mr. Steven Grigg, a member of our Board of Trustees and, at the time of the initial public offering, our President and Chief Development Officer. We also assumed a development agreement with the City of West Palm Beach, Florida to design, develop and construct an urban mixed-use development known as the City Center project. We also entered into option agreements with entities affiliated with Mr. Richard Kramer and Mr. Steven Grigg, and in which Mr. Mark Keller, one of our trustees and our Chief Executive Officer, has an indirect interest. The option agreements grant us options to acquire the Republic Square I, Republic Square II and Portals III properties located in Washington, D.C., which we refer to as the “option properties”, on the terms and for the exercise periods set forth in the option agreements.

Our business plan at the time of our initial public offering contemplated that we would execute various business and growth strategies, including:

•	efficiently managing our operating expenses and retaining and often expanding space occupied by our existing tenants, as well as seeking to lease space in each property over a balanced lease schedule so that the portfolio produces stable rental income;

•	leveraging our substantial in-house government leasing expertise to attract and retain U.S. government agency and nationally recognized corporate tenants;

•	expanding our property portfolio by developing and acquiring our option properties;

•	selectively pursuing opportunities to acquire institutional quality office properties in the greater Washington, D.C. metropolitan area; and

•	developing and redeveloping aging or market obsolete Class B and C office assets in the greater Washington, D.C. metropolitan area, including pursuing fee-based development services for all real estate asset classes in order to achieve additional revenue and to secure future investment opportunities.

In connection with our initial public offering, we also identified a number of factors that could negatively impact our ability to execute our business and growth strategies, including, among others, the potential loss of revenues from our fee-based development and management services, our inability to fully lease-up vacant spaces at our properties, such as our Presidents Park properties, and our likely inability to fund future enterprise capital needs, including capital for acquisitions and development opportunities, with income from operations and, therefore, our need to rely on third-party sources of capital (in the form of equity and/or debt) to fund our business and growth strategies.

During 2006, we expanded our portfolio of existing office buildings by acquiring the WillowWood I and II properties in May 2006 (which were approximately 18% vacant at the time of our acquisition) and the Republic Park 8 property in September 2006 (which was approximately 42% vacant at the time of our acquisition) from unaffiliated third parties. These acquisitions were financed by mortgage debt and draws under our revolving credit facility. We also encountered unexpected difficulty during 2006 in leasing-up certain of our properties, including, for example, at our Presidents Park properties, which remained approximately 30% vacant at December 31, 2006.

In May 2006, after federal charges were filed against and the subsequent resignation of a commissioner of the City of West Palm Beach, Florida, and following certain discussions with the City’s representatives concerning the historical involvement of Mr. Grigg and Republic Properties Corporation, which is a private entity controlled by Messrs. Richard Kramer and Grigg, in the City Center project and with that commissioner, the West Palm Beach City Commission ratified a motion of the West Palm Beach Community Redevelopment Agency that sought our consent to an assignment of the City Center development agreement with the City of West Palm Beach to an unrelated third party. On October 19, 2006, we entered into an assignment agreement with mutual releases, with the West Palm Beach Community Redevelopment Agency, acting for itself and on behalf of the City, and our ability to earn development fees under the City Center development agreement ceased.

In response to the City of West Palm Beach’s actions, our Audit Committee conducted an internal investigation with the assistance of independent outside counsel. The Audit Committee’s investigation uncovered no wrongdoing or impropriety on the part of Republic Property Trust. However, the independent counsel to the Audit Committee noted certain concerns with respect to the conduct of Mr. Grigg and Republic Properties Corporation regarding the City Center project in West Palm Beach, and Messrs. Richard Kramer and Grigg in connection with the internal investigation. Such concerns are described in Item 8.01 of our current report on Form 8-K, filed with the SEC on November 7, 2006. In response, our Audit Committee, Compensation Committee and Corporate Governance and Nominating Committee recommended a number of actions, including terminating Mr. Grigg for cause from his position as our President and Chief Development Officer, requesting that Mr. Grigg resign or removing Mr. Grigg from his position as Vice Chairman of our Board of Trustees, and requesting that Mr. Richard Kramer respond to the independent counsel’s report. In November 2006, Mr. Grigg resigned from his position as our President and Chief Development Officer.

These events were followed in short order by a number of disputes, including various pending litigation matters with Messrs. Richard Kramer and Grigg, and their affiliated entities. These disputes, lawsuits and related matters are described in our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007, as subsequently amended by our annual report on Form 10-K/A, filed with the SEC on April 30, 2007, our quarterly report on Form 10-Q for the three months ended March 31, 2007, filed with the SEC on May 3, 2007, and our quarterly report on Form 10-Q for the six months ended June 30, 2007, filed with the SEC on August 6, 2007.

In December 2006, we received a notice from an entity affiliated with Messrs. Richard Kramer and Grigg terminating our development services rights with respect to the Republic Square II property. In addition, in April 2007, we received additional notices from entities affiliated with Messrs. Richard Kramer and Grigg terminating our other development services rights, management services rights and other services that were agreed to in connection with our formation transactions.

In February 2007, we acquired an office property located at 1129 20th Street, NW, Washington, D.C. from an unaffiliated third party, which we are currently developing and repositioning as a Class A office building. This acquisition was financed by a secured construction loan and draws under our revolving credit facility. In addition, on February 28, 2007, our Board of Trustees removed Mr. Grigg as Vice Chairman of our Board of Trustees.

During this period, our management and Board of Trustees focused on the impact of the foregoing adverse business developments on our ability to continue to execute on our current business plan, as well as our share price performance, due to, among other things, our lower than anticipated funds from operations, our higher leverage relative to other publicly traded REITs, our higher relative general and administrative expenses compared to other publicly traded REITs, which we attributed to our small relative size and our growth strategy, the loss of our management and development services revenues, and the uncertainty and substantial expense related to our pending disputes and litigation with Messrs. Richard Kramer and Grigg, and their affiliated entities. We also believed these adverse business developments could further impair our ability to obtain additional third-party sources of capital (in the form of equity and/or debt) to fund our business and growth strategies.

In late 2006 and early 2007, Mr. Keller met with certain institutional investors to discuss various possible joint venture and recapitalization transactions for the purpose of obtaining additional capital. In these possible transactions, we proposed to contribute our 1425 New York Avenue and 1129 20th Street properties to a newly formed joint venture, and one or more institutional investors would make a cash capital contribution to the joint venture. Our management believed that the terms on which the institutional investors would be willing to enter into these possible transactions could be dilutive to our funds from operations per common share, however, and none of these discussions progressed.

In March 2007, Mr. Keller met with the chief executive officer of a publicly traded REIT, which we refer to as “Firm A,” at an industry dinner function, and Firm A’s chief executive officer suggested a meeting with Mr. Keller to discuss potential business opportunities with us. On March 23, 2007, Mr. Keller and Mr. Michael J. Green, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer, met with Firm A’s chief executive officer and discussed Firm A’s general interest in a potential transaction in which Firm A would acquire the company, although the parties discussed no specific details of the potential transaction.

Our Board of Trustees met telephonically on March 21, 2007, together with management and the company’s legal advisors, to discuss whether, in light of the various adverse business conditions facing the company, we should engage an outside financial advisor to assist our Board of Trustees in reviewing our financial condition and business and assessing possible business alternatives available to us.

On March 23, 2007, our Board of Trustees met telephonically and approved our engagement of J.P. Morgan Securities Inc., or “JPMorgan,” as its financial advisor to, among other things, review our financial condition and business, assist us in reviewing our projected operating performance and assess possible business alternatives available to us.

During March and April 2007, representatives of JPMorgan performed due diligence and met periodically with our management to discuss our business, properties, financial performance and prospects, and to review and evaluate the possible business alternatives available to us.

On April 22, 2007, Messrs. Ronald Paul, John Chalsty and Greg Leisch, who are three of our four independent trustees, convened a telephonic meeting with management and representatives of our legal advisors, Latham & Watkins LLP, or “Latham.” The participants discussed, among other things, how to address the potential conflicts of interests for certain of our trustees related to our options to acquire the option properties.

In the morning of April 23, 2007, at a telephonic meeting of our Corporate Governance and Nominating Committee, our independent trustees determined to recommend that our Board of Trustees establish a special committee of independent and disinterested trustees to act with respect to matters pertaining to the option agreements, as well as our other pending disputes and litigation matters involving Messrs. Richard Kramer and Grigg, and their affiliated entities. Our Corporate Governance and Nominating Committee also determined to recommend that our Board of Trustees postpone our annual meeting of shareholders, originally scheduled for May 29, 2007, to provide additional time to consider the qualifications of candidates for the board’s nominees for trustees and to provide additional time to evaluate our options to acquire the option properties.

Our Board of Trustees held a telephonic meeting on April 23, 2007, together with our management and representatives of JPMorgan and Latham. Representatives of JPMorgan discussed various challenges we could face if we continued the execution of our current business plan, including, among others, the potential for continued weakness in our share price, the limited ability to raise additional capital (in the form of equity and/or debt) to fund our growth, our lower operating margins relative to other publicly traded REITs (which was partially attributable to our higher relative general and administrative expenses), operational challenges related to our lack of an in-house acquisitions support staff, and investor concern related to our pending litigation with Messrs. Richard Kramer and Grigg, and their affiliated entities. With respect to our share price performance, representatives of JPMorgan noted, among other things, that it appeared that analysts’ estimates of our net asset value per share had, in recent months, greater influence upon our share price than analysts’ estimates of funds from operations per share, and that our share price as a multiple of our funds from operations per share was higher than that of other comparable publicly traded REITs. It was noted that this could be partially attributable to our higher relative general and administrative expenses relative to other comparable publicly traded REITs. In light of the potential conflicts of interests for certain of our trustees in the option properties, our Board of Trustees did not discuss the option properties at the April 23 meeting of the entire Board of Trustees. Upon the recommendation of our Corporate Governance and Nominating Committee, our Board of Trustees established a special committee of independent and disinterested trustees, referred to as the “Option Properties Special Committee,” to act with respect to matters pertaining to the option agreements, as well as our other pending disputes and litigation matters involving Messrs. Richard Kramer and Grigg, and their affiliated entities. The Option Properties Special Committee was comprised of our independent trustees, Messrs. John S. Chalsty (Chairman), Ronald J. Kramer, Gregory H. Leisch and Ronald D. Paul. Our Board of Trustees also determined to postpone our annual meeting of shareholders, originally scheduled for May 29, 2007.

The newly formed Option Properties Special Committee met telephonically immediately after our Board of Trustees meeting on April 23, 2007, together with our management and representatives of JPMorgan and Latham, to review and discuss further the business alternatives reviewed by JPMorgan and potential alternatives related to the option properties. The participants discussed the alternatives of (i) continuing the execution of our current business plan, focused on internal growth and the acquisition of new properties, (ii) changing our business plan to include securing additional capital by selling joint venture interests in certain properties, using the proceeds of those sales to fund other joint venture acquisitions or (iii) pursuing a sale of the company. Representatives of JPMorgan discussed how the joint venture alternative involved high execution risk and could potentially be dilutive to our funds from operations per common share. Representatives of JPMorgan discussed how a sale of the company could maximize value and achieve liquidity for our shareholders. The Option Properties Special Committee also discussed with representatives of JPMorgan a range of values, assuming exercise of the options relating to each property, that were associated with the option properties. Representatives of Latham discussed certain legal factors related to the options. It was noted that the Republic Square I option would expire on or around June 1, 2007 and, in any event, our other purchase options could be terminated by the owner upon certain changes in control of our company.

During the period of April to June, 2007, our management discussed with representatives of JPMorgan the possibility of making a proposal to Messrs. Kramer and Grigg to acquire all three option properties in a negotiated transaction. It was contemplated that this transaction could be on negotiated terms, not pursuant to our option agreements. Our management and representatives of JPMorgan also had numerous discussions with three potential joint venture investors to assess their potential interest in providing third party equity funding in relation to such potential transaction, if the transaction were to proceed, and received indications of interest from these potential investors regarding proposed terms for providing equity funding.

On May 4, 2007, the Option Properties Special Committee held a telephonic meeting, together with our management and representatives of Latham, and discussed potential strategies related to the option properties, including the possibility of making a proposal to acquire all three option properties in a negotiated transaction. On May 7, 2007, the owner of the Republic Square I property notified us that it intended to begin marketing efforts to sell the property in the open market.

On May 8, 2007, we received a letter from Firm A expressing interest in a merger with us. Firm A indicated that it would propose to acquire all of our common shares and the operating partnership’s partnership units for an unstated premium over the share price of $10.77 per share on May 8, 2007, either in cash or a combination of Firm A’s common shares or operating partnership units. Our Board of Trustees scheduled a special meeting for May 10, 2007 to review the terms of the letter.

On May 9, 2007, the Option Properties Special Committee held a telephonic meeting, together with our management and representatives of JPMorgan and Latham, and discussed further the status and potential values of our options to acquire the option properties, with particular focus on our option to acquire the Republic Square I property because of the approaching expiration of that option. The participants noted that, if the property were to achieve tenant leases with respect to 85% of its space, the purchase price would be based upon a multiple of the resulting net operating income (with the possibility of an additional earn-out), all as set forth in the option agreement. Because the Republic Square I property had not reached the 85% tenant lease threshold to facilitate the determination of the formula purchase price, the participants discussed proffering a lease to the owner of the property for certain space. The participants also discussed further with representatives of JPMorgan the possibility of making a proposal to acquire all three option properties in a negotiated transaction.

Also on May 9, 2007, our Compensation Committee met telephonically with an outside compensation consultant to consider and discuss the desirability of adopting mid-level management and non-management employee retention plans for the benefit of our mid-level management and non-management employees. Our Compensation Committee determined that these retention plans were desirable to provide certainty to our mid-level management and non-management employees and to mitigate the risk of employee attrition. Our Compensation Committee met periodically after this initial meeting to review and consider the terms and conditions of these retention plans.

On May 10, 2007, our Board of Trustees met with management and representatives of JPMorgan and Latham to consider and discuss the letter received from Firm A, as well as other potential strategic alternatives available to us. Representatives of Latham reviewed the standard of conduct for trustees under applicable law. Representatives of JPMorgan reviewed the letter received from Firm A and discussed the potential strategic alternatives available. Our Board of Trustees determined to commence a formal process of reviewing strategic alternatives, including a possible sale of the company. Our Board of Trustees also formed a Strategic Alternatives Special Committee to administer and direct the process and to make a recommendation to the Board of Trustees. The Strategic Alternatives Special Committee was comprised of our independent trustees, Messrs. John S. Chalsty (Chairman), Ronald J. Kramer, Gregory H. Leisch and Ronald D. Paul. Our Board of Trustees reserved the authority to approve any potential transaction recommended by the Strategic Alternatives Special Committee.

The newly formed Strategic Alternatives Special Committee met telephonically immediately after our Board of Trustees meeting on May 10, 2007, together with our management and representatives of JPMorgan and Latham. The Strategic Alternatives Special Committee discussed our Board of Trustees’ determination to commence a formal process of reviewing strategic alternatives and affirmed the engagement of JPMorgan and Latham as financial and legal advisors, respectively, with respect to the process.

On May 14, 2007, we issued a press release announcing the process of reviewing strategic alternatives, and indicated that the letter from Firm A and any other expressions of interest would be referred to the Strategic Alternatives Special Committee and its advisors for evaluation. Following the issuance of the press release, a representative of JPMorgan contacted Firm A and informed Firm A that the Strategic Alternatives Special Committee would review and consider the letter from Firm A in connection with the process of reviewing strategic alternatives. The representative of Firm A advised JPMorgan that Firm A did not expect to participate in the broader process.

On or about May 17, 2007, we received a letter from a real estate development and investment company, which we refer to as “Firm B,” offering to acquire our real estate assets for $671.5 million, on a debt-free enterprise value basis. Subsequently on or about May 24, 2007, we received a second letter from Firm B offering to acquire our real estate assets for $818 million, on a debt-free enterprise value basis. At our request, representatives of JPMorgan contacted Firm B to discuss the letters we had received and informed Firm B that the Strategic Alternatives Special Committee would review and consider the letters from Firm B in connection with the process of reviewing strategic alternatives.

Also on May 17, 2007, the Option Properties Special Committee met telephonically, together with management and representatives of Latham, and discussed further the lease to be proffered to the owner of the Republic Square I property to achieve the 85% threshold for determination of the option formula purchase price, and the exercise of our option to acquire the Republic Square I property.

On May 21, 2007, to facilitate the determination of the purchase price pursuant to our option to acquire the Republic Square I property, we proffered the lease to the owner of the property for certain space to achieve the 85% rent paying space threshold. The owner of the property rejected the proffer of the lease. On May 29, 2007, we re-proffered the lease and provided notice of the operating partnership’s exercise of the option to acquire the Republic

Square I property pursuant to our option agreement. The owner of the property rejected the re-proffer of the lease and claimed that the operating partnership’s exercise of the option was invalid.

On May 24, 2007, at our request, representatives of JPMorgan met with Messrs. Richard Kramer and Grigg and discussed the possibility that we could make a proposal to acquire all three option properties in a negotiated transaction for a purchase price in the range of approximately $425 million before deducting existing project debt. A representative of Mr. Richard Kramer subsequently advised representatives of JPMorgan that the purchase price discussed for the option properties was inadequate. Despite further inquiry by representatives of JPMorgan at our request, Mr. Richard Kramer did not engage in further discussions with respect to this proposal.

On June 8, 2007, the Strategic Alternatives Special Committee held a telephonic meeting, together with management and representatives of JPMorgan and Latham, to discuss, among other things, the terms on which we would formally engage JPMorgan as exclusive financial advisor in connection with the process of reviewing strategic alternatives. The participants discussed that Security Capital Research & Management Incorporated, with its affiliated entities, was our largest shareholder and was an affiliate of JPMorgan, and determined that this relationship did not pose a material conflict of interest. The participants also discussed the anticipated timing of the process for reviewing our strategic alternatives, including a number of informal inquiries received by JPMorgan from potential investors requesting to participate in the process.

The Option Properties Special Committee met telephonically immediately after the meeting of the Strategic Alternatives Special Committee on June 8, 2007, together with management and representatives of Latham, and authorized filing a lawsuit against the owner of the Republic Square I property, seeking, among other things, to enforce our purchase option and compel the sale of the property to the operating partnership.

On June 13, 2007, our Board of Trustees formally engaged JPMorgan as its exclusive financial advisor in connection with a possible sale of the company.

On June 15, 2007, the operating partnership filed a lawsuit against the owner of the Republic Square I property in the Court of Chancery in the State of Delaware, seeking, among other things, to enforce our purchase option and compel the sale of the property to our operating partnership. On July 2, 2007, the owner answered the complaint and filed a counterclaim, seeking money damages relating to the owner’s attempts to sell the office building to a third party.

Representatives of JPMorgan, in consultation with our management, identified 69 potential qualified buyers who were contacted by representatives of JPMorgan, beginning on June 18, 2007, and invited to participate in a controlled auction process for the sale of the company. These potential buyers included public and private real estate investment trusts, including Liberty, other public companies, real estate and other investment funds, real estate investment managers, and other investors who contacted JPMorgan and requested to participate in the process. We negotiated and executed confidentiality and standstill agreements with 40 of these potential buyers, including a confidentiality and standstill agreement with Liberty that was entered into as of June 20, 2007. Firm A declined to participate in the process. Firm B was invited to participate and executed a confidentiality and standstill agreement. The entities contacted by representatives of JPMorgan that declined to participate in the process cited, among other things, the small relative size of our company, concerns that our property portfolio was substantially leased, so our portfolio did not afford an opportunity for internal growth through increased leasing, concerns that our then current share price was at or above our net asset value and concerns related to the pending litigation with Messrs. Richard Kramer and Grigg, and their affiliated entities.

Potential buyers that executed confidentiality and standstill agreements received a summary information memorandum and were granted access to an online data room containing business and financial due diligence materials. Representatives of JPMorgan also distributed a bid procedures letter to the potential buyers, establishing July 16, 2007 as the deadline for potential buyers to submit indications of interest to acquire us. Because of the uncertainty related to our exercise of the option to acquire the Republic Square I property, the bid procedures letter advised potential buyers to assume that the Republic Square I property was excluded from our property portfolio for purposes of formulating their indications of interest.

From June 18, 2007 and through the July 16, 2007 deadline for submission of indications of interest, our management provided information to representatives of JPMorgan in response to numerous business and financial due diligence questions from potential buyers. Representatives of Latham prepared a draft merger agreement to be provided to potential buyers in the process.

On June 29, 2007, our Board of Trustees held a telephonic meeting, together with management and representatives of JPMorgan and Latham, and received an update from the Strategic Alternatives Special Committee as to the status of the process. At that meeting, each of our trustees confirmed that, except for interests known to our Board of Trustees and described in “Interests of Certain Persons in Mergers,” he did not have any material undisclosed interests in the potential transaction. Immediately following the board meeting on June 29, 2007, the Strategic Alternatives Special Committee met telephonically, together with representatives of JPMorgan and Latham, to review and discuss the status of the process. Representatives of JPMorgan also discussed the recent price performance of our common shares, relative to other publicly traded REITs, and the importance of moving expeditiously.

Also on June 29, 2007, our Compensation Committee met telephonically with Mr. Green and representatives of Latham to consider and discuss the mid-level management and non-management employee retention plans that were developed by management in accordance with the recommendations of our outside compensation consultant. Our Compensation Committee discussed the cost and potential impact of the retention plans on the process of reviewing our strategic alternatives, and concluded that the retention plans were reasonable and customary in light of the process, and desirable to provide certainty to our mid-level management and non-management employees. Our Compensation Committee approved the principal terms and conditions of the retention plans and authorized management and Latham to finalize the relevant documentation.

On July 10, 2007, Mr. William P. Hankowsky, the chairman and chief executive officer of Liberty, and a representative of Liberty’s financial advisor, Goldman, Sachs & Co., which we refer to as “Goldman, Sachs,” contacted Mr. Keller and discussed our business, properties, financial performance and prospects. The discussion confirmed property and general market information as posted in our online data room.

On or about July 16, 2007, we received twelve indications of interest, including an indication of interest from Liberty, to acquire our outstanding common shares and the outstanding partnership units of our operating partnership at valuations ranging from a low of approximately $11.34 to a high of $14.70 per share and partnership unit, as applicable. The indication of interest relating to the low valuation of approximately $11.34 per share and partnership unit was initially provided as the total value of our real estate assets, from which our advisors estimated the value on a per share and partnership unit basis. The entities that did not submit indications of interest in the process cited, among other things, a preference not to participate in a broad auction process, concerns about perceived weakening in the Northern Virginia commercial real estate market, other acquisition opportunities in the market that were viewed as competitive to ours, concerns that our then current share price was fully valued, concerns that our property portfolio was substantially leased, concerns that the proposed transaction would be dilutive to funds from operations of a potential buyer or did not meet internal rate of return hurdles, and concerns related to the pending litigation with Messrs. Richard Kramer and Grigg, and their affiliated entities.

In the evening of July 17, 2007, the Strategic Alternatives Special Committee met telephonically, together with management and representatives of JPMorgan and Latham, to discuss and evaluate the potential buyers and the merits of their respective indications of interest. Representatives of JPMorgan summarized the indications of interest that we had received, and the participants discussed their relative strengths and weaknesses. The participants discussed the strength of the indication of interest submitted by Liberty relative to the other indications of interest we received, including the premium offered by Liberty, the financial resources and creditworthiness of Liberty as a potential buyer and the fact that Liberty was willing and able to move on a highly accelerated basis to execute a definitive merger agreement. The participants also discussed their desire to promote further competition in the process, to ascertain whether Liberty or the other potential buyers could enhance the value or terms of their proposals. Following discussion, the Strategic Alternatives Special Committee determined to invite four potential buyers to participate in further discussions with us. We summarize the indications of interest we received from these four potential buyers below:

•	Liberty proposed to acquire us for a purchase price in cash of $14.70 per share and partnership unit, as applicable. Liberty also indicated that its proposal was not contingent on obtaining financing and that it was prepared to proceed directly to the negotiation and execution of a definitive merger agreement. A representative of Goldman, Sachs also indicated to representatives of JPMorgan that Liberty was prepared to work on a highly accelerated basis to execute a definitive merger agreement and announce the mergers prior to its quarterly earnings release conference call scheduled for July 24, 2007.

•	Firm B proposed to acquire us for a purchase price in cash of $13.46 per share and partnership unit, as applicable. Firm B indicated that it would require an equity partner to fund the transaction, but that it had not engaged in discussions with its potential equity partner. Firm B also indicated that its proposal was subject to a forty-five day post-signing due diligence period, during which time Firm B could determine not to proceed with the transaction. Firm B subsequently indicated that it would reduce this post-signing due diligence period to thirty days.

•	A joint venture between a real estate fund controlled by a large diversified company and a publicly traded REIT, which we refer to as “Firm C,” proposed to acquire us for a purchase price in cash of $13.00 per share and partnership unit, as applicable. Firm C suggested in conversations with representatives of JPMorgan that it could increase its price by $0.50 to $0.75 per share and partnership unit, as applicable, depending on the outcome of its due diligence investigation. Firm C’s proposal was not contingent on obtaining financing. Firm C estimated that it would require approximately twenty-one days to complete due diligence.

•	A publicly traded REIT, which we refer to as “Firm D,” proposed to acquire us for a purchase price in cash of $12.65 per share and partnership unit, as applicable. Firm D also indicated that it would be willing to pay up to 50% of the consideration in a combination of its common shares or units in its operating partnership. Firm D’s proposal was not contingent on obtaining financing. Firm D indicated that it could complete its due diligence quickly, but did not specify the number of days estimated to be required.

Immediately following the Strategic Alternatives Special Committee meeting, representatives of JPMorgan contacted representatives of Liberty, Firm B, Firm C and Firm D to invite them to participate in further discussions with us. Each potential buyer was granted access to additional legal due diligence materials in the online data room and provided the opportunity to schedule visits to our office building properties with members of senior management. In addition, representatives of Latham distributed a draft merger agreement to each potential buyer. Representatives of JPMorgan indicated that the ability to move forward on an accelerated basis would provide an advantage in the process and that, in any event, the process was anticipated to be completed no later than August 2, 2007. Representatives of JPMorgan also advised Liberty that we would be willing to work with them on an accelerated basis, but that we could not provide any certainty that we would be in a position to execute a definitive merger agreement prior to Liberty’s quarterly earnings release conference call scheduled for July 24, 2007.

A potential buyer that we refer to as “Firm E” initially submitted a verbal indication of interest on July 16, 2007 to acquire us for a purchase price in cash of $12.60 per share and partnership unit, as applicable. On July 18, 2007, after the deadline established as part of the process had passed, Firm E submitted a written indication of interest to acquire us for a purchase price in cash of $12.69 per share and partnership unit, as applicable. Firm E indicated that its proposal was not contingent upon obtaining financing and estimated that it would require approximately thirty days to complete due diligence. Firm E was not invited to participate in further discussions with us because, at the time of the Strategic Alternatives Special Committee meeting on July 17, 2007, Firm E had only submitted a verbal indication of interest. Although Firm E subsequently submitted after the deadline had passed a written indication of interest at a purchase price of $12.69 per share and partnership unit, as applicable, it was determined that Firm E would not be invited to participate further in the process because its offer was below that of three other bidders which had already been invited to participate further in the process and because its written offer was received after the deadline.

In the evening of July 18, 2007, Liberty’s legal advisors, Wolf, Block, Schorr and Solis-Cohen LLP, which we refer to as “Wolf, Block,” delivered comments to the draft merger agreement to representatives of Latham. Representatives of Latham reviewed the draft merger agreement and identified a number of issues presented by the comments, which were discussed on the morning of July 19, 2007 with our management and representatives of JPMorgan. Between July 19 and July 23, representatives of Latham had several conversations with representatives of Wolf, Block to negotiate issues in the draft merger agreement, including, among others, the level of representations being made by us and how the accuracy of certain representations would be measured for purposes of the relevant closing condition, the restrictions on our ability to operate our business between the execution of the merger agreement and closing, the limitations on our ability to solicit other acquisition proposals after execution of the merger agreement, including the circumstances in which we are required to enforce provisions of standstill agreements entered into by other potential buyers in connection with the process, the circumstances in which we can consider other unsolicited acquisition proposals received by us after execution of the merger agreement, including our obligation to negotiate with Liberty prior to changing the board recommendation or terminating the merger agreement in response to a superior proposal, and the amount and circumstances in which we would be required to pay a termination fee to Liberty. Messrs. Keller, Green and Gary R. Siegel, our Chief Operating Officer, General Counsel and Secretary, as well as other members of Republic’s management, and Messrs. Hankowsky and James J. Bowes, Liberty’s general counsel and secretary, as well as other members of Liberty’s management, together with representatives of Republic’s and Liberty’s respective financial advisors, participated in certain of these negotiations. In addition, between July 19 and July 23, our management, together with representatives of JPMorgan and Latham, responded to numerous requests for additional due diligence materials and participated in numerous business, financial and legal due diligence calls with Liberty’s management, together with its financial and legal advisors.

During the day of July 19, 2007, senior management of Firm C visited our office building properties with members of our management, including Messrs. Keller, Geoffrey Azaroff, our Senior Vice President of Construction, and Peter J. Cole, our Senior Vice President of Development, and representatives of JPMorgan. On July 23, 2007, certain representatives of Firm C returned to our 1129 20th Street property to tour the development project and meet with Mr. Azaroff.

During the day of July 20, 2007, representatives of Liberty, including Messrs. Hankowsky and Michael T. Hagan, Liberty’s chief investment officer, visited our office building properties with our financial advisors and members of our management, including Messrs. Keller, Azaroff and Cole. In addition, management of Firm D, together with certain of its advisors, visited our 1129 20th Street property with members of our management, including Messrs. Azaroff and Cole. Firm D had requested a tour of our other properties for July 20, 2007, but that date had already been taken by Liberty. Firm D then requested a property tour for July 24, 2007.

On July 20, 2007, our Board of Trustees held a telephonic meeting, together with management and representatives of Latham, and authorized our regular quarterly cash dividend of $0.125 per common share. The chairman of the Strategic Alternatives Special Committee provided an update to our Board of Trustees on the status of the strategic alternatives process and indicated that a potential transaction could be imminent.

Immediately following the Board of Trustees meeting on July 20, 2007, the Strategic Alternatives Special Committee met telephonically, together with management and representatives of JPMorgan and Latham, to discuss the status and timing of the process generally, including the status of discussions with Liberty and each of the other potential buyers. Representatives of JPMorgan noted that Firm B had not yet obtained a confidentiality and standstill agreement from its equity funding source and had not progressed in the process. The participants discussed the accelerated timing for the process with Liberty, including the possibility of executing a definitive merger agreement prior to Liberty’s quarterly earnings release conference call scheduled for July 24, 2007. The Strategic Alternatives Special Committee requested that our general counsel and Latham schedule a legal due diligence call with Liberty and its counsel to discuss our option to acquire the Republic Square I property and the status of the pending litigation. The Strategic Alternatives Special Committee also determined that, after the legal due diligence call, JPMorgan would request that Liberty enhance the value and terms of its proposal. The Strategic Alternatives Special Committee also instructed JPMorgan to contact Firm B, Firm C and Firm D to emphasize that the timing of the process was accelerating and to assess each firm’s ability to improve the terms of its proposal.

At the special committee meeting on July 20, 2007, representatives of JPMorgan indicated that JPMorgan had received numerous calls from or on behalf of Davidson Kempner Capital Management LLC, or “Davidson Kempner”. Representatives of JPMorgan explained that Davidson Kempner is a New York-based multi-strategy investment fund. Davidson Kempner had filed a Schedule 13G on July 19, 2007 disclosing aggregate beneficial ownership by it and its affiliates of approximately 5.1% of our common shares for passive investment purposes. We also received a letter from Davidson Kempner on July 23, 2007 requesting access to the process of reviewing strategic alternatives. It was determined that we would not enter into discussions with Davidson Kempner because we did not believe Davidson Kempner was in a position to submit an indication of interest for the acquisition of the entire company.

On July 21, 2007, representatives of JPMorgan contacted Firm B, Firm C and Firm D to emphasize that the timing of the process was accelerating and requested information as to the status of their respective proposals and the potential to improve the terms of their respective proposals. Firm C indicated that it was moving as expeditiously as possible, and requested a telephonic meeting with representatives of JPMorgan to discuss the timing of the process. Firm D indicated that it was moving as expeditiously as possible, but provided no indication that it was willing to increase its price above the $12.65 per share and partnership unit, as applicable, in its indication of interest.

Also on July 21, 2007, our general counsel and representatives of Latham, together with representatives of JPMorgan, participated in a legal due diligence call with representatives of Liberty and its counsel, together with representatives of Goldman, Sachs, related to our option to acquire the Republic Square I property and the status of the pending litigation.

On July 22, 2007, members of management and representatives of JPMorgan had a telephonic call with representatives of Firm C to discuss our business, properties, financial performance and prospects. On July 22, 2007, representatives of JPMorgan had a telephonic call with representatives of Firm C to discuss the timing of the process. Representatives of JPMorgan advised Firm C that the timing of the process was accelerating and asked when Firm C would have a revised view of value. Firm C indicated that it expected to complete enough of its business and financial due diligence by July 24 or July 25 to enable it to provide a revised view of value at that time.

On July 21 and July 22, 2007, as directed by the Strategic Alternatives Special Committee, representatives of JPMorgan had a number of discussions with representatives of Goldman, Sachs and requested that Liberty enhance the value and terms of its proposal by increasing the merger consideration to $14.85 per share and partnership unit, as applicable, reducing the amount of the termination fee that we would be required to pay to Liberty from $25,000,000 (representing approximately 5.7% of the equity value of the Liberty proposal) to $16,000,000 (representing approximately 3.7% of the equity value of the Liberty proposal), and permitting us to waive certain provisions of the standstill agreements entered into by other potential buyers in connection with the process. Representatives of JPMorgan consulted with the chairman of the Strategic Alternatives Special Committee, as well as our management and legal advisors, in connection with these discussions. In addition, representatives of Latham had a number of discussions with Liberty’s general counsel and representatives of Wolf, Block related to the legal aspects of these issues. At the conclusion of these discussions, Goldman, Sachs indicated that Liberty would be willing to reduce the amount of the termination fee to $16,000,000, but that Liberty would not increase the merger consideration and would insist that we enforce the standstill agreements entered into by other potential buyers in connection with the process, subject to our ability to waive the standstill agreements if the failure to grant a waiver would be inconsistent with the duties of our trustees under applicable law. Goldman, Sachs also indicated that Liberty was not prepared to make any further changes to the value or terms of its proposal.

In the evening of July 22, 2007, the Strategic Alternatives Special Committee met telephonically, together with management and representatives of JPMorgan and Latham, to review the status of discussions with Liberty and the other potential buyers and to consider whether to recommend the Liberty proposal to the Board of Trustees. Representatives of JPMorgan summarized their negotiations with Liberty, including that Liberty’s financial advisor had indicated that Liberty was not prepared to make any further changes to the value or terms of its proposal. Representatives of JPMorgan summarized their conversations with Firm B, Firm C and Firm D and indicated that these firms had not been willing to increase the price offered beyond the ranges previously discussed. Representatives of JPMorgan also noted that Firm B still had not obtained a confidentiality and standstill agreement from its equity funding source. Representatives of Latham reviewed the standards of conduct for trustees under applicable law, and reviewed in detail the terms of the proposed merger agreement with Liberty. The Strategic Alternatives Special Committee determined that it was not yet prepared to recommend the proposed merger agreement with Liberty, but rather decided to provide an additional opportunity for the other potential buyers to increase the value and adjust the terms of their proposals.

On July 23, 2007, representatives of JPMorgan contacted Firm B, Firm C and Firm D to advise them that the process was advancing quickly and requested that, to be competitive, each firm improve the terms of its proposal significantly. Firm B indicated that its equity funding source had declined to participate in the process. Firm C said that it hoped to be in a position to improve the terms of its proposal by the end of the day on July 23, but that it did not expect to be able to increase its price substantially beyond the $0.50 to $0.75 per share and partnership unit, as applicable, previously indicated. Firm C did not ultimately submit a revised indication of interest. Firm D suggested that it expected to be in a position to improve the terms of its proposal by the end of the week, but indicated that it did not expect to be able to increase its price to beyond $14.00 per share and partnership unit, as applicable.

In the afternoon of July 23, 2007, the Strategic Alternatives Special Committee met telephonically, together with representatives of JPMorgan and Latham, to review the discussions with the potential buyers other than Liberty and to consider whether to recommend the merger agreement with Liberty to the Board of Trustees. Representatives of JPMorgan summarized their discussions with Firm C and Firm D, and reported that Firm B had indicated that its equity funding source had formally declined to participate in the process. The Strategic Alternatives Special Committee determined that further discussions with Firm B, Firm C and Firm D were not likely to result in a proposal that would be more favorable than the Liberty proposal. Representatives of Latham again reviewed the standard of conduct for trustees under applicable law, and the terms of the proposed merger agreement with Liberty. Representatives of JPMorgan indicated that JPMorgan was prepared to render an opinion to the Board of Trustees, if requested to do so, as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of our common shares in the merger. The Strategic Alternatives Special Committee discussed a variety of positive and negative factors concerning the mergers and the merger agreement with Liberty. The material factors considered are described under “— Reasons for the Mergers and Recommendation of Our Board of Trustees” on page 28. At the conclusion of the meeting, the Strategic Alternatives Special Committee recommended that the Board of Trustees approve the merger agreement with Liberty, subject to delivery of the opinion of JPMorgan to the Board of Trustees as to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of our common shares in the merger.

The Board of Trustees met telephonically, together with management and representatives of JPMorgan and Latham, immediately after the conclusion of the Strategic Alternatives Special Committee meeting. Representatives of Latham reviewed the standards of conduct for trustees under applicable law, the process conducted by the Strategic Alternatives Special Committee that resulted in the Liberty proposal and the detailed terms of the merger agreement with Liberty. Representatives of JPMorgan also reviewed the process conducted by the Strategic Alternatives Special Committee and discussed JPMorgan’s financial analysis with respect to the merger consideration. JPMorgan rendered its oral opinion (subsequently confirmed in writing) to our Board of Trustees that as of July 23, 2007 and based on and subject to the various considerations and assumptions described in its opinion, the consideration to be paid to the holders of our common shares in the merger was fair, from a financial point of view, to such holders. The Board of Trustees considered a variety of positive and negative factors concerning the mergers and the merger agreement with Liberty. The material factors considered are described under “— Reasons for the Mergers and Recommendation of Our Board of Trustees” on page 28. Messrs. Richard Kramer and Grigg indicated that they intended to abstain from any vote with respect to the merger agreement with Liberty, explaining that they did not believe they had received adequate time to review the disclosure schedules with respect to the merger agreement with Liberty and citing other unspecified legal reasons. The other trustees offered to adjourn the meeting to provide additional time for the trustees to review the disclosure schedules. Mr. Richard Kramer indicated that additional time would not affect the legal reason for his abstention. Mr. Grigg did not respond to the offer to adjourn. Accordingly, the Board of Trustees determined to proceed with a vote on the matter. Mr. Ronald Kramer had previously left the meeting and, although not present for purposes of the vote, indicated before he left the meeting that he would have voted in favor of the approval of the mergers and the merger agreement. At the conclusion of the meeting, the Board of Trustees, acting by a vote of four trustees, with two abstentions and one trustee not present, (i) declared that the mergers are advisable, fair to and in the best interests of Republic and its shareholders; (ii) authorized and approved the merger agreement and the mergers, upon the terms and subject to the conditions set forth in the merger agreement; (iii) recommended that our shareholders approve the merger; and (iv) resolved that the merger be submitted for consideration by our shareholders at an annual or special meeting of shareholders. The Board of Trustees also authorized Republic, in its capacity as general partner of our operating partnership, to approve the merger agreement and the partnership merger.

In the evening of July 23, 2007, the parties executed the definitive merger agreement. Republic and Liberty publicly announced the execution of the merger agreement prior to the opening of the financial markets on July 24, 2007.

Reasons for the Mergers and Recommendation of Our Board of Trustees

On July 23, 2007, our Board of Trustees declared that the mergers are advisable, fair to and in the best interests of Republic and its shareholders, and authorized and approved the merger agreement and the mergers, upon the terms and subject to the conditions set forth in the merger agreement. Our Board of Trustees recommends that our shareholders vote “FOR” the approval of the merger at the special meeting of shareholders.

In reaching its determination to recommend that our shareholders approve the merger, our Board of Trustees considered a number of factors, including the ones discussed in the following paragraphs. In light of the number and wide variety of factors considered in connection with its evaluation of the transaction, our Board of Trustees did not consider it practicable to, and did not attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its determination. Rather, our Board of Trustees made its recommendation based on the totality of information presented to, and the investigation conducted by or at the direction of, our Board of Trustees. In addition, individual directors may have given different weight to different factors. This explanation of our reasons for the mergers and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed above under “Cautionary Statement Regarding Forward-Looking Statements” on page 11.

In arriving at its determination, our Board of Trustees consulted with our management and our financial and legal advisors, and reviewed a significant amount of information and considered a number of factors. The material factors considered by our Board of Trustees were:

•	the merger consideration to be received by our shareholders pursuant to the merger agreement was determined based on arms’ length negotiations following a broad publicly announced process of reviewing our strategic alternatives and, as such, represents what our Board of Trustees believes to be the best value reasonably available to our shareholders;

•	the merger consideration will be paid in cash, which provides our shareholders with immediate liquidity and value that is not subject to adjustment for changes in the price of our common shares prior to the closing of the merger;

•	the merger consideration of $14.70 per share represents:

•	a premium of approximately 28.0% over the $11.48 per share closing price of our common shares as of July 23, 2007, which is the last full trading day prior to the announcement of the mergers;

•	a premium of approximately 33.5% over the $11.01 per share closing price of our common shares as of May 14, 2007, which is the last full trading day prior to the announcement of our process of reviewing strategic alternatives;

•	a premium of approximately 22.8% over the $11.97 per share average closing price of our common shares for the one month period prior to the announcement of the mergers;

•	a premium of approximately 25.5% over the $11.71 per share average closing price of our common shares for the six month period prior to the announcement of the mergers;

•	a premium of approximately 28.4% over the $11.45 per share average closing price of our common shares for the one year period prior to the announcement of the mergers; and

•	a premium of approximately 15.8% over the $12.69 per share that represents the highest closing price of our common shares during the one year period prior to the announcement of the mergers;

•	if we remain as a publicly owned REIT, our shareholders would continue to be subject to fluctuations in the market price of our common shares, and the market price of our common shares could decline as a result of general financial and stock market conditions, and in each case the price that might be received by our shareholders in the open market or in a future transaction might be less than the $14.70 per share cash price to be paid in the merger;

•	the eleven indications of interests that we received from potential buyers other than Liberty offered less value to our shareholders than the $14.70 per share in cash offered by Liberty, and the three potential buyers other than Liberty that we invited to participate in further discussions with us did not, despite repeated requests, improve the value or terms of their respective proposals sufficiently to be competitive with Liberty;

•	the process of reviewing strategic alternatives was administered and directed by our Strategic Alternatives Special Committee, comprised of our independent and disinterested trustees, in consultation with our management and our financial and legal advisors, and the Strategic Alternatives Special Committee recommended that our Board of Trustees approve the merger agreement;

•	JPMorgan performed various financial analyses with respect to Republic that were presented to our Board of Trustees on July 23, 2007 and that are described below under “— Opinion of Our Financial Advisor” on page 31, and delivered its opinion to our Board of Trustees that as of July 23, 2007 and based on and subject to the matters described in its opinion, the consideration to be paid to the holders of our common shares in the merger was fair, from a financial point of view, to such holders (a copy of the JPMorgan opinion is attached to this proxy statement as Annex B and should be read carefully in its entirety);

•	the Board of Trustees believes that the merger is more favorable to our shareholders than other strategic alternatives reasonably available to us and our shareholders, as described in more detail above under the heading “— Background of the Mergers” on page 17;

•	the merger agreement is not contingent on any resolution, outcome or settlement of our pending disputes and litigation matters with Messrs. Richard Kramer and Grigg, and their affiliated entities, which otherwise could create uncertainty and risk for Republic and our shareholders;

•	Liberty is a large publicly traded REIT, having market capitalization as of June 30, 2007 in excess of $7 billion and an investment grade credit rating, and the merger agreement is not contingent on Liberty obtaining financing;

•	the merger agreement affords our Board of Trustees flexibility to consider, evaluate and accept superior proposals prior to approval of the merger agreement by our shareholders as follows:

•	subject to compliance with the merger agreement, our Board of Trustees is permitted to furnish non-public information to, and engage in discussions and negotiations with, any person in response to an unsolicited acquisition proposal that our Board of Trustees determines, after consultation with its independent financial advisor and outside legal counsel, is or could reasonably be expected to lead to a superior proposal;

•	subject to compliance with the merger agreement, including our obligation to negotiate with Liberty for at least three business days before taking any action, our Board of Trustees is permitted to change its recommendation to shareholders or accept an unsolicited acquisition proposal that constitutes a superior proposal, upon the payment of a termination fee of $16 million;

•	subject to compliance with the merger agreement, our Board of Trustees is permitted to change its recommendation to shareholders if our Board of Trustees determines, after consultation with outside counsel, that a change in recommendation is required to comply with the duties of our trustees under applicable law, upon the payment of a termination fee of $16 million; and

•	our Board of Trustees believes that the termination fee payable to Liberty is reasonable in the context of termination fees that were payable in recent comparable transactions and would not be likely to preclude another party that is so inclined from making a superior proposal; and

•	completion of the mergers is contingent upon prior approval of our shareholders and, thus, our shareholders can determine to reject the mergers and cause us to continue as a standalone entity.

Our Board of Trustees also considered a variety of risks and other countervailing factors concerning the merger agreement and the mergers. The material risks and other countervailing factors considered by our Board of Trustees were:

•	we have and will continue to incur significant expenses and disruptions in connection with the mergers, including substantial management time and effort required to complete the mergers, employee attrition as a result of uncertainty related to the mergers, and disruptions to our business relationships and operations and, if the mergers are not completed, we would be required to bear these expenses and the costs of these disruptions;

•	the restrictions on the conduct of our business prior to the completion of the merger, including requirements that we conduct our business in the ordinary course substantially consistent with past practice, may delay or prevent us from undertaking business opportunities that may arise pending completion of the mergers;

•	the merger agreement, among other things, restricts our ability to solicit alternative acquisition proposals, requires that we enforce provisions of standstill agreements entered into by other potential buyers in connection with the strategic alternatives process, and requires us to pay a $16 million termination fee to Liberty under certain circumstances, all of which could impair the ability for a third party to make an acquisition proposal for us or otherwise reduce the incentive for a third party to make an acquisition proposal;

•	our common shares will be converted into the right to receive the merger consideration in the merger, and our shareholders will not have the right after completion of the merger to liquidate their shares at a time and for a price of their choosing;

•	our shareholders will not be entitled to exercise appraisal or dissenters’ rights in connection with the merger under Maryland law;

•	any gains from the merger would be taxable in an all cash transaction to our shareholders for U.S. federal income tax purposes as described below under “Material United States Federal Income Tax Consequences” on page 37;

•	after completion of the mergers, we would no longer exist as an independent, publicly traded company and our shareholders would no longer participate in any of our future earnings or growth and would not benefit from any appreciation in our value;

•	the value of our options to acquire the option properties is uncertain, including due to the uncertain outcome of our pending litigation regarding the option to acquire the Republic Square I property, and no specific value has been assigned to our options in the merger agreement;

•	the merger consideration will not be adjusted to account for any resolution, outcome or settlement of our pending disputes and litigation matters with Messrs. Richard Kramer and Grigg, and their affiliated entities, which means that, for example, our shareholders would not participate in any increase in value if we successfully acquire the Republic Square I property pursuant to our option agreement;

•	Messrs. Richard Kramer and Grigg abstained from the vote in which our Board of Trustees approved the mergers and the merger agreement, stating that they did not believe they had received adequate time to review the disclosure schedules with respect to the merger agreement and citing other unspecified legal reasons; and

•	the interests of our trustees and executive officers in the mergers described below under “Interests of Certain Persons in the Mergers” on page 41.

The requisite approvals of the mergers by the holders of partnership units in our operating partnership have been obtained by the written consent of Republic, as the general partner of the operating partnership and the holder of more than fifty percent of the percentage interests of the Class A partnership units. In addition, subject to the requisite partner approvals that have been obtained, under the partnership agreement, Republic is under no obligation to consider the separate interests of the limited partners of our operating partnership, including tax consequences to the limited partners, in deciding whether to cause the operating partnership to take any action, including in connection with the approval of the merger agreement and the mergers. As a result, although our Board of Trustees authorized Republic to approve the merger agreement and the mergers on behalf of our operating partnership, our Board of Trustees did not make a recommendation to partnership unitholders with respect to the partnership units in our operating partnership. Each outstanding partnership unit in our operating partnership will be converted in the partnership merger into the right to receive an amount in cash, payable to the holder thereof, equal to the merger consideration that would be paid for the number of our common shares that could be issued, at our election, in exchange for partnership units in accordance with the redemption procedures in the partnership agreement.

The foregoing discussion of the factors, risks and countervailing factors considered by our Board of Trustees is not intended to be exhaustive, but does set forth the material factors, risks and countervailing factors considered by our Board of Trustees.

Opinion of Our Financial Advisor

Pursuant to an engagement letter dated June 13, 2007, we retained JPMorgan as our exclusive financial advisor in connection with the merger.

At the meeting of our Board of Trustees on July 23, 2007, JPMorgan rendered its oral opinion, subsequently confirmed in writing, to our Board of Trustees that, as of such date and based upon and subject to the various considerations and assumptions described in the opinion, the consideration to be paid to the holders of common shares in the merger was fair, from a financial point of view, to such holders.

The full text of the written opinion of JPMorgan, dated July 23, 2007, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limits on the opinion and the review undertaken in connection with rendering the opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference. You are urged to read the opinion in its entirety.

JPMorgan’s written opinion is addressed to our Board of Trustees in connection with, and for the purposes of, their evaluation of the merger and JPMorgan’s opinion does not constitute a recommendation to our shareholders as to how such shareholders should vote with respect to the merger or any other matter. The summary of JPMorgan’s opinion set forth in this proxy statement is qualified in its entirety by reference to the full text of such opinion.

In arriving at its opinion, JPMorgan, among other things:

•	reviewed a draft of the merger agreement dated July 23, 2007;

•	reviewed certain publicly available business and financial information concerning the company and the industry in which it operates;

•	compared the proposed financial terms of the merger with the publicly available financial terms of certain transactions involving companies JPMorgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of the company with publicly available information concerning certain other companies JPMorgan deemed relevant and reviewed the current and historical market prices of our common shares and certain publicly traded securities of such other companies;

•	reviewed certain internal financial analyses and forecasts prepared by the management of the company relating to its business; and

•	performed such other financial studies and analyses and considered such other information as JPMorgan deemed appropriate for the purposes of its opinion.

JPMorgan also held discussions with certain members of our management with respect to certain aspects of the merger, our past and current business operations, our financial condition and future prospects and operations, and certain other matters JPMorgan believed necessary or appropriate to its inquiry.

In giving its opinion, JPMorgan relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with JPMorgan by the company or otherwise reviewed by or for JPMorgan. JPMorgan has not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor has JPMorgan evaluated the solvency of the company or Liberty under any state or federal laws relating to bankruptcy, insolvency or similar matters. For purposes of JPMorgan’s analysis, at the instruction of our management, no value was attributed to the options held by the company or its subsidiaries to acquire the Republic Square I, Republic Square II and The Portals III properties. JPMorgan assumed that the financial analyses and forecasts provided to JPMorgan were reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the company to which such analyses or forecasts relate. JPMorgan expressed no view as to such analyses or forecasts or the assumptions on which they were based. JPMorgan also assumed that the merger and the other transactions contemplated by the merger agreement will be consummated as described in the merger agreement, and that the definitive merger agreement did not differ in any material respects from the draft furnished to JPMorgan. JPMorgan also assumed that the representations and warranties made by the company and Liberty in the merger agreement and the related agreements are and will be true and correct in all ways material to JPMorgan’s analysis. JPMorgan is not a legal, regulatory or tax expert and has relied on the assessments made by advisors to the company with respect to such issues. JPMorgan further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the merger will be obtained without any adverse effect on the company.

JPMorgan’s opinion is limited to the fairness, from a financial point of view, of the merger consideration to be paid to the holders of common shares in the merger. JPMorgan expressed no opinion as to the fairness of the merger to, or any consideration received in connection with the merger by, the holders of any other class of securities, creditors or other constituencies of us or our operating partnership or as to the underlying decision by us and our operating partnership to engage in the merger. JPMorgan’s opinion did not address the relative merits of the merger or the other transactions contemplated by the merger agreement compared to other business strategies or transactions that may have been considered by our Board of Trustees or any of its committees.

JPMorgan’s opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to JPMorgan as of, July 23, 2007. JPMorgan has advised us that, in accordance with customary investment banking practice, JPMorgan employed generally accepted valuation methods in reaching its opinion. The following is a summary of the material financial analyses utilized by JPMorgan in connection with providing its opinion. In calculating per share values, JPMorgan assumed outstanding partnership units in our operating partnership had been converted into or exchanged for our common shares by us in accordance with the existing terms of such partnership units, unless otherwise indicated. It should be understood that subsequent developments may affect JPMorgan’s opinion and that JPMorgan does not have any obligation to update, revise or reaffirm its opinion.

JPMorgan’s opinion and financial analyses were only one of many factors considered by our Board of Trustees in its evaluation of the merger and should not be viewed as determinative of the views of our Board of Trustees with respect to the merger or the merger consideration. The merger consideration and other terms of the transaction were determined through arms’ length negotiation between the company and Liberty and were approved by our Board of Trustees. See “ — Reasons for the Mergers and Recommendation of Our Board of Trustees” on page 28 above for a discussion of the material factors, risks and countervailing factors considered by our Board of Trustees in its evaluation of the merger.

Share Trading History Analysis.

JPMorgan reviewed the publicly available historical trading prices for our common shares, as reported by SNL Financial and Bloomberg L.P., and noted that over the 12-month period ended July 23, 2007, the low price was $9.63 per share and the high price was $12.69 per share, which also represents the all-time high share price for our common shares since the commencement of trading on the New York Stock Exchange on December 15, 2005 and

prior to the announcement of this transaction. JPMorgan noted that the cash consideration of $14.70 per share represented certain premia over the following prices of our common shares:

Premium to share price:	Share Price:	Premium:

July 19, 2007	$11.50	27.8%
1-month average	$12.07	21.8%
May 14, 2007	$11.01	33.5%
6-month average	$11.70	25.6%
12-month average	$11.43	28.6%
52-week high	$12.69	15.8%

JPMorgan noted that May 14, 2007 was one day prior to the company’s public announcement of the formation of the strategic alternatives special committee.

Comparable Public Companies Analysis.

Using publicly available information, JPMorgan compared our selected financial data with similar data for selected publicly traded companies engaged in businesses which JPMorgan judged to be analogous to ours. The companies selected by JPMorgan were:

SL Green Realty Corp.
Mack-Cali Realty Corporation
Brandywine Realty Trust
Highwoods Properties, Inc.
Corporate Office Properties Trust
Washington Real Estate Investment Trust
Parkway Properties, Inc.

These companies were selected, among other reasons, because of their specialization in the office REIT sector, geographic location, asset quality, market capitalization and capital structure. None of the companies utilized in the analysis, however, were identical to us. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of the comparable companies and other factors that could affect the public trading value of the comparable companies, as well as our potential trading value.

JPMorgan analyzed publicly available financial performance data for the comparable companies listed above. JPMorgan calculated the 2007 trading multiples for “funds from operations,” referred to in this proxy statement as “FFO,” by dividing the closing share prices on July 19, 2007 by equity analysts’ consensus FFO estimates for 2007 and 2008. This analysis indicated the following high, mean, median and low multiples for the comparable companies, which implied the following common share prices when applied to the company’s 2007 and 2008 FFO estimates, based on management’s projections:

			Implied Common			Implied Common
			Share Price Based			Share Price Based
	2007 FFO		on 2007	2008 FFO		on 2008
	Multiple		Management FFO	Multiple		Management FFO

High	24.0	x	$10.57	22.2	x	$12.19
Mean	15.4	x	$6.79	14.4	x	$7.89
Median	14.5	x	$6.38	13.9	x	$7.60
Low	10.8	x	$4.78	10.2	x	$5.57

Based on its judgment, JPMorgan selected a range of 2007 FFO multiples of 13.0x to 17.0x and 2008 FFO multiples of 12.0x to 15.0x. The selected multiples were then applied to the company’s 2007 and 2008 FFO estimates, based on management’s projections, yielding implied trading values for our common shares of approximately $5.70 to $7.50 per share based on 2007 FFO multiples and approximately $6.60 to $8.20 per share based on 2008 FFO multiples. Each per share value was rounded to the nearest $0.10.

Precedent Transactions Analysis.

Using publicly available information, JPMorgan examined selected transactions within both our industry segment and the overall REIT industry. Specifically, JPMorgan reviewed the following transactions:

Date Announced	Acquirer	Target

11/6/2006	JPMorgan Asset Management	Columbia Equity Trust, Inc.
8/21/2006	Morgan Stanley Real Estate	Glenborough Realty Trust Incorporated
8/3/2006	SL Green Realty Corp	Reckson Associates Realty Corp.
3/6/2006	The Blackstone Group	CarrAmerica Realty Corporation
2/10/2006	LBA Realty LLC	Bedford Property Investors, Inc.
12/22/2005	GE Real Estate	Arden Realty, Inc.
10/3/2005	Brandywine Realty Trust	Prentiss Properties Trust
6/17/2005	DRA Advisors LLC	CRT Properties, Inc.

These precedent transactions were recent deals in similar industry sectors and had other relevant similarities for comparison, including equity and total market capitalization, property characteristics and asset quality and portfolio size. None of the precedent transactions utilized in the analysis, however, were identical to the merger. Accordingly, a complete analysis of the results of the following calculations cannot be limited to a quantitative review of such results and involves complex considerations and judgments concerning the differences in the financial and operating characteristics of targets in the above selected transactions and other factors that affected the value of the targets as well as our own potential value.

JPMorgan analyzed publicly available financial performance data for the target companies in the precedent transactions listed above. JPMorgan calculated the one-year forward FFO multiples by dividing the consideration paid for shares outstanding in the selected transactions by equity analysts’ consensus FFO estimates for the year following the announcement of the selected transaction.

This analysis indicated the following high, mean, median and low multiples for the target companies based on the consideration paid for shares outstanding in the selected transactions, which implied the following common share prices when applied to the company’s 2007 FFO and 2007 pro forma FFO estimates, based on management’s projections:

				Implied Common
	Forward FFO Multiple		Implied Common Share	Share Price Based on
	of Selected		Price Based on 2007	2007 Pro Forma
	Transactions		Management FFO	Management FFO

High	18.6	x	$8.21	$9.91
Mean	16.9	x	$7.43	$8.98
Median	17.0	x	$7.52	$9.08
Low	14.5	x	$6.39	$7.71

Based on its judgment, JPMorgan selected a range of one-year forward FFO multiples of 17.0x to 20.0x per share. JPMorgan then applied the selected range of multiples to our management’s 2007 and 2007 pro forma FFO per share estimates, resulting in implied trading values of approximately $7.50 to $8.80 per share based upon 2007 FFO estimates and approximately $9.10 to $10.70 per share based upon 2007 pro forma FFO per share, respectively. The 2007 pro forma FFO estimates used management’s 2007 FFO estimate and adjusted for the XO Communications lease that will commence during the fourth quarter of 2007. Each per share value was rounded to the nearest $0.10.

Discounted Cash Flow Analysis.

JPMorgan performed discounted cash flow analysis for us based upon projections and assumptions provided by our management for projected free cash flow for the quarter ending June 30, 2007 and the years ending December 31, 2007 to December 31, 2017. JPMorgan calculated a range of terminal values for the company at the end of 2017 by applying a perpetual growth rate ranging from 3.25% to 3.75% to the projected free cash flow of the company in 2017. The projected annual cash flows and range of terminal values were then discounted to present values using a range of cost of capital discount rates from 8.5% to 9.0%. JPMorgan selected these ranges of discount rates and perpetual growth rates based on JPMorgan’s estimate of expected investor total returns, discussions with our management as well as other qualitative factors, such as characteristics of our properties and asset class. JPMorgan then added the estimated value for the 1129 20th Street redevelopment project, using projected free cash flow for the quarter ended June 30, 2007 and the years ending December 31, 2007 to December 31, 2017, based on a discounted cash flow analysis using a 10.75% cost of capital discount rate and 3.5% perpetual growth rate. As instructed by our management, JPMorgan further added an estimate for the value of our land at Republic Park 8 of $8.1 million. The present value of the cash flows and the range of terminal values per share were added together to determine an estimated range of equity values for our common shares of $7.40 to $11.30 per share.

Gross Net Asset Value and Adjusted Net Asset Value Per Share Analysis.

Using information provided by our management, JPMorgan calculated the gross net asset value, referred to in this proxy statement as “Gross NAV,” per share. For this analysis, JPMorgan applied a range of blended capitalization rates from 5.7% to 6.2% to our management’s annualized estimated net operating income for the second half of 2007. JPMorgan added the value of our other assets to this result, including values for the recent lease to XO Communications, LLC, current portfolio vacancy and the 1129 20th Street redevelopment, in order to determine gross asset value. From the gross asset value, JPMorgan deducted our outstanding mortgages and other debt and our other liabilities to arrive at Gross NAV. The Gross NAV per share was then calculated by dividing Gross NAV by the number of our common shares outstanding on a fully diluted basis. This analysis indicated an implied range for the price of our common shares of $13.30 to $15.40 per share. To arrive at an adjusted net asset value, referred to in this proxy statement as “Adjusted NAV”, per share, JPMorgan reduced Gross NAV by subtracting transaction costs estimated by our management to be incurred in connection with the sale of our assets. Transaction costs were estimated by our management to be approximately $50.0 million and are comprised of investment banking fees, legal and accounting fees, change-in-control costs, insurance costs, transfer taxes and related financing costs. The Adjusted NAV analysis indicated an implied price of our common shares of $11.70 to $13.70 per share. The capitalization rates used in the Gross NAV and Adjusted NAV per share analyses were derived from historical data for comparable asset sales from published sources, discussions with our management, and an evaluation of market data from various market data services. The capitalization rates were adjusted to account for current market conditions and property-specific circumstances within the asset portfolio. Taking into account discussions with our management regarding our properties and, in the case of our debt, publicly-available market data, JPMorgan made certain other adjustments in its calculation of net asset value that JPMorgan deemed necessary with respect to, among other things, our estimated value of land at Republic Park 8 and the mark to market of our debt.

The summary set forth above does not purport to be a complete description of the analyses or data presented by JPMorgan, but describes in summary form JPMorgan’s material analyses in connection with its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. JPMorgan believes that the summary set forth above and its analyses must be considered as a whole and that selecting portions thereof, or focusing on information in tabular format, without considering all of its analyses, could create an incomplete view of the processes underlying its analyses and the opinion. The order of analyses described does not represent the relative importance or weight given to those analyses by JPMorgan. In arriving at its fairness determination, JPMorgan has advised us that it considered the results of all the analyses and did not attribute any particular weight to any factor or analysis considered by it; rather, JPMorgan has advised us that it arrived at its opinion based on the results of all the analyses undertaken by it and assessed as a whole. JPMorgan has advised us that it based its analyses on assumptions that it deemed reasonable, including assumptions concerning general business and economic conditions and industry-specific factors. The other principal assumptions upon which JPMorgan based its analyses are set forth above under the description of each such analysis. JPMorgan’s analyses are not necessarily indicative of actual values or actual future results that might be achieved, which values may be higher or lower than those indicated. Moreover, JPMorgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be bought or sold.

As a part of its investment banking business, JPMorgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for estate, corporate and other purposes. JPMorgan was selected to advise us with respect to the merger and deliver an opinion to our Board of Trustees with respect to the merger on the basis of such experience. JPMorgan has acted as a financial advisor to us with respect to the merger and received a fee of $500,000 upon the delivery of its opinion, and will receive an additional amount of approximately $9.4 million from us for its services only if the merger is consummated. In addition, we have agreed to reimburse JPMorgan for its expenses incurred in connection with its services, and will indemnify JPMorgan for certain liabilities arising out of its engagement. JPMorgan and its affiliates have performed in the past, and may continue to perform, certain services for the company, Liberty and their respective affiliates, all for customary compensation. Such past services for Liberty have included (i) acting as co-manager for a credit facility in 2005 and (ii) acting as joint bookrunner for an offering of senior notes by Liberty in 2006. In the ordinary course of business, JPMorgan and its affiliates may actively trade our debt and equity securities for their own account or for the accounts of customers and, accordingly, they may at any time hold long or short positions in such securities. As of July 30, 2007, funds managed by Security Capital Research & Management Incorporated, an affiliate of JPMorgan, held approximately 15% of our outstanding common shares.

Financing

Completion of the mergers is not conditioned upon Liberty obtaining financing. We estimate that the total funds required to pay the aggregate of the merger consideration and the partnership merger consideration will be approximately $435 million, plus any related transaction fees and expenses. Liberty has represented in the merger agreement that it will have sufficient funds to enable it, the Purchaser and Parent LP to complete the mergers. Liberty is a large publicly traded REIT, having a market capitalization as of June 30, 2007 in excess of $7 billion and an investment grade credit rating. Liberty has advised us that it intends to obtain the required funds out of cash on hand or borrowings under its existing credit facility or new credit facilities to be arranged by Liberty. As of June 30, 2007, Liberty had approximately $12.7 million in unrestricted cash on hand and approximately $210.0 million in unused availability under its existing credit facility. Additionally, Liberty’s credit facility contains an accordian feature whereby Liberty may borrow an additional $200 million. Because the only consideration to be paid in the mergers is cash and, for the reasons discussed above, financing for the mergers is assured, the financial condition of Liberty is not material to an informed voting decision by our shareholders.

Delisting and Deregistration of Our Common Shares.

If the merger is completed, our common shares will no longer be listed on the New York Stock Exchange and will be deregistered under the Securities Exchange Act of 1934, as amended, or the “Exchange Act.”

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals that are required for the execution of the merger agreement or the completion of the mergers, other than the filing of the articles of merger with, and the acceptance of such articles of merger for record by, the State Department of Assessments and Taxation of Maryland, the filing of a certificate of merger or other appropriate documents with the Secretary of State of the State of Delaware and the filing of a certificate of merger or other appropriate documents with the Pennsylvania Department of State.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of the material United States federal income tax consequences of the merger to holders of our common shares who receive cash for their shares pursuant to the merger. This summary is based on current law, is for general information only and is not tax advice. This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code”, applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which are subject to change or different interpretations, possibly with retroactive effect. This summary assumes that our common shares are held as capital assets. We have not requested, and do not plan to request, any rulings from the Internal Revenue Service (the “IRS”) concerning our tax treatment or the tax treatment of the mergers, and the statements in this proxy are not binding on the IRS or any court. We can provide no assurance that the tax consequences contained in this discussion will not be challenged by the IRS, or if challenged, will be sustained by a court. This summary does not address all of the tax consequences that may be relevant to particular holders of our common shares in light of their personal circumstances, or to other types of holders, including, without limitation:

•	banks, insurance companies or other financial institutions;

•	broker-dealers;

•	traders;

•	expatriates;

•	tax-exempt organizations;

•	persons who are subject to alternative minimum tax;

•	persons who hold their common shares as a position in a “straddle” or as part of a “hedging”, “conversion” or other risk-reduction transaction;

•	persons deemed to sell their common shares under the constructive sale provisions of the Code;

•	United States persons that have a functional currency other than the United States dollar;

•	except to the extent specifically discussed below, non-U.S. Holders (as defined below);

•	non-U.S. Holders who at any time have held more than 5% of our common shares;

•	partnerships or other entities treated as partnerships for United States federal income tax purposes and partners in such partnerships; or

•	persons who acquired their common shares upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger. You should consult your tax advisors regarding the specific tax consequences to you of the merger and our election to be taxed as a REIT.

For purposes of this discussion, a “U.S. Holder” means a holder of our common shares that is:

•	a citizen or resident of the United States;

•	a corporation or an entity treated as a corporation for United States federal income tax purposes created or organized in or under the laws of the United States or any State or the District of Columbia;

•	an estate, the income of which is subject to United States federal income taxation regardless of its source; or

•	a trust (a) the administration over which a United States court can exercise primary supervision and (b) all of the substantial decisions of which one or more United States persons have the authority to control, and certain other trusts considered U.S. Holders for federal income tax purposes.

A “non-U.S. Holder” is a holder of our common shares other than a U.S. Holder.

Consequences to Us of the Merger

For United States federal income tax purposes, we intend to treat the merger transactions as if our operating partnership had sold all of its assets to Parent LP in exchange for the partnership merger consideration and then made a liquidating distribution of the partnership merger consideration to the partners in our operating partnership, including us, followed by a liquidating distribution of the merger consideration to our shareholders in exchange for common shares.

Consequences of the Merger to U.S. Holders

A U.S. Holder’s receipt of cash in exchange for our common shares pursuant to the merger will be a taxable transaction for United States federal income tax purposes. In general, a U.S. Holder will recognize capital gain or loss as a result of the merger measured by the difference, if any, between the merger consideration per share and the holder’s adjusted tax basis in that share. Such gain or loss will constitute long-term capital gain or loss if the U.S. Holder held such share for more than one year as of the effective time of the merger. However, if a U.S. Holder recognizes a loss upon the receipt of cash in the merger in exchange for our common shares that it has held for six months or less, after applying certain holding period rules, the loss recognized will be treated as a long-term capital loss to the extent such holder received distributions from us which were required to be treated as long-term capital gains. Long-term capital gains of noncorporate taxpayers generally are taxable at a maximum federal income tax rate of 15%. Capital gains of corporate shareholders generally are taxable at the regular tax rates applicable to corporations. The deductibility of capital losses may be subject to limitations. In addition, the IRS has the authority to prescribe, but has not yet prescribed, regulations that would apply a tax rate of 25% to a portion of capital gain realized by a noncorporate shareholder on the sale of REIT shares that would correspond to the REIT’s “unrecaptured Section 1250 gain.”

Consequences of the Merger to Non-U.S. Holders

The United States federal income tax consequences of the merger to a non-U.S. holder will depend on various factors, including whether the receipt of the merger consideration is taxed under the provisions of Foreign Investment in Real Property Tax Act of 1980, or FIRPTA, governing sales of REIT shares or whether the receipt of the merger consideration is taxed under the provisions of FIRPTA governing distributions from REITs. The provisions governing distributions from REITs will apply if, for FIRPTA purposes, the merger consideration is treated as a liquidating distribution from us to our shareholders. On June 13, 2007, the IRS issued Notice 2007-55, which states that the IRS intends to (1) take the position that under current law the receipt of a liquidating distribution from a REIT (including the receipt of the merger consideration in the merger, which will be treated as a deemed liquidation for U.S. federal income tax purposes) received by a non-U.S. holder is subject to tax under FIRPTA as a distribution to the extent attributable to gain from the sale of U.S. real property interests, and (2) issue regulations that will be effective for transactions occurring on or after June 13, 2007, clarifying this treatment. In general, the provisions governing the taxation of distributions by REITs are significantly less favorable to non-U.S. holders than the taxation of a sale of REIT shares.

Distribution of Gain from the Disposition of U.S. Real Property Interests.  The company intends to treat the transaction consistent with IRS Notice 2007-55, described above, and not as a sale of our common shares. Assuming that the IRS position described in 2007-55 is correct, the treatment under “— Taxable Sale of Shares” below would not apply to the payment of the merger consideration to you and you would be taxed under FIRPTA, unless a special exception for small holders applies (the “5% Exception,” discussed below). To the extent that the merger consideration is taxable under FIRPTA, the gain recognized by a non-U.S. holder generally will be subject to United States federal income tax on a net basis (and withholding) to the extent attributable to gain from the sale of our real estate assets, and a corporate non-U.S. holder could be subject to the branch profits tax (and withholding) on such FIRPTA gain. On the other hand, the 5% Exception would apply to a non-U.S. holder of our stock if the non-U.S. holder did not own more than 5% of our common shares at any time during the one-year period ending on the date of the distribution. If the 5% Exception were to apply to a non-U.S. Holder, the FIRPTA tax would not apply, but the merger consideration would be treated as an ordinary dividend distribution from us to the extent of our current and accumulated earnings and profits, in which case the merger consideration you receive would be subject to United States federal income tax (and withholding) at a 30% rate. In view of the FIRPTA tax and withholding that will apply to a non-U.S. holder’s receipt of the merger consideration, non-U.S. holders should consult with their tax advisors regarding the possible application of those provisions and the possibility of selling their common shares prior to the merger.

U.S. Withholding Tax.  As described above, pursuant to IRS Notice 2007-55, the IRS intends to take the position that the receipt of the merger consideration will be treated as a distribution from us that is attributable to gain from the deemed sale of our U.S. real estate assets in the merger. Accordingly, we intend to withhold U.S. federal income tax at a rate of 35% from the portion of the merger consideration that is, or is treated as, attributable to gain from the sale of U.S. real property interests and paid to a non-U.S. holder unless such holder has demonstrated to our satisfaction that it qualifies for the 5% Exception.

To the extent such distribution to a non-U.S. holder is not subject to 35% withholding as described above, we intend to withhold U.S. federal income tax at a rate of 30% unless (1) a lower treaty rate applies and the non-U.S. holder files with us an Internal Revenue Service Form W-8BEN evidencing eligibility for that reduced treaty rate or (2) the non-U.S. holder files an Internal Revenue Service Form W-8ECI with us claiming that the distribution is income effectively connected with the non-U.S. holder’s trade or business.

A non-U.S. holder may be entitled to a refund or credit against the holder’s United States tax liability, if any, with respect to any amount withheld pursuant to these rules, provided that the required information is furnished to the IRS on a timely basis. Non-U.S. holders should consult their tax advisor regarding withholding tax considerations.

Taxable Sale of Common Shares.  As stated above, the company does not intend to take the position that the receipt of the merger consideration by a non-U.S. holder in the merger will be treated as sale of common shares for U.S. federal income tax purposes. However, if the receipt of the merger consideration were treated as a sale of shares for U.S. federal income tax purposes, a non-U.S. holder should not be subject to United States federal income taxation on any gain or loss from the sale of our common shares unless: (1) the gain is effectively connected with the non-U.S. holder’s conduct of a trade or business in the United States, or, if an applicable income tax treaty applies, the gain is attributable to a permanent establishment maintained by the non-U.S. holder in the United States; (2) the non-U.S. holder is an individual present in the United States for 183 days or more in the taxable year of the merger and certain other requirements are met; or (3) such common shares constitute a “U.S. real property interest” under FIRPTA.

A non-U.S. holder whose gain is effectively connected with the conduct of a trade or business in the United States will be subject to United States federal income tax on such gain on a net basis in the same manner as a U.S. holder. In addition, a non-U.S. holder that is a corporation may be subject to the 30% branch profits tax if such gain constitutes “effectively connected earnings and profits” under the applicable branch profits tax rules.

A non-U.S. holder who is an individual present in the United States for 183 days or more in the taxable year of the merger and who meets certain other requirements will be subject to a flat 30% tax on the gain derived from the merger, which may be offset by United States source capital losses. In addition, the non-U.S. holder may be subject to applicable alternative minimum taxes.

If a non-U.S. holder’s common shares constitute a “U.S. real property interest” under FIRPTA, such holder will be subject to United States federal income tax on the gain recognized in the merger on a net basis in the same manner as a U.S. holder. A non-U.S. holder’s common shares generally will not constitute a U.S. real property interest if (1) we are a “domestically controlled qualified investment entity” at the effective time of the merger, or (2) the non-U.S. holder holds 5% or less of the total fair market value of our common shares at all times during the shorter of (a) the period beginning with our formation and ending with the effective time of the merger and (b) the non-U.S. holder’s holding period for the shares. A “qualified investment entity” includes a REIT. Assuming we qualify as a REIT, we will be a “domestically controlled qualified investment entity” at the effective time of the merger if non-U.S. holders held directly or indirectly less than 50% in value of our common shares at all times during the period beginning with our formation and ending with the effective time of the merger. No assurances can be given that the actual ownership of our common shares has been or will be sufficient for us to qualify as a “domestically controlled qualified investment entity” at the effective time of the merger.

Income Tax Treaties.  If a non-U.S. holder is eligible for treaty benefits under an income tax treaty with the United States, the non-U.S. holder may be able to reduce or eliminate certain of the United States federal income tax consequences discussed above, such as the branch profits tax. Non-U.S. holders should consult their tax advisor regarding possible relief under an applicable income tax treaty.

Information Reporting and Backup Withholding

Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) in the case of a U.S. Holder, furnishes a correct taxpayer identification number and certifies that it is not subject to backup withholding on IRS Form W-9 or successor form, (2) in the case of a non-U.S. Holder, furnishes an applicable IRS Form W-8 or successor form, or (3) is otherwise exempt from backup withholding. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the IRS.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON SHARES SHOULD CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF UNITED STATES FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

INTERESTS OF CERTAIN PERSONS IN THE MERGERS

In considering the recommendation of the Board of Trustees with respect to the merger, shareholders should be aware that our trustees and executive officers have interests in the mergers that may be different from, or in addition to, those of the shareholders generally. These interests may create potential conflicts of interest. The Board of Trustees was aware of these potential conflicts of interest and considered them, among other matters, in reaching its decision to approve the mergers and to recommend that the shareholders vote in favor of approving the merger.

Restricted Stock

Under the terms of the merger agreement, immediately prior to the effective time of the merger, the vesting and forfeiture restrictions on restricted common shares granted under the Republic Property Trust 2005 Omnibus Long Term Incentive Plan will lapse and the restricted common shares will be fully vested in the holder thereof. Restricted common shares will have the same rights and be subject to the same conditions in the merger as common shares not subject to any vesting or forfeiture restrictions, including the right to receive the merger consideration. Peter J. Cole, our Senior Vice President, Development, is the only executive officer or trustee who owns restricted common shares. As of August 7, 2007, he owned approximately 12,500 unvested restricted common shares. Upon completion of the merger, Mr. Cole will be entitled to receive $14.70 for each restricted common share held prior to the merger, or a total of $183,750.

Operating Partnership Units

Under the merger agreement, in the partnership merger, each partnership unit in our operating partnership will be converted into the right to receive $14.70 in cash, without interest and less applicable withholding taxes. As of August 7, 2007, certain of our trustees and executive officers owned partnership units that will be converted into the right to receive the partnership merger consideration upon completion of the partnership merger in the following amounts:

			Partnership Merger
Holder	Number of Partnership Units		Consideration

Richard L. Kramer	1,537,732	(1)	$22,604,660
Steven A. Grigg	390,081	(2)	$5,734,190
Mark R. Keller	244,820	(3)	$3,598,854
Gary R. Siegel	2,590	(4)	$38,073
Michael C. Jones	750		$11,025
Frank M. Pieruccini	750		$11,025

(1)	Mr. Richard Kramer owns 766,857 partnership units directly. He also owns 352,663 partnership units through his financial interest in Republic Properties Corporation and 418,212 partnership units through his financial interest in RKB/Republic Capital LLC.

(2)	Mr. Grigg owns 233,137 partnership units directly. He also owns 62,235 partnership units through his financial interest in Republic Properties Corporation and 94,709 partnership units through his financial interest in RKB/Republic Capital LLC.

(3)	Mr. Keller owns 228,635 partnership units directly and 16,185 partnership units through his financial interest in RKB/Republic Capital LLC.

(4)	Mr. Siegel owns 2,590 partnership units through his financial interest in RKB/Republic Capital LLC.

Employment Agreement Change in Control Provisions

Each of Messrs. Mark R. Keller, our Chief Executive Officer and a trustee, Gary R. Siegel, our Chief Operating Officer, General Counsel and Secretary, and Michael J. Green, our Executive Vice President, Chief Financial Officer and Chief Accounting Officer, has entered into an employment agreement with the company.

Under the terms of Mr. Keller’s employment agreement with the company, as amended, if his employment is terminated (i) without “cause,” (ii) pursuant to a “constructive termination,” (iii) on account of Mr. Keller’s death or disability, (iv) by us or Mr. Keller for any reason within 24 months following a “change in control” of our company, or (v) because we do not renew his employment agreement prior to his reaching age 62, he will have the right to receive:

•	a cash payment equal to two and one-half times the sum of (a) his annual salary in effect on the day of termination and (b) his “average annual bonus”, where “average annual bonus” means the average bonus actually paid to Mr. Keller with respect to the prior three calendar years, or if greater, 100% of his annual salary then in effect;

•	any earned but unpaid bonus for the prior year, and a pro rated bonus in the year of termination;

•	any accrued and unpaid salary, vacation and other benefits due to him; and

•	continued medical, dental, disability and life insurance coverage and any other benefit plan for Mr. Keller and his family for a period of 30 months.

Moreover, all equity awards shall immediately vest and become fully exercisable.

Mr. Keller’s employment agreement defines “cause” as the willful and continued failure by him, after reasonable notice and opportunity to cure, to substantially perform his duties (other than any such failure resulting from his disability); willful gross misconduct involving serious moral turpitude; material breach of his employment agreement (other than the non-competition and non-solicitation covenants); or conviction of (or plea of no contest to) a felony, a crime involving fraud or other illegal conduct, other than minor traffic violations, and with respect to other illegal conduct, which is demonstrably and materially injurious to our company. Mr. Keller’s employment shall be considered terminated as a result of a “constructive termination” if, without his written consent, the company reduces his salary or bonus opportunity; materially breaches his employment agreement; materially reduces his duties or authority; fails to nominate him to the board or require him to report other than to the board or a board committee thereof; relocates the company’s principal offices, or Mr. Keller’s principal place of employment, more than 50 miles outside the Washington, D.C. metropolitan area; or any successor to the company fails to assume Mr. Keller’s employment agreement or to otherwise affirm its obligations under such agreement in any material respect.

Mr. Keller’s agreement defines a “change in control” as: (i) certain consolidations or mergers with the company, (ii) certain sales of all or substantially all of the assets of the company, (iii) any person, including a group, acquiring beneficial ownership of 30% or more of the issued and outstanding shares of voting securities of the company entitled to vote generally in the election of trustees, subject to certain exceptions, or (iv) during any period of two consecutive years, individuals who at the beginning of any such period constitute the Board of Trustees cease for any reason to constitute at least a majority thereof unless the election, or the nomination for election by the shareholders, of each new member of the board was approved by a vote of at least two-thirds of the members of the board then still in office at the beginning of any such period. Completion of the merger will constitute a change in control under Mr. Keller’s agreement.

Under the terms of Messrs. Siegel’s and Green’s employment agreements with the company, if the executive is discharged without “cause,” or the executive resigns from the company for “good reason,” the terminated executive will have the right to receive:

•	a cash payment equal to two and one-half times the sum of (a) his annual salary as of the date of the termination of the agreement and (b) the average bonus earned for the prior three calendar years, or, if greater, 80% of annual base salary;

•	any unpaid bonus for the prior year, and a pro rated bonus in the year of termination (based on the mid-point target bonus for that year);

•	any accrued and unpaid salary, vacation and other benefits; and

•	continued medical, prescription and dental benefits for the executive and his family for a period of 30 months.

Moreover, all equity awards shall immediately vest and become fully exercisable.

Messrs. Siegel’s and Green’s employment agreements define “cause” as conviction of (or pleading no contest to) a felony; commission of an act of fraud, theft or dishonesty related to the executive’s duties; willful and continuing failure or habitual neglect to perform the executive’s duties; any material violation of the non-competition or confidentiality covenants; or willful and continuing breach of the agreement. Additionally, “good reason” is defined as a material reduction in the executive’s authority, duties and responsibilities or the assignment to the executive of duties adversely inconsistent with the executive’s position; a reduction in the executive’s annual salary that is not in connection with a reduction of compensation applicable to senior management employees; the company’s failure to obtain a reasonably satisfactory agreement from any successor to the company’s business to assume and perform the employment agreement; the company’s material and willful breach of the employment agreement; or the company’s requirement that the executive’s work location be moved more than 50 miles from its principal place of business in the Washington, D.C. metropolitan area.

Pursuant to their respective employment agreements, if any payment or benefit paid to Messrs. Keller, Siegel or Green in connection with a change in control would constitute a “parachute payment” within the meaning of Section 280G of the Code and would be subject to the excise tax imposed by Section 4999 of the Code, which we call the “excise tax,” then the company has agreed to provide Messrs. Keller, Siegel and Green with an additional “gross-up” payment, intended to put the executive in the same financial position after payment of the excise tax and any taxes on the “gross-up” payment that he would have been in had the excise tax not applied. To accomplish this purpose, the additional payment includes the excise tax, all income taxes imposed on the additional payment, the excise tax imposed on the additional payment and any interest or penalties imposed with respect to taxes on the additional payment.

Change in Control Severance Agreements

The company has offered to enter into change in control severance agreements with six officers, including the following executive officers: Messrs. Cole, Michael C. Jones, our Senior Vice President, Marketing and Leasing, Geoffrey N. Azaroff, our Senior Vice President, Construction, and Frank M. Pieruccini, our Senior Vice President, Services, Accounting. The change in control severance agreements provide severance benefits upon termination by the company without “cause” (as defined in such agreements) or by the executive with “good reason” within 30 days prior to or 18 months following a change in control of the company. “Good Reason” means an executive’s resignation following one of the following events, which occur without the executive’s consent: a material diminution in the executive’s base compensation; the company relocates its principal offices, or the executive’s principal place of employment, more than 50 miles from the company’s current offices in Herndon, Virginia; or a material diminution in the executive’s authority, duties or responsibilities. The change in control severance agreements offered to Messrs. Cole, Azaroff and Jones also contain non-competition provisions.

Under the terms of the change in control severance agreements, upon a qualifying termination, as described above, each executive will receive a lump sum cash payment and continued health benefits for a period of 12 months (including the employee’s eligible spouse and dependents). The aggregate lump-sum cash amount payable to the six officers is $1,825,200. In addition, all equity awards held by the executive shall immediately vest and become fully exercisable upon such termination.

Change in Control Severance Pay Plan

Employees that are not parties to employment agreements or change in control severance agreements are eligible to participate in our change in control severance plan. Under the terms of the plan, employees will receive a lump sum cash severance payment equal to the employee’s monthly base salary (as of the date of termination), multiplied by the cash severance period (as defined in the plan). An employee, including the employee’s family, will receive company paid continuing health benefits for a number of months equal to the cash severance period.

Retention Bonuses

Seven employees, none of whom are executive officers, are eligible to receive a payment in the form of a “retention bonus” to be paid in a lump sum cash payment upon the occurrence of a change in control of the company (and without regard to whether or not the employee is terminated at or following the time of a change in control). The aggregate amount payable to the seven employees in the form of “retention bonuses” is $228,800.

Option Agreements; Certain Litigation Matters

Our operating partnership is party to agreements with entities affiliated with Mr. Richard Kramer, the Chairman of our Board of Trustees, and Mr. Steven Grigg, a member of our Board of Trustees and our former President and Chief Development Officer, and in which Mr. Mark R. Keller, one of our trustees and our Chief Executive Officer, has an indirect interest, that grant us options to acquire the Republic Square I, Republic Square II and Portals III properties located in Washington, D.C. These option agreements can be terminated at certain times by the property owner upon certain changes in control of our company, unless the option has previously been exercised by the operating partnership. The options to acquire the Republic Square II and the Portals III properties have not been exercised and, as such, will be terminable by the property owner upon completion of the merger.

On May 29, 2007, our operating partnership provided notice of exercise of the option to acquire the Republic Square I property pursuant to our option agreement. The owner of the property claimed that our operating partnership’s exercise of the option was invalid. On June 15, 2007, our operating partnership filed a lawsuit against the owner of the property in the Court of Chancery in the State of Delaware, seeking, among other things, to enforce our purchase option and compel the sale of the Republic Square I property to our operating partnership. This litigation is currently pending.

We are also engaged in a number of disputes, including various pending litigation matters, with Messrs. Richard Kramer and Grigg, and their affiliated entities, related to the contribution of and our involvement in the City Center project in West Palm Beach, Florida. These disputes are described in detail in our annual report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007, as subsequently amended by our annual report on Form 10-K/A, filed with the SEC on April 30, 2007, our quarterly report filed on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 3, 2007, and our quarterly report filed on Form 10-Q for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007.

The merger agreement is not contingent on any resolution, outcome or settlement of our pending disputes and litigation matters with Messrs. Richard Kramer and Grigg, and their affiliated entities, including our litigation with respect to the purchase option for the Republic Square I property. Although we do not believe the mergers directly impact these pending disputes or litigation matters, or that our trustees’ interests in these disputes or litigation matters are material in the context of the mergers, Liberty may determine to pursue different resolutions, outcomes or settlements of these pending disputes and litigation matters than we would. In addition, under the merger agreement, prior to the effective time of the merger, we must obtain Liberty’s consent to waive, release, assign, settle or compromise the pending litigation matters.

Indemnification and Insurance

The merger agreement provides that certain indemnification and insurance arrangements for our current trustees and officers will be continued for six years after the completion of the merger. These arrangements are described more fully in “The Merger Agreement — Indemnification and Insurance,” beginning on page 56.

THE MERGER AGREEMENT

The following description is a summary of the material provisions of the merger agreement. This summary does not contain all of the terms of the merger agreement and is qualified by reference to the complete text of the merger agreement, which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. We encourage you to read carefully the entire merger agreement, as the rights and obligations of the parties are governed by the express terms of the merger agreement and not by this summary or any other information contained in this proxy statement.

The merger agreement contains representations and warranties made by, and to, us, our operating partnership, Liberty, Purchaser and Parent LP. These representations and warranties, which are set forth in the copy of the merger agreement attached to this proxy statement as Annex A, were made for the purposes of negotiating and entering into the merger agreement between the parties. In addition, these representations and warranties were made as of specified dates, may be subject to standards of materiality different from what may be viewed as material to shareholders, or may have been used for the purpose of allocating risk between the parties instead of establishing such matters as facts. Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement, may have changed since the date of the merger agreement and subsequent developments or new information qualifying a representation or warranty may have been included in this proxy statement.

The Mergers

The Merger

Subject to the terms and conditions of the merger agreement and in accordance with Maryland law, at the effective time of the merger, Republic will merge with and into Purchaser. Republic’s separate corporate existence will cease, and Purchaser will continue as the surviving company and a wholly-owned subsidiary of Liberty. As a result of the merger, all of the property, rights, privileges and powers of Republic and Purchaser will vest in the surviving company, and all of the debts, liabilities and duties of Republic will become the debts, liabilities and duties of the surviving company.

The Partnership Merger

Subject to the terms and conditions of the merger agreement and in accordance with Delaware and Pennsylvania law, at the effective time of the partnership merger, our operating partnership will merge with and into Parent LP. The separate existence of our operating partnership will cease and Parent LP will continue as the surviving partnership, with the surviving company of the merger being the sole general partner of the surviving partnership. As a result of the partnership merger, all of the property, rights, privileges and powers of our operating partnership and Parent LP will vest in the surviving partnership, and all of the debts, liabilities and duties of our operating partnership will become the debts, liabilities and duties of the surviving partnership.

Closing Date and Effective Times of the Mergers

Subject to the terms and conditions of the merger agreement, the closing date of the mergers will occur as promptly as practicable and, in any event, not later than the fifth business day after the date on which the conditions to closing of the mergers are satisfied or waived, other than conditions which by their terms are required to be satisfied at the closing, unless the parties agree to another date for the closing.

The effective time of the merger will occur at the time the articles of merger for the merger are filed with, and are accepted for record by, the State Department of Assessments and Taxation of Maryland in accordance with applicable Maryland law, or at a later time as the parties specify in the filing in accordance with applicable law. The parties will file the articles of merger with the State Department of Assessments and Taxation of Maryland as soon as reasonably practicable on the closing date.

The effective time of the partnership merger will occur at the time certificates of merger for the partnership merger are filed with, and accepted by, the Delaware Secretary of State and the Pennsylvania Department of State in accordance with applicable Delaware and Pennsylvania law, as the case may be, or at a later time as the parties specify in the filings in accordance with applicable law. The parties will file the certificates of merger with the Delaware Secretary of State and with the Pennsylvania Department of State as soon as reasonably practicable on the closing date. The effective time of the partnership merger will be immediately prior to the effective time of the merger.

Organizational Documents

The operating agreement of Purchaser as in effect immediately prior to the effective time of the merger, will be the operating agreement of the surviving company following the merger.

The certificate of limited partnership of Parent LP and the second restated and amended agreement of limited partnership of Parent LP, each as in effect immediately prior to the effective time of the partnership merger, will be the certificate of limited partnership and the agreement of limited partnership of the surviving partnership following the partnership merger.

Managers and Officers of the Surviving Company

The managers of Purchaser, if any, immediately prior to the effective time of the merger will be the initial managers of the surviving company. The officers of Liberty immediately prior to the effective time of the merger shall be the initial officers of the surviving company. The managers and officers of the surviving company will hold their office in accordance with the operating agreement of the surviving company.

Consideration

The Merger

At the effective time of the merger, by virtue of the merger and without any action on the part of Republic, Liberty, Purchaser or our shareholders:

•	Each common share issued and outstanding immediately prior to the effective time of the merger, except as noted below, will automatically be converted into the right to receive $14.70 in cash, payable to the holder thereof, without interest. Common shares held by our operating partnership, any of our subsidiaries, Liberty, Purchaser or any of its subsidiaries will automatically be canceled with no payment being made for those common shares. All common shares that are converted into the right to receive the merger consideration will no longer be outstanding and will automatically be cancelled, and each certificate previously evidencing common shares will only represent the right to receive the merger consideration.

•	The vesting and forfeiture restriction on restricted common shares will lapse and the restricted common shares will be fully vested in the holders of the restricted common shares. Restricted common shares will have the same rights and be subject to the same conditions in the merger as common shares that were not subject to vesting or forfeiture restrictions.

•	The issued and outstanding membership interests of the Purchaser will remain outstanding, will not be affected by the merger and will constitute issued and outstanding membership interests of the surviving company.

The Partnership Merger

At the effective time of the partnership merger, by virtue of the partnership merger and without any action on the part of the Parent LP, our operating partnership, any partners of the operating partnership or the partners of Parent LP:

•	Each partnership unit outstanding immediately prior to the effective time of the partnership merger will automatically be converted into the right to receive an amount in cash, payable to the holder of the partnership unit, without interest, equal to the merger consideration that would be paid for the number of our common shares that could be issued, at our election, in exchange for partnership units in accordance with the redemption procedures in the partnership agreement. As of August 10, 2007, under the merger agreement, each such partnership unit would be converted into the right to receive $14.70 in cash.

•	Each issued and outstanding limited partnership common units and preferred units of Parent LP will remain outstanding, will not be affected by the partnership merger and will constitute issued and outstanding limited partnership common units and preferred units, as applicable, of the surviving partnership.

Exchange Procedures

At or prior to the merger effective time, Liberty will deposit with an exchange agent designated by Liberty, and reasonably satisfactory to us, cash in an amount sufficient to pay the merger consideration and the partnership merger consideration, to be held for the benefit of our shareholders and the holders of partnership units. The funds on deposit with the exchange agent are referred to as the exchange fund. Liberty will cause the exchange agent to make payments of the merger consideration and the partnership merger consideration out of the exchange fund in accordance with the merger agreement, and the exchange fund is not permitted to be used for any other purpose.

No later than two business days after the effective time of the merger, Liberty will cause the exchange agent to mail a letter of transmittal to each record holder of common shares that were converted into the right to receive the merger consideration in the merger, together with instructions for the use of the letter of transmittal to surrender certificates formerly representing common shares in exchange for the merger consideration. Liberty will also cause the exchange agent to mail a letter of transmittal to each record holder of partnership units that were converted into the right to receive the partnership merger consideration in the partnership merger, together with instructions for the delivery of the letter of transmittal in exchange for the partnership merger consideration. No interest will be paid or will accrue on the merger consideration or the partnership merger consideration.

The merger consideration paid to the holders of our common shares, in accordance with the exchange and payment procedures contained in the merger agreement, is paid in full satisfaction of all rights and privileges pertaining to our common shares exchanged (and, if applicable, evidenced by certificates exchanged) and, after the effective time of the merger, holders of common shares will cease to be, and have no rights as, our shareholders other than the right to receive the merger consideration. The partnership merger consideration paid to the holders of partnership units, in accordance with the exchange and payment procedures contained in the merger agreement, is paid in full satisfaction of all rights and privileges pertaining to our partnership units exchanged, and, after the effective time of the partnership merger, holders of partnership units will have no further rights with respect to the partnership units other than the right to receive the partnership merger consideration.

The exchange agent will invest the exchange fund in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide payment of all principal and interest, commercial paper obligations receiving the highest ratings from Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capitalization exceeding $1 billion. Liberty is required to promptly replace or restore any losses in the exchange fund with respect to those investments. Any interest earned on the exchange fund will be kept in the exchange fund. Any portion of the exchange fund that remains undistributed to the holders of common shares or partnership units for twelve months after the effective time of the merger will be delivered to the surviving company upon demand. After the exchange fund is returned to the surviving company, holders of common shares or partnership units may only look to the surviving company (subject to abandoned property, escheat and similar laws) for payment of the merger consideration or partnership merger consideration.

If any holder of common shares or partnership units has not complied with the procedures for receiving payment of the merger consideration or the partnership merger consideration, as applicable, prior to 6 years after the effective time of the merger (or, if sooner, immediately prior to the time on which any payment would escheat or become the property of any governmental entity pursuant to applicable abandoned property, escheat or other similar laws), the payment will become the property of the surviving company. The Purchaser, Parent LP, Republic, our operating partnership, the surviving company and the surviving partnership will not be liable for any merger consideration delivered to a public official pursuant to any abandoned property, escheat or similar laws.

The surviving company, the surviving partnership or the exchange agent will be entitled to deduct and withhold from the merger consideration and the partnership merger consideration any amounts that are required to be deducted and withheld under applicable tax laws.

Dissenters’ Rights

No dissenters’ or appraisal rights will be available with respect to the mergers and any other transactions contemplated by the merger agreement.

Representations and Warranties

We made customary representations and warranties to Liberty, the Purchaser and Parent LP in the merger agreement with respect to Republic, our operating partnership and our subsidiaries. These representations and warranties are subject, in many cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection with the merger agreement, including “materiality” and “company material adverse effect” qualifications. None of these representations and warranties survive the effective time of the merger. These representations and warranties relate to, among other things:

•	due organization, valid existence, good standing and power and authority to carry on our businesses;

•	our ownership of the equity interests in our subsidiaries;

•	our declaration of trust and first amended and restated bylaws and the similar organizational documents of our operating partnership and our subsidiaries;

•	our capitalization and the capitalization of our operating partnership;

•	our and our operating partnership’s power and authority to execute and deliver, and to perform our respective obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating partnership;

•	the vote of our shareholders required to approve the merger and the other transactions contemplated by the merger agreement and our approval of the mergers as the general partner of our operating partnership and the holder of more than fifty percent of the percentage interests of the Class A partnership units of our operating partnership;

•	the inapplicability to the merger of the restrictions on business combinations, control share acquisitions or other anti-takeover laws under Maryland law or other applicable law;

•	the absence of conflicts with, or breaches or violations of, our declaration of trust and first amended and restated bylaws and the similar organizational documents of our operating partnership and our subsidiaries, or any applicable laws or contracts as a result of executing and delivering the merger agreement or completing the mergers;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement or completing the mergers;

•	possession of all governmental permits necessary to own, lease and operate our properties and to carry on our businesses and the absence of any conflicts with, or breaches or violations of, applicable laws or permits;

•	our SEC filings since January 1, 2006, and the preparation and presentation of the financial statements contained therein and our internal controls over financial reporting;

•	the absence of certain liabilities or obligations required to be reflected or reserved against on a balance sheet under generally accepted accounting principles as applied in the United States;

•	the compliance as to form of, and the accuracy and completeness of information supplied for inclusion in, this proxy statement or any other document filed with the SEC;

•	the absence of any company material adverse effect and certain other changes or events since March 31, 2007;

•	our employee benefit plans and other labor and employment matters, including severance or employment agreements and severance programs;

•	certain of our material contracts, and the enforceability of and absence of defaults under those contracts;

•	the absence of pending or threatened litigation or outstanding judgments or orders;

•	certain environmental matters;

•	certain intellectual property and related infringement matters;

•	our owned or leased real property, including our title, title insurance, certificates, permits and zoning restrictions, as well as our material tenant leases, ground leases, development agreements and purchase options;

•	personal property owned by us and our subsidiaries;

•	certain tax matters including our status as a REIT;

•	certain relationships with affiliates that would be disclosed under applicable SEC regulations;

•	the receipt by us of a fairness opinion from JPMorgan; and

•	brokerage, finder’s or other fees to brokers, finders or investment bankers.

For the purposes of the merger agreement, “company material adverse effect” means any change, event, state of facts or development that is materially adverse to the business, financial condition or results of operations of Republic, our operating partnership and our subsidiaries, taken as a whole. However, none of the following items, in and of themselves, will constitute a “company material adverse effect”, and none of the following items will be taken into account in determining whether there has been or will be a “company material adverse effect”:

•	changes attributable to the negotiation, execution, announcement, pendency or pursuit of the completion of the mergers and other transactions contemplated by the merger agreement, including any litigation resulting from the mergers;

•	changes generally affecting the economy of the United States or the greater Washington, D.C. region;

•	changes generally affecting the financial, real estate or leasing markets in the United States or the greater Washington, D.C. region;

•	general political, economic or business conditions that may exist in the United States or in the greater Washington, D.C. region, or any changes in those conditions;

•	general financial, credit or capital markets conditions, including interest rates or exchange rates, or any changes in those conditions;

•	changes arising from or relating to compliance with the terms of the merger agreement, or any action taken or failure to act to which Liberty has consented in writing;

•	acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of conditions threatened or existing as of the date of the merger agreement, except to the extent we are disproportionately adversely affected compared to other persons or participants in our industry;

•	any hurricane, earthquake, flood, or other natural disasters or acts of God, except to the extent we are disproportionately adversely affected compared to other persons or participants in our industry;

•	changes in laws or generally accepted accounting principles as applied in the United States after the date of the merger agreement;

•	certain items listed on the disclosure schedules to the merger agreement, including certain disputes with and claims by Messrs. Richard Kramer and/or Steven Grigg, certain loan agreements and certain other agreements;

•	our failure to meet published or internally prepared estimates of revenues, earnings or other economic performance for any period ending after the date of the merger agreement and prior to the closing of the mergers, except that facts giving rise to the failure to meet those estimates may be deemed to constitute a “company material adverse effect” if the facts are not otherwise excluded from the definition; or

•	a decline in the price of our common shares on the New York Stock Exchange or other markets in which our common shares are quoted for purchase and sale, except that facts giving rise to the decline in the price of our common shares may be deemed to constitute a “company material adverse effect” if the facts are not otherwise excluded from the definition.

Liberty, the Purchaser and Parent LP made customary representations and warranties to us in the merger agreement with respect to Liberty, the Purchaser, Parent LP and Liberty’s subsidiaries. These representations and warranties are subject, in many cases, to specified exceptions and qualifications contained in the merger agreement or in the disclosure schedules delivered in connection with the merger agreement, including “materiality” qualifications. None of these representations and warranties survive the effective time of the merger. These representations and warranties relate to, among other things:

•	their due organization, valid existence, good standing and power and authority to carry on their businesses;

•	the ownership of Purchaser and Parent LP and absence of any obligations, liabilities or prior activities of Purchaser;

•	their power and authority to execute and deliver, and to perform their obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against them;

•	the absence of conflicts with, or breaches or violations of, their organizational documents, laws, or any applicable laws or contracts as a result of executing and delivering the merger agreement or completing the mergers;

•	consents and approvals of governmental entities required as a result of executing and delivering the merger agreement or completing the mergers;

•	the compliance as to form of, and the accuracy and completeness of information they have supplied for inclusion in, this proxy statement or any other document filed with the SEC;

•	the absence of pending or threatened litigation or outstanding judgments or orders;

•	the absence of a required vote of the holders of their capital stock or equity interests for the approval of the merger agreement and the other transactions contemplated by the merger agreement;

•	that Liberty will have available sufficient funds to complete the mergers and the other transactions contemplated by the merger agreement;

•	the solvency of the surviving company;

•	the absence of any undisclosed agreements, arrangements or understandings with our officers, trustees or directors;

•	that none of Liberty or any of its subsidiaries is an “interested stockholder” of ours for purposes of the business combination statute under Maryland law;

•	brokerage, finders or other fees to brokers, finder’s or investment bankers; and

•	the independent review and analysis of our business, operations, assets, properties, liabilities, results of operations, financial condition and prospects by them, and the uncertainties inherent in any projections, estimates, forward-looking information and other forecasts.

Conduct of Our Business Pending the Mergers

We have agreed that, until the merger effective time and subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, or unless we otherwise obtain Liberty’s prior agreement in writing, we will and will cause our subsidiaries to:

•	conduct our operations in the ordinary course of business substantially consistent with past practice; and

•	use commercially reasonable efforts to preserve substantially intact our business organization and goodwill.

We have also agreed that, until the effective time of the merger and subject to certain exceptions set forth in the merger agreement and the disclosure schedules delivered in connection with the merger agreement, or unless we otherwise obtain Liberty’s prior agreement in writing, we will not and will cause our subsidiaries not to, among other things:

•	amend or change our declaration of trust or first amended and restated bylaws or the similar organizational documents of our operating partnership and subsidiaries;

•	issue any shares or other equity interests in Republic, our operating partnership or our subsidiaries, or any securities convertible or exchangeable for those shares or other equity interests, or any options, warrants or other rights to acquire those shares or other equity interests;

•	sell, pledge, dispose of, transfer, lease, license, guarantee or encumber or authorize any of the foregoing in respect of any of our material property or assets;

•	declare, set aside, make or pay certain dividends or other distributions, other than, among other things, our regular, quarterly cash dividends not to exceed $0.125 per share, with the declaration date to be no earlier than ten business days after the end of the applicable quarter, and any other distributions reasonably necessary for us to maintain our status as a REIT under applicable tax laws;

•	enter into any agreement with respect to the voting of any shares or other equity interests in Republic, our operating partnership or our subsidiaries;

•	reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire any shares or other equity interests in Republic, our operating partnership or our subsidiaries;

•	acquire or enter into any option, commitment or agreement to acquire ownership of or any equity interest in any person or assets, other than, among other things, the acquisition of the Republic Square I office building pursuant to our option agreement with respect to that property;

•	enter into any option, commitment or agreement to commence any development activity on any properties, other than our ongoing development at 1129 20th Street, N.W., Washington, D.C. and tenant improvements in the ordinary course of business consistent with the tenant leases for our properties;

•	materially change our accounting policies or procedures, except as required by applicable law or generally accepted accounting principles as applied in the United States;

•	incur indebtedness for borrowed money or issue debt securities or assume, guarantee or endorse the obligations of any person for borrowed money, other than, among other things, borrowings under our existing credit facilities and construction loans;

•	increase compensation or benefits payable to or grant any rights to severance or termination pay or benefits to, or enter into any employment or severance agreements with, our trustees, officers or employees;

•	adopt or enter into, or amend to increase any benefit or obligation under any bonus, profit-sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other similar plan, agreement, trust, fund, policy or arrangement with any trustee or officer;

•	other than in accordance with certain guidelines agreed to between the parties, enter into any new lease, or renew or extend any existing lease, at our properties, or terminate or materially modify or amend any material lease at our properties;

•	authorize or enter into any commitment for any new material capital expenditure relating to our properties, other than, among other things, expenditures contemplated by our capital expenditure budget;

•	authorize or enter into any new contract that would be required to be disclosed as a material contract under our representations and warranties;

•	waive, release, assign, settle or compromise certain lawsuits, including our pending litigation matters with Messrs. Richard Kramer and Grigg, and their affiliated entities;

•	make any material tax election or settle or compromise any material liability for taxes; or

•	enter into an agreement or otherwise make a commitment to do any of the foregoing.

Consents and Filings

The parties to the merger agreement have agreed to use their reasonable best efforts to take all actions, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable laws to complete the mergers and other transactions contemplated by the merger agreement, including:

•	preparing and filing any forms, registrations and notices required to complete the transactions contemplated in the merger agreement and taking actions necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any governmental entity relating to antitrust, competition, trade or other regulatory matters;

•	causing the satisfaction of all conditions required for the closing of the mergers;

•	defending all lawsuits or other legal, regulatory or other proceedings, to which a party to the merger agreement is a party and which challenge or affect the merger agreement or the transactions contemplated by the merger agreement, until a final, non-appealable order has been issued; and

•	seeking to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to complete the transactions contemplated by the merger agreement, until a final, non-appealable order has been issued.

Each party to the merger agreement also agreed to furnish information required for any application or other filing required to be made by any governmental entity in connection with the transactions contemplated by the merger agreement. Each party has the right to review the filings made by the other or by any of our respective affiliates. In addition, each party has agreed to notify the other party of written communications from governmental entities, consult with the other party prior to participating in any substantive meeting with governmental entities, including allowing the other party to attend and participate in the meeting and furnishing copies of correspondence, filings and written communications with governmental entities.

Each party has agreed to give notice to any third parties and use reasonable best efforts to obtain any third party consents necessary, proper or advisable to complete the transactions contemplated by the merger agreement. However, we are not responsible for any consent fees prior to the effective time of the merger in connection with obtaining third party consents. If either party fails to obtain any required third party consent, that party will use reasonable best efforts to mitigate any adverse effect resulting from the failure to obtain the third party consent.

Proxy Statement; Shareholders’ Meeting; Notice to Limited Partners

We agreed to prepare and file this proxy statement with the SEC relating to the special meeting of shareholders as promptly as practicable after the execution of the merger agreement. Each party also agreed to use all reasonable efforts to respond to any comments made by the SEC with respect to this proxy statement and to furnish all information concerning it and the holders of its shares of beneficial interest or capital stock as the other party may reasonably request in connection with the preparation of this proxy statement. Subject to the provisions of the merger agreement that permit our Board of Trustees to change its recommendation of the merger, we also agreed to include in this proxy statement the determination of our Board of Trustees that the merger agreement and the merger are advisable to and in the best interests of our shareholders and the recommendation of our Board of Trustees that our shareholders approve the merger.

We agreed to call, give notice of, convene and hold the special meeting of shareholders to which this proxy statement relates as promptly as reasonably practicable after the date this proxy statement is cleared by the SEC for the purpose of obtaining shareholder approval of the merger. Unless the merger agreement has been terminated, we agreed to hold the special meeting of shareholders to which this proxy statement relates regardless of whether our Board of Trustees has withdrawn, qualified or modified its approval or recommendation of the merger agreement or the merger. However, at any time at or prior to the special meeting of shareholders to which this proxy statement relates, we may adjourn or postpone the special meeting:

•	to the extent our Board of Trustees determines in good faith, after consultation with its outside legal advisors, that adjournment or postponement is required to comply with applicable law or the rules or regulations of the New York Stock Exchange, or

•	subject to compliance with the provisions of the merger agreement with respect to our ability to respond to an unsolicited acquisition proposal that we receive, in response to an acquisition proposal as to which our Board of Trustees has made the determination that the acquisition proposal is or could reasonably be expected to lead to a superior proposal.

We also agreed to prepare and provide written notice to the limited partners of our operating partnership of our intention to effect the merger in accordance with the applicable provisions of the partnership agreement of our operating partnership. This written notice was required to be provided at least twenty business days prior to the record date to determine our shareholders eligible to vote upon the approval of the merger. We provided this notice to the limited partners on July 27, 2007, which is twenty business days prior to the August 24, 2007 record date for the special meeting of shareholders.

Acquisition Proposals

No Solicitation of Acquisition Proposals

We have agreed that, until the effective time of the merger and subject to specified exceptions described below, we, our operating partnership and our subsidiaries will not authorize or permit any of our representatives to, directly or indirectly, take any action to:

•	solicit, initiate or knowingly encourage any acquisition proposal;

•	enter into, participate or otherwise engage in discussions or negotiations with, or furnish any information that is not available in our SEC filings to, any person with respect to an acquisition proposal;

•	withdraw, modify or amend our Board of Trustees’ recommendation of the merger in a manner adverse to Liberty;

•	approve or recommend any acquisition proposal;

•	enter into any letter of intent, agreement in principle or agreement with respect to any acquisition proposal (except certain confidentiality agreements with a person to whom we are permitted to provide information under the merger agreement); or

•	resolve or agree to do any of the foregoing.

We agreed to terminate any discussions or negotiations conducted before the date of the merger agreement regarding any acquisition proposal. Until the effective time of the merger, we also agreed that we and our operating partnership and subsidiaries will not waive, modify or amend any standstill or similar provision of any agreement, letter or understanding that would prohibit any person from making or otherwise facilitating the making of an acquisition proposal, and we agreed to pursue all remedies available to us upon a breach by any person of those standstill or similar provisions. However, prior to the approval of the merger by our shareholders, our Board of

Trustees may waive those standstill or similar provisions if our Board of Trustees determines in good faith, after consultation with outside counsel, that the failure to grant a waiver would be inconsistent with the duties of our trustees under applicable law.

Ability to Furnish Information and Engage in Discussions in Response to Certain Acquisition Proposals

Prior to the approval of the merger by our shareholders, if we receive a bona fide written acquisition proposal that was not solicited, initiated or knowingly encouraged in violation of the merger agreement and that our Board of Trustees determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is or could reasonably be expected to lead to a superior proposal, we may furnish non-public information to, and engage in discussions and negotiations with, the person making the acquisition proposal.

Prior to furnishing non-public information to, or engaging in discussions or negotiations with, the person making the acquisition proposal, we are required to enter into a confidentiality agreement with that person that contains confidentiality undertakings no less favorable to Republic than those contained in the confidentiality agreement we signed with Liberty. In addition, substantially concurrently with our disclosure to the person making the acquisition proposal, we are required to provide Liberty any non-public information we provide to the person making the acquisition proposal if that information was not previously provided to Liberty.

Ability to Change Recommendation or Terminate in Response to Superior Proposal

Prior to the approval of the merger by our shareholders, if we receive a bona fide written acquisition proposal that was not solicited, initiated, or knowingly encouraged in violation of the merger agreement and that our Board of Trustees determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, constitutes a superior proposal (after giving effect to any adjustments to the terms of the merger agreement which may be offered by Liberty), our Board of Trustees may:

•	effect a change in its recommendation of the merger with respect to the superior proposal, including approving or recommending the superior proposal, or

•	terminate the merger agreement in accordance with the termination provisions described below under “— Termination” and, subject to payment of the termination fee described below under “— Termination Fee”, enter into a definitive agreement with respect to the superior proposal.

However, prior to effecting a change in our Board of Trustees’ recommendation of the merger with respect to a superior proposal or terminating the merger agreement in accordance with the termination provisions described below under “— Termination”, we are required:

•	to provide prior written notice to Liberty, at least three business days in advance, of our intention to take those actions with respect to the superior proposal, which notice is required to specify the material terms and conditions of the superior proposal, including the identity of the person making the superior proposal, and contemporaneously provide a copy of any proposed definitive agreements with respect to the superior proposal, and

•	during the three business day notice period, negotiate with Liberty in good faith to make adjustments in the terms and conditions of the merger agreement so that the acquisition proposal ceases to constitute a superior proposal.

If there are material revisions to the terms of an acquisition proposal after the start of a three business day notice period, we are required to deliver a new written notice to Liberty and to comply with the requirements of the merger agreement with respect to the new written notice, and a new three business day notice period will re-commence on the date of the new notice.

Ability to Change Recommendation if Required to Comply with Duties of Trustees

In circumstances other than as described above under “— Ability to Change Recommendation or Terminate in Response to Superior Proposal”, prior to the approval of the merger by our shareholders, our Board of Trustees may effect a change in its recommendation of the merger if our Board of Trustees determines in good faith, after consultation with outside counsel, that a change in its recommendation is required to comply with the duties of the trustees under applicable law.

Ability to Make Certain Disclosures to Shareholders

The merger agreement does not prohibit Republic or our Board of Trustees from taking and disclosing to our shareholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from making disclosure to our shareholders if our Board of Trustees determines in good faith, after consultation with outside counsel, that the disclosure is required under applicable law.

Agreement to Provide Certain Notices to Liberty

We agreed to notify Liberty substantially concurrently if we or our representatives receive an acquisition proposal, any request related to an acquisition proposal for information relating to Republic, our operating partnership or our subsidiaries or any inquiry or request for discussions or negotiations regarding any acquisition proposal. This written notice is required to include the identity of the person making the acquisition proposal, inquiry or request and a copy of the acquisition proposal, inquiry or request (or, if not in writing, a description of the material terms and conditions of the acquisition proposal, inquiry or request). We also agreed to keep Liberty reasonably informed on a substantially current basis of material developments with respect to any acquisition proposal, inquiry or request, including the material terms and conditions of any acquisition proposal and of any material modifications to the acquisition proposal. We agreed to promptly notify Liberty if we determine to begin providing non-public information or engaging in discussions or negotiations with respect an acquisition proposal in accordance with the merger agreement.

Definitions of “Acquisition Proposal” and “Superior Proposal”

For purposes of the merger agreement, “acquisition proposal” means any offer or proposal (other than the mergers) concerning any:

•	merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us or our operating partnership;

•	purchase or acquisition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or otherwise, of assets representing 35% or more of our consolidated assets, taken as a whole;

•	purchase or acquisition, directly or indirectly, by merger, consolidation, business combination, share exchange, joint venture or any similar transaction, of the equity interests representing 35% or more of the voting power of Republic;

•	transaction in which any person or group acquires beneficial ownership, or the right to acquire beneficial ownership, of 35% or more of the outstanding voting capital stock of Republic; or

•	any combination of the foregoing transactions.

For purposes of the merger agreement, “superior proposal” means an acquisition proposal (except that references to “35%” in the definition of acquisition proposal are replaced with “50%” for purposes of the definition of superior proposal) that our Board of Trustees determines in good faith, after consultation with its independent financial advisor and outside legal counsel:

•	if consummated, would be more favorable from a financial point of view to our shareholders than the merger, taking into account all of the terms and conditions of the acquisition proposal and the merger agreement, including any alterations to the merger agreement agreed to in writing by Liberty in response to the acquisition proposal;

•	is reasonably capable of being consummated on the terms proposed; and

•	for which financing, to the extent required, is then committed or, as our Board of Trustees may determine in good faith, is reasonably likely to be available and the obtaining of which financing is not a condition to the completion of the acquisition proposal.

Employee Benefit Matters

Liberty has agreed to recognize all service of our trustees, directors, officers or employees for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any of Liberty’s benefit plans, other than benefit accruals under a defined benefit pension plan.

Prior to the effective time of the merger, we have agreed to take all steps required to cause to be exempt under Rule 16b-3 of the Exchange Act any disposition of common shares that result from the mergers, and which are otherwise treated as dispositions, by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Republic.

In addition, following the effective time of the merger:

•	the surviving company has agreed to honor, assume and agree to perform, in accordance with their terms without amendment, all individual employment, severance and change in control agreements with our trustees, directors, officers or employees, including bonuses, incentives or deferred compensation in existence on July 23, 2007, and all our benefit plans; and

•	Liberty will, and will cause the surviving company, the surviving partnership or our benefit plans to, provide or pay when due to our trustees, directors, officers and employees all benefits and compensation pursuant to our benefit plans in effect as of July 23, 2007 that are earned or accrued through the effective time of the merger.

The merger agreement does not require the continued employment of any of our trustees, directors, officers or employees and, except as otherwise required by the merger agreement, does not prevent Liberty from amending or terminating our benefit plans after the closing of the mergers.

Indemnification and Insurance

After the effective time of the merger, Liberty has agreed to, and will cause the surviving company and the surviving partnership to, indemnify and hold harmless all of our, our operating partnership’s and our subsidiaries’ past and present trustees, directors, officers, employees and agents or any person serving as a fiduciary with respect to any employee benefit plan, with each indemnified person referred to as a “covered person,” to the fullest extent permitted by law from all liabilities and expenses pertaining to:

•	the fact that the covered person is or was a trustee, director, officer, employee or agent, or a fiduciary with respect to any employee benefit plan, any act or omission taken by the covered person in such capacity, or the fact that the covered person is or was serving at our request as a director, officer, employee, trustee, agent or fiduciary of another person, whether or not the covered person was serving in that capacity at the time the liability or expense was incurred;

•	any acts or omissions occurring in connection with the approval of the merger agreement and the completion of the transactions contemplated by the merger agreement; and

•	any failure of the representations and warranties of Liberty, the Purchaser or Parent LP to be true and correct as of the date or dates made.

Each covered person is also entitled to advancement of costs and expenses, including attorneys’ fees, incurred in defending any claim, action, suit, proceeding, litigation or investigation regarding any of the matters for which that covered person may receive indemnification under the merger agreement. If it is ultimately determined that the covered person is not entitled to indemnification under the merger agreement, then the covered person will be required to repay any advanced expenses.

Under the merger agreement, the operating agreement of the surviving company and the partnership agreement of the surviving partnership must contain provisions no less favorable regarding indemnification, advancement of expenses and exculpation of the covered persons than the provisions that are currently set forth in the amended and restated declaration of trust, as amended, of Liberty, the amended and restated bylaws, as amended, of Liberty, the certificate of limited partnership of Parent LP and the second restated and amended limited partnership agreement, as amended, of Parent LP. In addition, any indemnification agreements with covered persons in existence on July 23, 2007 will be assumed by the surviving company in the merger and will continue in full force and effect after the merger in accordance with its terms.

For a period of six years following the effective time of the merger, Liberty has agreed to procure an insurance and indemnification policy covering each person that is currently covered by our insurance policies that provides coverage for events occurring on or before the effective time of the merger and that is no less favorable than our existing policies as of July 23, 2007. Liberty will not be required to pay an aggregate amount for the six year period of “run-off” coverage in excess of 300% of the last annual premium paid prior to July 23, 2007. If that maximum “run-off” coverage does not fully extend to the required six year period, Liberty has agreed to seek requisite coverage from our insurers under the existing policies prior to seeking coverage from any other insurers. Liberty may also satisfy the requirements described in the foregoing sentences if, at or before the effective time of the merger, Republic or Liberty acquires prepaid “tail” policies providing coverage that is consistent with the coverage required by the foregoing sentences for an aggregate period of six years with respect to claims arising from events occurring on or before the effective time of the merger. If pre-paid policies are obtained, the premiums for those policies must be paid in full at or prior to the effective time of the merger and will be non-cancelable.

If Liberty, the surviving company, the surviving partnership or any of their successors or assigns consolidates with or merges into any other person and is not the surviving entity of that transaction or transfers or conveys all or substantially all of its properties and assets to any person, then the parties are required to make proper provision so that the obligations described above are assumed by the successor entity or transferee of assets.

The rights of covered persons described above are in addition to any rights granted to covered persons in our declaration of trust, our first amended and restated bylaws, our operating partnership’s certificate of limited partnership, the partnership agreement of our operating partnership, the operating agreement of the surviving company, the partnership agreement of the surviving partnership and any comparable documents of our subsidiaries, or in any indemnification agreements with any covered person.

Notice of Certain Events

We and Liberty have agreed to notify each other promptly if we or Liberty, as applicable, become aware of:

•	any written communication from any person to us, our operating partnership or any of our subsidiaries, in our case, or to Liberty, the Purchaser or Parent LP, in the case of Liberty, alleging that such person’s consent is required in connection with the transactions contemplated by the merger agreement;

•	any material claims that arise out of the transactions contemplated by the merger agreement are threatened or commenced against us, our operating partnership or any of our subsidiaries, in our case, or against Liberty or any of its subsidiaries, in the case of Liberty; or

•	any effect, event, development or change which causes or is reasonably likely to cause the conditions to the mergers in the merger agreement not to be satisfied with respect to the applicable party.

Conditions to the Mergers

The obligations of the parties to complete the mergers are subject to the following mutual conditions:

•	approval of the merger by our shareholders shall have been obtained in accordance with Maryland law and our declaration of trust; and

•	no court of competent jurisdiction or other governmental entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling, whether temporary, preliminary or permanent, which is in effect and prevents or prohibits the completion of the mergers, except that this condition may not be asserted by any party whose failure to fulfill certain of its obligations under the merger agreement has been the primary cause of, or has primarily resulted in, the order, decree, judgment, injunction or other ruling.

The obligations of Liberty, the Purchaser and Parent LP to complete the mergers are subject to the following additional conditions:

•	except for the representations and warranties described in the two immediately succeeding bullet points, which are subject to the conditions described in those bullet points, the representations and warranties of Republic and our operating partnership contained in the merger agreement, without giving effect to any limitation as to “materiality” or “company material adverse effect” contained in the representations and warranties, must be true and correct as of the closing date of the mergers as though made on and as of the closing date, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except for failures of the representations and warranties to be true and correct, individually or in the aggregate, that do not and would not reasonably be expected to have a company material adverse effect;

•	the representations and warranties of Republic and our operating partnership that relate to:

•	the due organization, valid existence, good standing and power and authority to carry on the businesses of us, our operating partnership and our subsidiaries;

•	our ownership of the equity interests in our subsidiaries;

•	our declaration of trust and first amended and restated bylaws and the similar organizational documents of our operating partnership and our subsidiaries;

•	our and our operating partnership’s power and authority to execute and deliver, and to perform our respective obligations under, the merger agreement and to consummate the transactions contemplated by the merger agreement;

•	the enforceability of the merger agreement against us and our operating partnership; and

•	the inapplicability to the merger of the restrictions on business combinations, control share acquisitions or other anti-takeover laws under Maryland law or other applicable law;

and, in each case, that are not qualified as to “company material adverse effect” must be true and correct in all material respects, and those that are qualified as to “company material adverse effect” must be true and correct in all respects, in each case as of the closing date as though made on and as of the closing date, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date;

•	the representations and warranties of us and our operating partnership that relate to our capitalization and the capitalization of our operating partnership must be true and correct in all respects, subject to de minimis inaccuracies, as of the closing date as though made on and as of the closing date, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date; provided, that any inaccuracies with respect to the number of common shares or partnership units outstanding is deemed to be de minimis if the inaccuracies do not exceed 10,000 aggregate common shares and partnership units.

•	we and our operating partnership will have performed or complied in all material respects with all material agreements and covenants to be performed or complied with under the merger agreement prior to the closing of the mergers;

•	since July 23, 2007, there shall not have been any event, effect, development or change that, individually or in the aggregate, has resulted or would result in, a company material adverse effect; and

•	the receipt of a tax opinion of Latham, our tax counsel, regarding our status as a REIT under the Code, subject to customary assumptions, qualifications and representations.

The obligations of us and our operating partnership to complete the mergers are subject to the following additional conditions:

•	except for the representations and warranties described in the immediately succeeding bullet point, which are subject to the condition described in that bullet point, the representations and warranties of Liberty, the Purchaser and Parent LP contained in the merger agreement shall be true and correct as of the closing date as though made on and as of the closing date, except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date, and except that this condition will be deemed satisfied so long as any failure of the representations and warranties to be true and correct has not had a material adverse effect on Liberty and would not otherwise prevent or materially delay completion of the mergers;

•	the representations and warranties of Liberty, the Purchaser and Parent LP that relate to the solvency of the surviving company must be true and correct on and as of the closing date with the same effect as though such representations and warranties were made on and as of the closing date;

•	Liberty, Purchaser and Parent LP will have performed or complied in all material respects with all material agreements and covenants to be performed or complied with under the merger agreement prior to the closing of the mergers; and

•	Liberty will make the payments required to be made upon the closing of the mergers.

For the purposes of the merger agreement, a “material adverse effect” on Liberty means any change, event, state of facts or development that is materially adverse to the business, financial condition, or results of operations of Liberty and its subsidiaries, taken as a whole.

Termination

The merger agreement may be terminated and the mergers may be abandoned at any time prior to the effective time of the merger, whether before or after the shareholders approve the merger, as follows:

•	by mutual written consent of Liberty and us, authorized by their Board of Trustees and our Board of Trustees, respectively;

•	by either Liberty or us if:

•	the merger has not been consummated on or before January 31, 2008, provided that this right to terminate is not available to a party whose breach of the merger agreement has been the primary cause of, or primarily resulted in, the failure of the merger to occur on or before January 31, 2008;

•	any court of competent jurisdiction or other governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the mergers, and the order, decree, ruling or other action has become final and non-appealable, provided that this right to terminate is not available to a party whose breach of the merger agreement has been the primary cause of, or primarily resulted in, the order, decree, ruling or other action; or

•	the approval of the merger by our shareholders is not obtained at a meeting of shareholders at which a vote on the merger is taken by reason of the failure to obtain the required vote;

•	by Liberty if:

•	our Board of Trustees withdraws, modifies or amends its recommendation of the merger in any manner adverse to Liberty or approves or recommends any acquisition proposal; or

•	our Board of Trustees otherwise enters into any letter of intent, agreement in principle or agreement with respect to an acquisition proposal in breach of the merger agreement; and

•	by us if:

•	our Board of Trustees, in compliance with the terms of the merger agreement described above under the heading “— Acquisition Proposals,” determines to accept a superior proposal and enters into a definitive agreement with respect to the superior proposal.

If either we or Liberty validly terminate the merger agreement, the merger agreement will become void and of no further force and effect, and no party will have any liability with respect to the merger agreement, except with respect to:

•	the provision of the merger agreement that requires Liberty to comply with the confidentiality agreement we signed with Liberty with respect to confidential information that we disclose to Liberty pursuant to the merger agreement, the provision of the merger agreement related to public announcements with respect to the mergers, and certain other general provisions of the merger agreement related to, among other things, survival of the representations and warranties, fees and expenses, notices and definitions; and

•	any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of the breaching party’s representations, warranties, covenants or other agreements set forth in the merger agreement.

In addition, Liberty, the Purchaser and Parent LP will not be relieved of any liability or damages resulting from the termination of the merger agreement as a result of:

•	a breach of the representations and warranties relating to Liberty’s financing; or

•	a breach of Liberty’s obligations to effect the mergers upon the terms and subject to the conditions in the merger agreement.

We and our operating partnership will not be relieved of any liability or damages resulting from the termination of the merger agreement by Liberty as a result of the breach of the provisions of the merger agreement related to acquisition proposals described above under “— Acquisition Proposals.”

Termination Fee

We are required to pay a termination fee of $16 million to Liberty, within three business days after termination of the merger agreement, if the merger agreement is terminated by Liberty because:

•	our Board of Trustees withdraws, modifies or amends its recommendation of the merger in any manner adverse to Liberty or approves or recommends any acquisition proposal; or

•	our Board of Trustees otherwise enters into any letter of intent, agreement in principle or agreement with respect to an acquisition proposal in breach of the merger agreement.

In addition, we are required to pay a termination fee of $16 million to Liberty, concurrently with the termination of the merger agreement, if we terminate the merger agreement because our Board of Trustees, in compliance with the terms of the merger agreement described above under the heading “— Acquisition Proposals,” determines to accept a superior proposal and enters into a definitive agreement with respect to the superior proposal.

Lastly, we are required to pay a termination fee of $16 million to Liberty, immediately prior to entering into an agreement with respect to an acquisition proposal described below or the completion of an acquisition proposal described below, if:

•	either we or Liberty terminate the merger agreement because the mergers have not been consummated on or before January 31, 2008 or the approval of the merger by our shareholders is not obtained at a meeting of shareholders at which a vote on the merger is taken by reason of the failure to obtain the required vote;

•	an acquisition proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate the merger agreement and the acquisition proposal was not withdrawn prior to the date of the termination of the merger agreement; and

•	within twelve months of the termination of the merger agreement, we enter into an agreement with respect to an acquisition proposal or an acquisition proposal is completed, in each case whether or not the acquisition proposal is the same acquisition proposal that was publicly announced prior to the termination of the merger agreement.

If we are required to pay a termination fee to Liberty under the merger agreement, we are required to deposit the amount of the termination fee into an escrow account for the benefit of Liberty. Under the terms of the merger agreement, Liberty will receive payments of the termination fee out of the escrow account from time to time in amounts that do not exceed that maximum amount that can be paid to Liberty without causing Liberty to fail to meet certain REIT tax requirements under the Code. Any amount remaining in the escrow account after five years will be released to the surviving company.

Amendment and Waiver

At any time prior to the effective time of the merger, the merger agreement may be amended by the parties to the merger agreement by action taken by or on behalf of their respective board of directors, Board of Trustees or equivalent governing body, as applicable. After our shareholders approve the merger, no amendment to the merger agreement may be made that, by law or the rules of the New York Stock Exchange, requires further shareholder approval. Any amendment to the merger agreement must be in writing and signed by the parties to the merger agreement.

The merger agreement also provides that, at any time prior to the effective time of the merger, we and our operating partnership, on one hand, or Liberty, the Purchaser and Parent LP, on the other hand, may extend the time for the performance of any obligations or other acts of the other parties, waive any inaccuracies in the representations and warranties of the other parties contained in the merger agreement or other documents delivered pursuant to the merger agreement, or waive compliance by the other parties with any of the agreements or conditions contained in the merger agreement. After our shareholders approve the merger, no extension or waiver of the merger agreement may be made which, by law or the rules of the New York Stock Exchange, requires further shareholder approval. Any extension or waiver of the merger agreement must be in writing and signed by the parties to be bound by the extension or waiver.

APPROVAL FOR CERTAIN ADJOURNMENTS OR POSTPONEMENTS OF
THE SPECIAL MEETING

Although it is not currently expected, the special meeting may be adjourned or postponed for the purpose of soliciting additional proxies if we have not received sufficient votes for approval of the merger. Any adjournments or postponements may be made without notice, other than by an announcement at the special meeting, by approval of the affirmative vote of holders of not less than a majority of the votes cast on the matter.

If the persons named as proxies on the proxy card are asked to vote for one or more adjournments or postponements of the special meeting to permit further solicitation of proxies if there are not sufficient votes at the special meeting to approve the merger, they will only have the authority to vote on such matter as instructed by you or your proxy and, if no instructions are provided, will not vote with respect to such adjournment or postponement. Any adjournment or postponement of the special meeting for the purpose of soliciting additional proxies will allow our shareholders who have already granted their proxies to revoke them at any time prior to their use.

Our Board of Trustees has made no recommendation as to how you should vote on the approval of adjournments or postponements of the special meeting, if necessary, for the purpose of soliciting additional proxies.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth the beneficial ownership of common shares and partnership units as of August 7, 2007 by (i) each of our trustees; (ii) each of our named executive officers; (iii) our trustees, our named executive officers and other executive officers as a group; and (iv) each person known by us to be the beneficial owner of more than five percent of the outstanding common shares.

Each person named in the table has sole voting or investment power with respect to all common shares shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. In addition to the beneficial ownership of common shares, pursuant to SEC rules and regulations, we are required to report the beneficial ownership of all securities that are owned by each of the persons named below that are convertible or exchangeable for our common shares through October 6, 2007, the 60th day from August 7, 2007. Some of our trustees and executive officers beneficially own partnership units. Pursuant to the terms of the operating partnership’s partnership agreement, upon a notice of redemption from a holder of partnership units, the partnership units can be exchanged for cash based on the fair market value of our common shares or at the election of the company on a one-for-one basis for common shares that have been registered. As of August 7, 2007, we had 26,090,940 common shares issued and outstanding and our operating partnership had 3,472,637 partnership units that are not beneficially owned by us.

Unless otherwise provided, the address of the trustees, executive officers and beneficial owners included in the table below is c/o Republic Property Trust, 13861 Sunrise Valley Drive, Suite 410, Herndon, Virginia 20171.

		Number of
	Number of Common Shares	Partnership Units	Percent of All
Beneficial Owner	Beneficially Owned	Beneficially Owned	Common Shares(1)

John S. Chalsty	7,773	—	*
Peter J. Cole	27,423	—	*
Michael J. Green	28,932	—	*
Steven A. Grigg	1,741	233,137	*
Michael C. Jones	12,151	750	*
Mark R. Keller	86,895	228,635	1.2%
Richard L. Kramer(2)	429,282	2,290,018	9.6%
Ronald J. Kramer	5,393	—	*
Gregory H. Leisch	4,340	—	*
Ronald D. Paul	14,113	—	*
Gary R. Siegel(3)	28,932	545,386	2.2%
Davidson Kempner Capital Management LLC, and affiliated entities(4)	1,317,500	—	5.0%
High Rise Capital Advisors, L.L.C., and affiliated entities(5)	2,251,600	—	8.6%
Nuveen Asset Management, and affiliated entities(6)	1,995,000	—	7.6%
Security Capital Research & Management Incorporated, and affiliated entities(7)	3,990,000	—	15.3%
Wesley Capital Management, LLC and affiliated persons(8)	2,177,600	—	8.4%
All trustees and executive officers as a group (13 persons)	667,805	3,298,676	13.5%

*	Less than 1.0%

(1)	For the purposes of this calculation, the number of common shares deemed outstanding is the sum of (a) an aggregate of 26,090,940 common shares issued and outstanding as of August 7, 2007 and (b) any common shares that such person has the right to acquire pursuant to the redemption of units; provided, that any common shares issuable to such person pursuant to subparagraph (b) is not deemed to be outstanding for the purpose of computing the percentage ownership of any other person.

(2)	Mr. Richard L. Kramer owns 9,782 common shares and 766,857 partnership units directly. He also is deemed to beneficially own (a) 913,263 partnership units held by RKB/Republic Capital LLC, of which Mr. Richard L. Kramer is a manager and Carlyle Investments LLC is a member, of which Mr. Richard L. Kramer is the controlling member, (b) 195,000 partnership units owned by KRIVCO/1425 LLC, of which The Lillian R. Kramer Special Revocable Trust and The I. Melvin Kramer Special Revocable Trust are the members (Mr. Richard L. Kramer is a trustee and a beneficiary of each trust), (c) 414,898 partnership units owned by RPC, of which Mr. Richard L. Kramer is a controlling shareholder, (d) 208,400 common shares purchased in the IPO by The Lillian R. Kramer Special Revocable Trust, of which Mr. Richard L. Kramer is a trustee and a beneficiary, (e) 2,700 common shares purchased in the IPO by him as custodian for his daughter, and (f) 208,400 common shares purchased in the IPO by The I. Melvin Kramer Special Revocable Trust, of which Mr. Richard L. Kramer is a trustee and a beneficiary.

(3)	Mr. Siegel owns 28,932 common shares directly. He also is deemed to beneficially own (a) 517,546 partnership units owned by Hoppenstein Insurance Trust, a trust for the benefit of Mr. Richard L. Kramer’s wife and of which Mr. Siegel acts as trustee, and (b) 27,840 partnership units owned by ACK Carlyle LLC, of which ACK Carlyle Investment Trust is the majority interest holder, of which Mr. Siegel is the trustee of the trust for the benefit of Mr. Richard L. Kramer’s daughter.

(4)	Based on the information provided in a Schedule 13G filed jointly by Davidson Kempner Partners, Davidson Kempner Institutional Partners, L.P., M.H. Davidson & Co., Davidson Kempner International, Ltd., Serena Limited, Davidson Kempner Event Driven Equities Fund L.P., Davidson Kempner Event Driven Equities International Ltd., MHD Management Co., Davidson Kempner Advisers Inc., Davidson Kempner International Advisors, LLC., DK Group LLC, DK Management Partners LP, DK Stillwater GP LLC, Thomas L. Kempner, Jr., Marvin H. Davidson, Stephen M. Dowicz, Scott E. Davidson, Michael J. Leffell, Timothy I. Levart, Robert J. Brivio, Jr., Eric P. Epstein, Anthony A. Yoseloff, Avram Z. Friedman on July 11, 2007. Pursuant to the Schedule 13G, (i) Davidson Kempner Partners reports that, of the aggregate 192,209 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (ii) Davidson Kempner Institutional Partners, L.P. reports that, of the aggregate 349,042 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (iii) M.H. Davidson & Co. reports that, of the aggregate 26,589 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (iv) Davidson Kempner International, Ltd. reports that, of the aggregate 645,363 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (v) Serena Limited reports that, of the aggregate 12,169 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (vi) Davidson Kempner Event Driven Equities Fund L.P. reports that, of the aggregate 65,676 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (vii) Davidson Kempner Event Driven Equities International Ltd. reports that, of the aggregate 26,452 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (viii) MHD Management Co. reports that, of the aggregate 192,209 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (ix) Davidson Kempner Advisers Inc. reports that, of the aggregate 349,042 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (x) Davidson Kempner International Advisors, LLC reports that, of the aggregate 657,532 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (xi) DK Group LLC reports that, of the aggregate 65,676 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (xii) DK Management Partners LP reports that, of the aggregate 26,452 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (xiii) DK Stillwater GP LLC reports that, of the aggregate 26,452 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares; (xiv) Thomas L. Kempner, Jr. reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xv) Marvin H. Davidson, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xvi) Stephen M. Dowicz, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xvii) Scott E. Davidson, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xviii) Michael J. Leffell, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xix) Timothy I. Levart, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xx) Robert J. Brivio, Jr., reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xxi) Eric P. Epstein, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; (xxii) Anthony A. Yoseloff, reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares; and (xxiii) Avram Z. Friedman reports that, of the aggregate 1,317,500 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares. Each reporting person’s address is Davidson Kempner Partners, 65 East 55th Street, 19th Floor, New York, New York 10022.

(5)	Based on the information provided in a Schedule 13G filed jointly by High Rise Capital Advisors, L.L.C., Bridge Realty Advisors, L.L.C., Cedar Bridge Realty Fund, L.P., Cedar Bridge Institutional Fund, L.P., David O’Connor and Charles Fitzgerald on February 14, 2007. Pursuant to the Schedule 13G, (i) High Rise Capital Advisors reports that, of the aggregate 2,251,600 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares, (ii) Bridge Realty Advisors reports that, of the aggregate 2,251,600 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares, (iii) Cedar Bridge Realty Fund reports that, of the aggregate 1,183,760 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares, (iv) Cedar Bridge Institutional Fund reports that, of the aggregate 1,067,840 common shares it beneficially owns, it has sole voting and dispositive power over 0 common shares, (v) David O’Connor reports that, of the aggregate 2,251,600 common shares he beneficially owns, he has sole voting and dispositive power over 0 common shares and (vi) Charles Fitzgerald reports that, of the aggregate 2,271,600 common shares he beneficially owns, he has sole voting and dispositive power over 20,000 common shares. Each reporting person’s address is 535 Madison Avenue, 26th Floor, New York, NY 10022.

(6)	Based on the information provided in a Schedule 13G filed jointly by Nuveen Asset Management, or NAM, and Nuveen Real Estate Income Fund, or NREIF, on February 13, 2006. Pursuant to the Schedule 13G, (i) NAM reports that, of the 1,995,000 common shares it beneficially owns, it has shared voting and dispositive power over 1,995,000 shares, and (ii) NREIF reports that, of the 1,579,000 common shares it beneficially owns, it has shared voting and dispositive power over 1,579,000 shares. All of the shares reported pursuant to the Schedule 13G are managed by Security Capital Research & Management Incorporated, who is an unaffiliated third-party subadviser to NAM and NREIF. NAM disclaims all beneficial ownership of the common shares managed on its behalf by third parties. The address for each reporting persons is 333 West Wacker Drive, Chicago, IL 60606.

(7)	Based on the information provided in a Schedule 13G filed jointly by Security Capital Research & Management Inc., or Security Research, and Security Capital Preferred Growth Incorporated, or Security Preferred, on December 22, 2005. Pursuant to the Schedule 13G, Security Research and Security Preferred reported that, of the aggregate 3,990,000 shares, (i) Security Research has the sole voting and dispositive power over all 3,990,000 shares, and (ii) Security Preferred has the sole voting and dispositive power over 1,995,000 shares. Additionally, the entities reported that of the aggregate 3,990,000 shares, 1,579,000 are owned by NREIF, a closed-end management investment company under the Investment Company Act of 1940, as amended, that is not affiliated with either Security Capital or Security Research. The address of each reporting person is 10 South Dearborn Street, Suite 1400, Chicago, Illinois 60603.

(8)	Based on the information provided in a Schedule 13G filed jointly by Wesley Capital Management, LLC, Arthur Wrubel and John Khoury on February 14, 2007. Pursuant to the Schedule 13G, (i) Wesley Capital Management has the sole voting and dispositive power over 0 shares, (ii) Arthur Wrubel has the sole voting and dispositive power over 0 shares and (iii) John Khoury has the sole voting and dispositive power over 0 shares. The address of each reporting person is 717 5th Avenue, 14th Floor, New York, NY 10022.

NO APPRAISAL OR DISSENTERS’ RIGHTS

Under Maryland corporate law, because our common shares were listed on the New York Stock Exchange on the record date for the special meeting, our shareholders who object to the merger do not have any appraisal rights or dissenters’ rights in connection with the merger. However, our shareholders can vote against the merger if they oppose the merger.

SUBMISSION OF SHAREHOLDER PROPOSALS

We intend to hold an annual meeting in 2007 only if the mergers are not completed. If we hold such an annual meeting, it will be more than 60 days after the anniversary date of the 2006 annual meeting. In order to be eligible for inclusion in our proxy materials for our 2007 annual meeting, if such meeting is held, written notice of any shareholder proposal must be received by us a reasonable time before we begin to print and mail our proxy materials for such annual meeting. In addition, nominations by shareholders of candidates for trustees and proposals by shareholders other than pursuant to the process provided for under Rule 14a-8 under the Exchange Act must be submitted in accordance with our bylaws. Our bylaws currently provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at an annual meeting that is delayed by more than 30 days from the first anniversary of the previous year’s annual meeting, written notice (including certain specified information) must be delivered to our Secretary, at our principal executive offices, no sooner than the 120th day prior to the annual meeting and not later than either (1) the 90th day prior to the annual meeting or (2) the tenth day following the day on which public announcement of the date of the meeting is first made, whichever is later. Our Secretary will provide a copy of our bylaws upon written request and without charge.

OTHER MATTERS

We currently know of no other business that will be presented for consideration at the special meeting. Nevertheless, the enclosed proxy confers discretionary authority to vote with respect to matters described in Rule 14a-4(c) under the Exchange Act, including matters that the Board of Trustees does not know, a reasonable time before proxy solicitation, are to be presented at the meeting. If any of these matters are presented at the meeting, then the proxy agents named in the enclosed proxy card will vote in accordance with their discretion.

MULTIPLE SHAREHOLDERS SHARING AN ADDRESS

We have not adopted “householding” procedures with respect to record holders of our common shares. However, if you and other residents at your mailing address who have the same last name own common shares in “street name” through a broker, bank or other nominee, your broker, bank or other nominee may have adopted “householding” procedures and sent you a notice that your household will receive only one proxy statement. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in “householding”, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker, bank or other nominee has sent one copy of our proxy statement to your address. However, even if your broker, bank or other nominee has sent only one copy of our proxy statement, you should receive a proxy card for each shareholder in your household. You may revoke your consent to “householding” at any time by contacting your broker, bank or other nominee, or by calling 1-800-542-1061. The revocation of your consent to “householding” will be effective 30 days following its receipt. In any event, if you did not receive an individual copy of our proxy statement, we will send a separate copy of the proxy statement to you upon oral or written request. Such request can be made by contacting us at 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171, attention: Investor Relations (telephone number: 703-880-2900).

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports and proxy statements with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC:

Public Reference Room
Securities and Exchange Commission
100 F Street, N.E., Room 1580
Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Our public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at http://www.sec.gov and on our website at http://www.rpbtrust.com under Investor Relations — SEC Filings.

Reports, proxy statements or other information concerning us may also be inspected at the offices of the New York Stock Exchange at:

New York Stock Exchange
20 Broad Street
New York, NY 10005

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, without charge, by written or telephonic request directed to us at Investor Relations, Republic Property Trust, 13861 Sunrise Valley Drive, Suite 410, Herndon, VA 20171. If you would like to request documents, please do so by Friday, September 21, 2007 in order to receive them before the special meeting.

We are “incorporating by reference” information into this proxy statement, meaning that we are disclosing important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be part of this proxy statement, except to the extent that the information is superseded by information in this proxy statement.

The following documents contain important information about us and our financial condition and operating results, and are hereby incorporated by reference:

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed with the SEC on March 14, 2007;

•	Annual Report on Form 10-K/A for the year ended December 31, 2006, filed with the SEC on April 30, 2007;

•	Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007, filed with the SEC on May 3, 2007, and for the quarter ended June 30, 2007, filed with the SEC on August 6, 2007; and

•	Current Reports on Forms 8-K and 8-K/A dated January 18, 2007, January 24, 2007, February 9, 2007, February 23, 2007, March 6, 2007, March 8, 2007, April 13, 2007, April 27, 2007, May 3, 2007, May, 16, 2007, May 29, 2007, June 20, 2007, July 24, 2007 and August 6, 2007, respectively.

We also incorporate by reference any documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement and prior to the date of the special meeting. The information contained in any of these documents will be considered part of this proxy statement from the date these documents are filed.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. This proxy statement is dated August 27, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date, and the mailing of this proxy statement to shareholders shall not create any implication to the contrary.

* * * *

By Order of the Board of Trustees,

Gary R. Siegel
Secretary

Washington, D.C.
August 27, 2007

Annex A

AGREEMENT AND PLAN OF MERGER
BY AND AMONG
REPUBLIC PROPERTY TRUST,
REPUBLIC PROPERTY LIMITED PARTNERSHIP,
LIBERTY PROPERTY TRUST,
LIBERTY ACQUISITION LLC
and
LIBERTY PROPERTY LIMITED PARTNERSHIP
Dated as of July 23, 2007

A-i

A-ii

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER, dated as of July 23, 2007 (this “Agreement”), is by and among Republic Property Trust, a Maryland real estate investment trust (the “Company”), Republic Property Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Operating Partnership”), Liberty Property Trust, a Maryland real estate investment trust (“Parent”), Liberty Acquisition LLC, a Maryland limited liability company and a wholly owned subsidiary of Parent (“Purchaser”), and Liberty Property Limited Partnership, a Pennsylvania limited partnership (“Parent LP” and, together with Parent and Purchaser, the “Purchaser Parties”).

RECITALS

WHEREAS, the parties desire to effect a business combination through a merger of the Company with and into Purchaser with the Purchaser surviving (the ‘‘Company Merger”), pursuant to which each of the issued and outstanding common shares of beneficial interest in the Company, par value $0.01 per share (the “Company Common Shares”), shall be converted into the right to receive the Merger Consideration upon the terms and subject to the conditions provided herein;

WHEREAS, the parties also desire to effect a merger of the Operating Partnership with and into Parent LP, with Parent LP surviving (the ‘‘Partnership Merger,” and together with the Company Merger, the ‘‘Mergers”), pursuant to which each outstanding Partnership Unit shall be converted into the right to receive the Partnership Merger Consideration;

WHEREAS, the board of trustees of the Company (the “Company Board”) has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has declared that the Company Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of the Company and the Company Shareholders;

WHEREAS, the Company, as the sole General Partner of the Operating Partnership, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and has declared that the Partnership Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of the Operating Partnership and the Partners;

WHEREAS, the board of trustees of Parent, as the sole member of Purchaser, has approved this Agreement, the Company Merger and the other transactions contemplated hereby, and has declared that the Company Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable and in the best interests of Purchaser and its members; and

WHEREAS, Parent, as the sole General Partner of Parent LP, has approved this Agreement, the Partnership Merger and the other transactions contemplated hereby, and has declared that the Partnership Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions of this Agreement, are advisable to and in the best interests of Parent LP and its partners.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement and intending to be legally bound hereby, the parties hereto agree as follows:

Article 1.

The Mergers

Section 1.1  The Mergers

Section 1.1.1  The Company Merger.   Upon the terms and subject to the conditions of this Agreement and in accordance with the Maryland REIT Law (Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland), as amended (the “MRL”), and the MLLCA, at the Effective Time, the Company shall merge with and into Purchaser. Following the Company Merger, the separate corporate existence of the Company shall cease and Purchaser shall continue as the surviving company (the “Surviving Company”). The Company Merger shall have the effects set forth in the MRL, the MLLCA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all of the property, rights, privileges and powers of the Company and Purchaser shall vest in the Surviving Company, and all of the debts, liabilities and duties of the Company shall become the debts, liabilities and duties of the Surviving Company.

Section 1.1.2  The Partnership Merger.  Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the DRULPA and the PRULPA, at the Partnership Merger Effective Time, the Operating Partnership shall merge with and into Parent LP. Following the Partnership Merger, the separate existence of the Operating Partnership shall cease and Parent LP shall continue as the surviving partnership (the “Surviving Partnership”), with the Surviving Company remaining as the General Partner of the Surviving Partnership. The Partnership Merger shall have the effects set forth in the DRULPA, the PRULPA and this Agreement. Without limiting the generality of the foregoing, and subject thereto, at the Partnership Merger Effective Time, all of the property, rights, privileges and powers of the Operating Partnership and Parent LP shall vest in the Surviving Partnership, and all of the debts, liabilities and duties of the Operating Partnership and Parent LP shall become the debts, liabilities and duties of the Surviving Partnership.

Section 1.2  Closing.  The closing of the Mergers (the ‘‘Closing”) shall take place at the offices of Latham & Watkins LLP, 555 Eleventh Street, N.W., Suite 1000, Washington, D.C. 20004 (or such other place as agreed by the parties) as promptly as practicable and, in any event, not later than the fifth Business Day following the date on which all of the conditions set forth in Article 6 are satisfied or, if permissible, waived (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or, if permissible, waiver thereof) (the “Closing Date”), unless the parties hereto agree to another date.

Section 1.3  Effective Time

Section 1.3.1  Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall duly execute and file with the State Department of Assessments and Taxation of Maryland (the ‘‘Maryland Department”) the articles of merger or other appropriate documents (the “Articles of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the MRL and the MLLCA and make all other filings, recordings or publications required under the MRL and the MLLCA in connection with the Company Merger. The Company Merger shall become effective at the time of the filing of the Articles of Merger with, and acceptance for record of such Articles of Merger by, the Maryland Department in accordance with the MRL and the MLLCA, or at such other time (not to exceed 30 days from the date the Articles of Merger are accepted for record by the Maryland Department) as the parties shall agree as specified in such filings in accordance with applicable Law (the “Effective Time”).

Section 1.3.2  Subject to the provisions of this Agreement, as soon as reasonably practicable on the Closing Date, the parties shall duly execute and file with the Delaware Secretary of State a certificate of merger or other appropriate documents (the “Partnership DE Certificate of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the DRULPA and with the Pennsylvania Department of State a certificate of merger or other appropriate documents (the “Partnership PA Certificate of Merger” and, together with the Partnership DE Certificate of Merger, the “Partnership Certificates of Merger”) in such form as is required by, and executed in accordance with, the relevant provisions of the PRULPA, and make all other filings, recordings or publications required under the DRULPA and the PRULPA in connection with the Partnership Merger. The Partnership Merger shall become effective at the time of the filing of the Partnership Certificates of Merger with, and acceptance for record of such Partnership Certificates of Merger by, the Delaware Secretary of State and the Pennsylvania Department of State in accordance with the DRULPA and the PRULPA, as the case may be, or at such other time as the parties shall agree as specified in such filings in accordance with applicable Law (the ‘‘Partnership Merger Effective Time”), it being understood that the parties shall cause the Partnership Merger Effective Time to occur on the Closing Date immediately prior to the Effective Time.

Section 1.4  Organizational Documents

Section 1.4.1  The operating agreement of Purchaser as in effect immediately prior to the Effective Time, shall be the operating agreement of the Surviving Company (the “Surviving Operating Agreement”), until thereafter changed or amended as provided therein or by applicable Law.

Section 1.4.2  The Certificate of Limited Partnership of Parent LP, as in effect immediately prior to the Partnership Effective Time, shall be the certificate of limited partnership of the Surviving Partnership, until thereafter changed or amended as provided therein or by applicable Law. The Second Restated and Amended Agreement of Limited Partnership, as amended, of Parent LP, as in effect immediately prior to the Partnership Effective Time, shall be the agreement of limited partnership of the Surviving Partnership (the ‘‘Surviving Partnership Agreement”), until thereafter changed or amended as provided therein or by applicable Law.

Section 1.5  Managers and Officers of the Surviving Company.  The managers of Purchaser, if any, immediately prior to the Effective Time shall be the initial managers of the Surviving Company, each to hold office in accordance with the Surviving Operating Agreement. The officers of Parent immediately prior to the Effective Time shall be the initial officers of the Surviving Company, each to hold office in accordance with the Surviving Operating Agreement.

Article 2.

Conversion of Securities; Exchange of Certificates

Section 2.1  Merger Consideration; Partnership Merger Consideration

Section 2.1.1  Cancellation of Certain Company Common Shares.  At the Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Purchaser, the Company or the Company Shareholders, each Company Common Share issued and outstanding immediately prior to the Effective Time that is owned by the Operating Partnership, any Company Subsidiary, Parent, Purchaser or any subsidiary of Purchaser shall automatically be cancelled and retired and cease to exist, and no payment shall be made with respect thereto.

Section 2.1.2  Conversion of Company Common Shares.  At the Effective Time, by virtue of the Company Merger and without any further action on the part of Parent, Purchaser, the Company or the Company Shareholders, each Company Common Share issued and outstanding immediately prior to the Effective Time, other than Company Common Shares that are cancelled pursuant to Section 2.1.1, automatically shall be converted into the right to receive $14.70 in cash, payable to the holder thereof, without interest (the ‘‘Merger Consideration”). All such Company Common Shares shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each Common Share Certificate shall thereafter represent the right to receive the Merger Consideration therefor.

Section 2.1.3  Purchaser Membership Interests.  The issued and outstanding membership interests of the Purchaser shall remain outstanding at the Effective Time, shall not be affected in any way by the Company Merger and shall thereafter constitute issued and outstanding membership interests of the Surviving Company.

Section 2.1.4  Change in Company Common Shares.  If between the date of this Agreement and the Effective Time the Company Common Shares shall have been changed into a different number of shares, or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or other exchange of shares, the Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or other exchange of shares.

Section 2.1.5  Conversion of Partnership Units.  At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, the Operating Partnership, the Partners, or the partners of Parent LP, each Partnership Unit outstanding immediately prior to the Partnership Merger Effective Time (other than Partnership Units held by the Company or any Company Subsidiary) automatically shall be converted into the right to receive an amount in cash, payable to the holder thereof, without interest, equal to the amount of Merger Consideration that would be payable hereunder in respect of the number of Company Common Shares issuable upon exchange of each such Partnership Unit in accordance with the Operating Partnership

Agreement as if the General Partner had elected to assume the Operating Partnership’s obligation to redeem a Partnership Unit as to which a redemption notice had been delivered in accordance with the Operating Partnership Agreement and to satisfy such obligation by delivery of Company Common Shares in exchange therefor in accordance with the Operating Partnership Agreement immediately prior to the Partnership Merger Effective Time (the “Partnership Merger Consideration”). At the Partnership Merger Effective Time, by virtue of the Partnership Merger and without any further action on the part of Parent LP, the Operating Partnership, the Partners, or the partners of Parent LP, each Partnership Unit outstanding immediately prior to the Partnership Merger Effective Time held by the Company or any Company Subsidiary automatically shall be converted into the right to receive an amount in cash, payable to the holder thereof, without interest, equal to the amount of Partnership Merger Consideration.

Section 2.1.6  Parent LP Partnership Interests.  The issued and outstanding limited partnership common units and preferred units of Parent LP shall remain outstanding at the Partnership Merger Effective Time, shall not be affected in any way by the Partnership Merger and shall thereafter constitute issued and outstanding limited partnership common units and preferred units, as the case may be, of the Surviving Partnership.

Section 2.1.7  Restricted Stock.  The vesting and forfeiture restrictions on each Company Common Share (“Company Restricted Stock”) granted under the Republic Property Trust 2005 Omnibus Long-Term Incentive Plan (the “Company Stock Incentive Plan”), or otherwise shall lapse immediately prior to, and effective upon the occurrence of, the Effective Time, and each share of Company Restricted Stock shall be fully vested in each holder thereof at such time, and each such share of Company Restricted Stock will be treated at the Effective Time the same as, and have the same rights and be subject to the same conditions (including the conditions set forth in Section 2.2) hereunder as, each Company Common Share not subject to any vesting or forfeiture restrictions as provided in Section 2.1.2.

Section 2.2  Exchange Procedures

Section 2.2.1  Exchange Agent.  Prior to the Effective Time, Parent shall designate Wells Fargo Shareowner Services, or another bank or trust company designated by Parent and reasonably satisfactory to the Company (the ‘‘Exchange Agent”), to act as agent for the Purchaser Parties for purposes of, among other things, mailing and receiving letters of transmittal, and distributing the Merger Consideration and the Partnership Merger Consideration to the Company Shareholders and the Partnership Unitholders. Parent will enter into an exchange agent agreement in form and substance reasonably acceptable to the Company prior to the Effective Time. All of the fees and expenses of the Exchange Agent shall be borne by Parent. At or prior to the Effective Time, Parent shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the Company Shareholders and the Partnership Unitholders for payment in accordance with this Article 2, cash in U.S. dollars in an amount sufficient to pay the Merger Consideration and the Partnership Merger Consideration (the “Exchange Fund”). Parent shall cause the Exchange Agent to make, and the Exchange Agent shall make, payments of the Merger Consideration and the Partnership Merger Consideration out of the Exchange Fund in accordance with this Agreement, the Articles of Merger and the Partnership Certificates of Merger, and the Exchange Fund shall not be used for any other purpose.

Section 2.2.2  Exchange Procedures for Common Share Certificates.  No later than two Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Common Share Certificate, as of immediately prior to the Effective Time, which evidenced Company Common Shares that were converted into the right to receive the Merger Consideration pursuant to Section 2.1 (a) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Common Share Certificate shall pass, only upon proper delivery of the Common Share Certificate to the Exchange Agent and shall be in customary form) and (b) instructions for use in effecting the surrender of the Common Share Certificate in exchange for the Merger Consideration to which such holder is entitled pursuant to this Agreement. Upon surrender of a Common Share Certificate for cancellation to the Exchange Agent together with such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be reasonably required by the Exchange Agent, the holder of such Common Share Certificate shall be entitled to receive in exchange therefor the Merger Consideration that such holder has the right to receive in respect of the Company Common Shares formerly evidenced by such Common Share Certificate, and the Common Share Certificate so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the Merger Consideration. In the event of a permitted transfer of ownership of Company Common Shares which is not registered in the transfer records of the Company, the Merger Consideration may be paid to a transferee if the Common Share Certificate is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid. Until surrendered as contemplated by this Section 2.2.2, each Common Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration.

Section 2.2.3  Exchange Procedures for Partnership Units.  No later than two Business Days after the Effective Time, Parent shall cause the Exchange Agent to mail to each holder of record of a Partnership Unit registered on the transfer books of the Operating Partnership, as of immediately prior to the Partnership Merger Effective Time, which were converted into the right to receive the Partnership Merger Consideration pursuant to Section 2.1 (a) a letter of transmittal (which shall specify the number of Partnership Units held by such holder and shall be in customary form) and (b) instructions for use in effecting the delivery thereof in exchange for the Partnership Merger Consideration to which such holder is entitled pursuant to this Agreement. Upon delivery of such letter of transmittal, properly completed and duly executed, and upon surrender of such other documents as may be reasonably required by the Exchange Agent, the Partnership Unitholder identified in such letter of transmittal shall be entitled to receive in exchange therefor the Partnership Merger Consideration that such holder has the right to receive in respect of the Partnership Units held by such holder immediately prior to the Partnership Merger Effective Time. No interest will be paid or accrued on the Partnership Merger Consideration. In the event of a permitted transfer of ownership of any Partnership Unit which is not registered in the transfer records of the Operating Partnership, the Partnership Merger Consideration may be paid to a transferee if the letter of transmittal is delivered in accordance with this Section 2.2.3 and is accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable transfer taxes have been paid.

Section 2.2.4  No Further Ownership Rights.  The Merger Consideration paid upon the surrender for exchange of Common Share Certificates evidencing Company Common Shares in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to the Company Common Shares exchanged theretofore and evidenced by such Common Share Certificates, and at and after the Effective Time, holders of Company Common Shares shall cease to be, and shall have no rights as, shareholders of the Company other than the right to receive the Merger Consideration in accordance with this Article 2. The Partnership Merger Consideration paid with respect to Partnership Units that are exchanged therefor in accordance with the terms of this Article 2 shall be deemed to have been paid in full satisfaction of all rights and privileges pertaining to Partnership Units exchanged therefor, and at and after the Partnership Merger Effective Time, the holder of any such Partnership Unit shall have no further rights with respect to any such Partnership Unit, other than the right to receive the Partnership Merger Consideration provided under this Article 2.

Section 2.2.5  Investment and Termination of Exchange Fund.  The Exchange Agent shall invest any cash included in the Exchange Fund, as directed by Parent, in direct obligations of the United States of America, obligations for which the full faith and credit of the United States of America is pledged to provide for the payment of all principal and interest, commercial paper obligations receiving the highest rating from either Moody’s Investors Service, Inc. or Standard & Poor’s or in certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion (based on the most recent financial statements of such bank which are then publicly available), or a combination thereof, provided that, in any such case, no such instrument shall have a maturity exceeding three months. Any interest and other income resulting from such investments shall be kept in the Exchange Fund. To the extent that there are losses with respect to such investments, or the Exchange Fund diminishes for other reasons below the level required to make prompt payments of the Merger Consideration and the Partnership Merger Consideration as contemplated hereby, Parent shall promptly replace or restore, or shall cause to be replaced or restored, the portion of the Exchange Fund lost through investments or other events so as to ensure that the Exchange Fund is, at all times, maintained at a level sufficient to make such payments. Any portion of the Exchange Fund which remains undistributed to the holders of Company Common Shares or Partnership Units for twelve months after the Effective Time shall be delivered to the Surviving Company upon demand, and any holders of Company Common Shares or Partnership Units who have not theretofore complied with this Article 2 shall thereafter look only to the Surviving Company (subject to abandoned property, escheat and similar Laws) as general creditors thereof for payment of the Merger Consideration or Partnership Merger Consideration, as the case may be, without any interest thereon.

Section 2.2.6  Abandoned Property; No Liability.  If any holder of Company Common Shares or Partnership Units has not theretofore complied with this Article 2 in order to receive payment of the Merger Consideration or Partnership Merger Consideration, as applicable, to which such holder would otherwise be entitled hereunder, prior to six years after the Effective Time (or immediately prior to such time on which any payment in respect hereof would otherwise escheat or become the property of any Governmental Entity pursuant to any applicable abandoned property, escheat or similar Laws), the payment in respect of such Company Common Shares or Partnership Units shall, to the extent permitted by applicable Law, become the property of the Surviving Company, free and clear of all claims or interest of any person previously entitled thereto. Notwithstanding the foregoing, none of Purchaser, the Company, the Operating Partnership, Parent LP, the Surviving Company or the Surviving Partnership shall be liable to any holder of Company Common Shares or Partnership Units for any cash from the Exchange Fund delivered to a public official pursuant to any abandoned property, escheat or similar Law.

Section 2.2.7  Lost Certificates.  If any Common Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Common Share Certificate to be lost, stolen or destroyed and, if required by the Surviving Company or the Exchange Agent, the posting by such person of a bond, in such reasonable amount as the Surviving Company or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Common Share Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Common Share Certificate the Merger Consideration, as the case may be, without interest thereon.

Section 2.3  Withholding.  Notwithstanding anything in this Agreement to the contrary, the Surviving Company, the Surviving Partnership or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Common Shares, Partnership Units or Company Restricted Stock, such amounts as the Surviving Company, the Surviving Partnership or the Exchange Agent are required to deduct and withhold under the Internal Revenue Code of 1986, as amended (the ‘‘Code”), the treasury regulations thereunder or any other provision of any applicable Tax Law with respect to the making of such payment. To the extent that amounts are so withheld by the Surviving Company, the Surviving Partnership or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Company Common Shares, Partnership Units or Company Restricted Stock in respect of whom such deduction and withholding was made by the Surviving Company, the Surviving Partnership or the Exchange Agent.

Section 2.4  Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Mergers or the other transactions contemplated hereby.

Section 2.5  Transfer Books

Section 2.5.1  At the close of business, New York time, on the Closing Date, the stock transfer books of the Company shall be closed and there shall be no further registration of transfers of Company Common Shares that were outstanding on the records of the Company. From and after the Effective Time, the holders of Common Share Certificates immediately prior to the Effective Time shall cease to have any rights with respect to such Company Common Shares, except as otherwise provided herein. On or after the Effective Time, any Common Share Certificates presented to the Exchange Agent or the Surviving Company for any reason shall be cancelled and exchanged as provided in this Article 2.

Section 2.5.2  At the close of business, New York time, on the Closing Date, there shall be no further registration of transfers of Partnership Units that were outstanding on the records of the Operating Partnership. From and after the Effective Time, the holders of Partnership Units immediately prior to the Partnership Effective Time shall cease to have any rights with respect to such Partnership Units, except as otherwise provided herein.

Article 3.

Representations and Warranties of the Company

Except as set forth in the Disclosure Schedule delivered by the Company and the Operating Partnership to Parent at or prior to the execution of this Agreement (the “Company Disclosure Schedule”) (it being agreed that disclosure of any item on the Company Disclosure Schedule with respect to one Section of this Agreement shall be deemed disclosure with respect to all other Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule), or as set forth in any forms, reports or documents filed by the Company with the SEC under the Securities Act or the Exchange Act prior to the date of this Agreement (except in each case for the risk factors section), the Company and the Operating Partnership hereby jointly and severally represent and warrant to the Purchaser Parties as follows:

Section 3.1  Organization and Qualification; Subsidiaries.

Section 3.1.1  The Company is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. The Operating Partnership is a limited partnership duly formed, validly existing and in good standing under the laws of the State of Delaware. Each Company Subsidiary that has any material assets or operations is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization, as the case may be. The Company, the Operating Partnership and each Company Subsidiary that has any material assets or operations has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. The Company, the Operating Partnership and each Company Subsidiary is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.1.2  Section 3.1.2 of the Company Disclosure Schedule sets forth a true and complete list of all of the subsidiaries of the Company other than the Operating Partnership (each a “Company Subsidiary” and, collectively, the “Company Subsidiaries”), together with the jurisdiction of incorporation or organization, as the case may be, of each Company Subsidiary and, if applicable, the authorized capitalization of each Company Subsidiary. All of the outstanding Equity Interests of each Company Subsidiary are directly or indirectly owned by the Operating Partnership. None of the Company, the Operating Partnership or any Company Subsidiary holds an Equity Interest in any other person. The outstanding Equity Interests of the Company Subsidiaries (other than the Company Subsidiaries that have no material assets or operations) listed on Section 3.1.2 of the Company Disclosure Schedule as owned by the Company, the Operating Partnership or by one of the Company Subsidiaries, to the extent applicable, were validly issued, fully paid and nonassessable, and are owned by the Company, the Operating Partnership or by one of the Company Subsidiaries free and clear of any Liens.

Section 3.2  Organizational Documents.  The Company and the Operating Partnership have made available to Parent complete and correct copies of (a) the Company’s Articles of Amendment and Restatement of Declaration of Trust (the “Company Charter”) and First Amended and Restated Bylaws (the ‘‘Company Bylaws”) and (b) the Operating Partnership’s Certificate of Limited Partnership (the “Operating Partnership Certificate”) and First Amended and Restated Agreement of Limited Partnership (the “Operating Partnership Agreement”), each as in effect on the date hereof.

Section 3.3  Capitalization

Section 3.3.1  The authorized shares of beneficial interest of the Company consists of 240,000,000 shares of beneficial interest, of which 200,000,000 are designated Company Common Shares and 40,000,000 are designated preferred shares of beneficial interest, par value $0.01 per share (“Company Preferred Stock”). As of July 20, 2007, (a) 26,090,940 Company Common Shares were issued and outstanding, all of which were validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the MRL, the Company Charter or the Company Bylaws and (b) no Company Common Shares were held by the Operating Partnership or Company Subsidiaries. As of July 20, 2007, no shares of Company Preferred Stock were designated as a class or series and no shares of Company Preferred Stock were issued and outstanding.

Section 3.3.2  As of July 20, 2007, there are no options, warrants or other rights to acquire shares of beneficial interest or other Equity Interests of the Company, or securities convertible into or exchangeable for capital stock or other Equity Interests of the Company. Since July 20, 2007 and through the date hereof, the Company has not issued any shares of beneficial interest or other Equity Interests or securities convertible into or exchangeable for shares of beneficial interest or other Equity Interests of the Company, other than Company Common Shares issued in exchange for Partnership Units in accordance with the Operating Partnership Agreement and Company Restricted Stock issued pursuant to the Company Stock Incentive Plan. All Company Common Shares issued in exchange for Partnership Units in accordance with the Operating Partnership Agreement, if any, upon issuance prior to the Effective Time, will be validly issued, fully paid, nonassessable and free of preemptive rights under any provision of the MRL, the Company Charter or the Company Bylaws. Except with respect to the Company Restricted Stock pursuant to the Company Stock Incentive Plans and the related restricted stock agreements, or pursuant to applicable Law or as otherwise provided in the Company Charter, the Company Bylaws or the Operating Partnership Agreement, there are no outstanding contractual obligations of the Company restricting the transfer of, requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, requiring the registration for sale of, or granting any preemptive right with respect to, any Company Common Shares or other shares of beneficial interest of, or other Equity Interests in, the Company. There are no agreements or understandings to which the Company is a party with respect to the voting of any Company Common Shares.

Section 3.3.3  Section 3.3.3 of the Company Disclosure Schedule sets forth a complete and correct list of all persons who, as of July 20, 2007, held shares of Company Restricted Stock, indicating with respect thereto, the number of shares of Company Restricted Stock, the date of grant and the vesting schedule, including the extent to which any vesting has occurred as of the date of this Agreement. The Company has made available to Parent complete and correct copies of the Company Stock Incentive Plan and the forms of all restricted stock agreements evidencing outstanding Company Restricted Stock.

Section 3.3.4  The Company is the sole general partner of the Operating Partnership and holds directly or indirectly 100% of the outstanding General Partnership Interests, free and clear of any Liens. Section 3.3.4 of the Company Disclosure Schedule sets forth a complete and correct list of all persons who, as of July 20, 2007, are holders of record of Partnership Units in the Operating Partnership and the number and type held. There are no options, warrants or other rights to acquire Partnership Units or other Equity Interests of the Operating Partnership, or securities convertible into or exchangeable for Partnership Units or other Equity Interests of the Operating Partnership. Except as set forth in the Operating Partnership Agreement or pursuant to applicable Law, there are no outstanding contractual obligations of the Operating Partnership restricting the transfer of, requiring the repurchase, redemption or disposition of, or containing any right of first refusal with respect to, requiring the registration for sale of, or granting any preemptive right with respect to, any Partnership Units or other Equity Interests of the Operating Partnership.

Section 3.4  Authority

Section 3.4.1  Each of the Company and the Operating Partnership has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and, subject to receipt of Shareholder Approval, to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each of the Company and the Operating Partnership, as applicable, and the consummation by the Company and the Operating Partnership of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other trust or partnership proceedings on the part of the Company or the Operating Partnership are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby, subject, with respect to the Mergers, to receipt of Shareholder Approval. This Agreement has been duly executed and delivered by each of the Company and the Operating Partnership and, assuming due authorization, execution and delivery by each of the other parties hereto, constitutes a legally valid and binding obligation of the Company and the Operating Partnership, respectively, enforceable against the Company and the Operating Partnership, respectively, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefore may be brought.

Section 3.4.2  Assuming the accuracy of the representation and warranty set forth in the first sentence of Section 4.12, the action taken by the Company Board in approving this Agreement and the Company Merger is sufficient to render inapplicable to the Company Merger the restrictions on business combinations contained in Subtitle 6 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust. The restrictions on control share acquisitions contained in Subtitle 7 of Title 3 of the MGCL, as applicable to a Maryland real estate investment trust, are not applicable to the Company Merger. To the knowledge of the Company, no other “business combination”, “control share acquisition”, “fair price”, “moratorium” or other antitakeover Laws are applicable to this Agreement, the Mergers or the other transactions contemplated hereby.

Section 3.5  No Conflict; Required Filings and Consents

Section 3.5.1  The execution and delivery of this Agreement by each of the Company and the Operating Partnership does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each of the Company and the Operating Partnership will not, (a) assuming receipt of Shareholder Approval, conflict with or violate any provision of the Company Charter, the Company Bylaws, the Operating Partnership Certificate, the Operating Partnership Agreement or any equivalent organizational documents of any Company Subsidiary, (b) assuming that all consents, approvals, authorizations and permits described in Section 3.5.2 have been obtained, all filings and notifications described in Section 3.5.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to the Company, the Operating Partnership or any Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Company Subsidiary is bound, or (c) require any consent or approval under, result in any breach of or any loss of any benefit under, or constitute a change of control or default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of the Company, the Operating Partnership or any Company Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit or other legally binding obligation to which the Company, the Operating Partnership or any Company Subsidiary is a party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.5.2  The execution and delivery of this Agreement by each of the Company and the Operating Partnership does not, and the performance of this Agreement by each of the Company and the Operating Partnership, will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) as may be required under the Exchange Act and the rules and regulations of the NYSE, and the filing and recordation of the Articles of Merger, as required by the MRL and the MLLCA, and the Partnership Certificates of Merger, as required by the DRULPA and the PRULPA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.6  Permits; Compliance With Law.  Except for such authorizations, license, permits, certificates, approvals or clearances that are the subject of Sections 3.14 or 3.16, which are solely the subject of such respective sections, each of the Company, the Operating Partnership and each Company Subsidiary is in possession of all authorizations, licenses, permits, certificates, approvals and clearances of any Governmental Entity necessary for the Company, the Operating Partnership and each Company Subsidiary to own, lease and operate its properties or to carry on its respective business substantially as it is being conducted as of the date hereof (the “Company Permits”), and all such Company Permits are valid and in full force and effect, except where the failure to be in possession of, or failure to be valid or in full force and effect of, any of the Company Permits would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. None of the Company, the Operating Partnership or any Company Subsidiary is in conflict with, or in default or violation of (a) any Law applicable to the Company, the Operating Partnership or any Company Subsidiary or by which any property or asset of the Company, the Operating Partnership or any Company Subsidiary is bound (except for Laws with respect to matters that are the subject of Sections 3.10, 3.11, 3.14 or 3.17, which such matters are solely the subject of such respective sections), or (b) any Company Permits (except for such Company Permits that are the subject of Sections 3.14 or 3.16, which are solely the subject of such respective sections), except in each case for any such conflicts, defaults or violations that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.7  SEC Filings; Financial Statements

Section 3.7.1  The Company has filed with the SEC all forms, reports, and documents required to be filed by it under the Securities Act or the Exchange Act, as the case may be, from and after January 1, 2006 (collectively, the ‘‘Company SEC Filings”). Each Company SEC Filing, as amended or supplemented, if applicable, (a) as of its date, or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and (b) did not, at the time it was filed (or became effective in the case of registration statements), or, if amended or supplemented, as of the date of the most recent amendment or supplement thereto, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. As of the date of this Agreement, none of the Operating Partnership or any Company Subsidiary is separately subject to the periodic reporting requirements of the Exchange Act.

Section 3.7.2  Each of the consolidated financial statements contained in the Company SEC Filings, as amended, supplemented or restated, if applicable, was prepared in accordance with GAAP applied (except as may be indicated in the notes thereto and, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q under the Exchange Act) on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto), and each such consolidated financial statement, as amended, supplemented or restated, if applicable, presented fairly, in all material respects, the consolidated financial position, results of operations and cash flows of the Company and its consolidated subsidiaries as of the respective dates thereof and for the respective periods indicated therein (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).

Section 3.7.3  The Company’s principal executive officer and its principal financial officer have disclosed to the Company’s auditors and the audit committee of the Company Board (a) all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial data and (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls, and the Company has made available to Parent copies of any material written materials relating to the foregoing. The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act) designed to ensure that material information relating to the Company required to be included in reports filed under the Exchange Act, including its consolidated subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the Exchange Act are being prepared, and, to the knowledge of the Company, such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and its principal financial officer to material information required to be included in the Company’s periodic reports required under the Exchange Act. Since the enactment of the Sarbanes-Oxley Act of 2002, none of the Company, the Operating Partnership or any Company Subsidiary has made any prohibited loans to any director or executive officer of the Company (as defined in Rule 3b-7 under the Exchange Act).

Section 3.7.4  Except as and to the extent set forth in the Company SEC Filings filed on or after January 1, 2006, none of the Company, the Operating Partnership or any consolidated Company Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) that would be required to be reflected or reserved against on a balance sheet prepared in accordance with GAAP, except for liabilities or obligations (a) contemplated by or under this Agreement or incurred in connection with the transactions contemplated hereby or (b) incurred in the ordinary course of business consistent with past practice or (c) that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.8  Disclosure Documents

Section 3.8.1  The Proxy Statement and any Other SEC Filings, and any amendments or supplements thereto, that the Company is responsible for filing at (a) the time the Proxy Statement or such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 3.8.2  None of the information supplied by the Company or the Operating Partnership for use in the Proxy Statement, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by the Company for use in any Other SEC Filing, at the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 3.8.3  The representations and warranties contained in this Section 3.8 will not apply to failure of the Proxy Statement or any Other SEC Filing to comply as to form as a result of, or statements or omissions included in the Proxy Statement or any Other SEC Filings based upon, information supplied to the Company by or on behalf of any Purchaser Party.

Section 3.9  Absence of Certain Changes or Events.  Since March 31, 2007, except as contemplated by, or as disclosed pursuant to, this Agreement or the Company SEC Filings (except for the risk factors section), there has not been (a) any Company Material Adverse Effect or any effect, event, development or circumstance that, individually or in the aggregate with all other effects, events, developments and changes, would reasonably be expected to result in a Company Material Adverse Effect or (b) any action taken by the Company, the Operating Partnership or any Company Subsidiary through the date of this Agreement that, if taken during the period from the date of this Agreement through the Effective Time, would constitute a breach of Sections 5.1.3, 5.1.5, 5.1.7, 5.1.9 or 5.1.13.

Section 3.10  Employee Benefit Plans.

Section 3.10.1  Section 3.10.1 of the Company Disclosure Schedule sets forth a true and complete list of each material “employee benefit plan” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), and any other material plan, program or agreement (whether written or oral) providing compensation or other benefits to any current or former trustee, director, officer, employee or consultant of the Company, the Operating Partnership or any Company Subsidiary (or to any dependent or beneficiary thereof), which are maintained, sponsored or contributed to by the Company, the Operating Partnership or any Company Subsidiary, or under which the Company, the Operating Partnership or any Company Subsidiary has any material obligation or liability, including, without limitation, all incentive, bonus, deferred compensation, cafeteria, medical, disability, stock purchase or equity based compensation plans, policies or programs (each a “Company Benefit Plan”).

Section 3.10.2  Each Company Benefit Plan has been administered in all material respects in accordance with its terms and all applicable Laws, including ERISA and the Code.

Section 3.10.3  Each Company Benefit Plan which is intended to qualify under Section 401(a) of the Code has either received a favorable determination letter from the IRS as to its qualified status or may rely upon an opinion letter for a prototype plan and, to the Company’s knowledge, no fact or event has occurred that could adversely affect the qualified status of any such Company Benefit Plan. To the Company’s knowledge, none of the Company, the Operating Partnership or any Company Subsidiary has engaged in a non-exempt prohibited transaction (within the meaning of Section 406 of ERISA or Section 4975 of the Code) with respect to any Company Benefit Plan that could result in material liability to the Company, the Operating Partnership and the Company Subsidiaries, taken as a whole. No material suit, administrative proceeding, action or other litigation has been brought, or to the knowledge of the Company, is threatened against or with respect to any such Company

Benefit Plan, including any audit or inquiry by the IRS or United States Department of Labor (other than routine benefits claims).

Section 3.10.4  No Company Benefit Plan is a multiemployer plan (as defined in Section 3(37) of ERISA) and no Company Benefit Plan is a pension plan subject to Section 412 of the Code or Section 302 or Title IV of ERISA. None of the Company, the Operating Partnership or any Company Subsidiary has any liability under Title IV of ERISA, and no condition exists that presents a material risk to the Company, the Operating Partnership or any Company Subsidiary of incurring or being subject to a material liability under Title IV of ERISA.

Section 3.10.5  Except as required by Law, no Company Benefit Plan provides any post-employment medical or life insurance benefits.

Section 3.10.6  To the Company’s knowledge, each Company Benefit Plan that is a nonqualified deferred compensation plan subject to Section 409A of the Code has been operated and administered in good faith compliance under published guidance under Section 409A of the Code from the period beginning January 1, 2005 through the date hereof.

Section 3.10.7  Except as set forth in Section 3.10.7 of the Company Disclosure Schedule, neither the Surviving Company, the Surviving Partnership nor any of their respective subsidiaries will incur a material liability in connection with any Company Benefit Plan as a result of the consummation of the transactions contemplated by this Agreement.

Section 3.10.8  There are no material funded benefit obligations of the Company, the Operating Partnership or the Company Subsidiaries for which contributions have not been made or properly accrued and there are no material unfunded benefit obligations that have not been accounted for by reserves or otherwise reflected in the consolidated financial statements in the Company SEC Filings.

Section 3.11  Labor and Other Employment Matters.

Section 3.11.1  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, the Operating Partnership and each Company Subsidiary is in compliance with all applicable Laws respecting labor, employment, fair employment practices, terms and conditions of employment, workers’ compensation, occupational safety, plant closings, and wages and hours. None of the Company, the Operating Partnership or any Company Subsidiary is a party to a collective bargaining agreement and no labor union has been certified to represent any employee or the Company, the Operating Partnership or any Company Subsidiary, or has applied to represent or is attempting to organize so as to represent such employees. There is no pending or, to the knowledge of the Company, threatened work stoppage, slowdown or labor strike against the Company, the Operating Partnership or any Company Subsidiary.

Section 3.11.2  There are no (a) severance or employment agreements with directors, officers or employees of or consultants to the Company, the Operating Partnership or any Company Subsidiary; (b) severance programs of the Company, the Operating Partnership or any Company Subsidiary with or relating to its employees; or (c) plans, programs or other agreements of the Company, the Operating Partnership or any Company Subsidiary with or relating to its directors, officers, employees or consultants which contain change in control provisions.

Section 3.12  Material Contracts

Section 3.12.1  Except for contracts set forth on the “Exhibit Index” included in the Company’s Form 10-K for the year ended December 31, 2006, as amended, the Company’s Form 10-Q for the three months ended March 31, 2007, or any Form 8-K filed by the Company since March 31, 2007 and prior to the date of this Agreement, as of the date of this Agreement, none of the Company, the Operating Partnership or any Company Subsidiary is a party to or bound by any contract, which, as of the date hereof,

(a) is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC);

(b) involves aggregate annual expenditures by the Company, the Operating Partnership and any Company Subsidiary in excess of $1,000,000 and is not cancelable within ninety days without material penalty to the Company, the Operating Partnership or the Companies Subsidiaries;

(c) contains any non-compete or exclusivity provisions with respect to any line of business or geographic area with respect to the conduct of business by the Company, the Operating Partnership and any Company Subsidiary, or that restricts the conduct of business by the Company, the Operating Partnership and any Company Subsidiary or any geographic area in which the Company, the Operating Partnership and any Company Subsidiary may conduct business, in each case in any material respect;

(d) is an indemnification agreement with any Covered Person; or

(e) would prohibit or materially delay the consummation of the Mergers or any of the transactions contemplated by this Agreement.

Each such contract to which the Company, the Operating Partnership or any Company Subsidiary is a party to or bound by is referred to herein as a ‘‘Company Material Contract.”

Section 3.12.2  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, each Company Material Contract is legally valid, binding and enforceable on the Company, the Operating Partnership and each Company Subsidiary that is a party thereto and, to the Company’s knowledge, each other party thereto, and is in full force and effect, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company, the Operating Partnership and each Company Subsidiary has performed all obligations required to be performed by it prior to the date hereof under each Company Material Contract and, to the Company’s knowledge, each other party thereto has performed all obligations required to be performed by it under such Company Material Contract prior to the date hereof. None of the Company, the Operating Partnership or any Company Subsidiary has received notice of any violation or default under (or any condition which with the passage of time or the giving of notice would cause such a violation of or default under) any Company Material Contract, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.13  Litigation.  As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of the Company, threatened by or before any Governmental Entity, nor, to the knowledge of the Company, is there any investigation pending by any Governmental Entity, in each case, against the Company, the Operating Partnership or any Company Subsidiary and none of the Company, the Operating Partnership or any Company Subsidiary is subject to any outstanding judgment, order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.14  Environmental Matters.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

Section 3.14.1  The Company, the Operating Partnership and each Company Subsidiary is in compliance with applicable Environmental Laws, hold or have applied for all Environmental Permits necessary to conduct their current operations and are in compliance with their respective Environmental Permits.

Section 3.14.2  None of the Company, the Operating Partnership or any Company Subsidiary has received any written notice, demand, letter or claim alleging that the Company, the Operating Partnership or such Company Subsidiary is in violation of, or liable under, any Environmental Law.

Section 3.14.3  None of the Company, the Operating Partnership or any Company Subsidiary has entered into or agreed to any consent decree or order or is subject to any judgment, decree or judicial order relating to compliance with Environmental Laws, Environmental Permits or the investigation, sampling, monitoring, treatment, remediation, removal or cleanup of Hazardous Materials and, to the knowledge of the Company, no investigation, litigation or other proceeding is pending or threatened in writing by or before any Governmental Entity with respect thereto.

Section 3.14.4  To the knowledge of the Company, none of the Company, the Operating Partnership and each Company Subsidiary has assumed, by contract or operation of Law, any known liability under any Environmental Law or relating to any Hazardous Materials, or is an indemnitor in connection with any threatened or asserted claim by any third-party indemnitee for any liability under any Environmental Law or relating to any Hazardous Materials.

Section 3.14.5  This Section 3.14 contains the exclusive representations and warranties with respect to environmental matters.

Section 3.15  Intellectual Property.  Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company, the Operating Partnership and the Company Subsidiaries own or possess valid rights to use all Intellectual Property necessary to conduct the business of the Company, the Operating Partnership and the Company Subsidiaries as it is currently conducted, (b) the conduct of the business of the Company, the Operating Partnership and the Company Subsidiaries as it is currently conducted does not infringe the Intellectual Property rights of any third party and (c) to the knowledge of the Company, no third party is currently infringing or misappropriating Intellectual Property owned by the Company, the Operating Partnership or any Company Subsidiary. The Company, the Operating Partnership and the Company Subsidiaries are taking all actions that they reasonably believe are necessary to maintain and protect each material item of Intellectual Property that they own.

Section 3.16  Properties.

Section 3.16.1  Section 3.16.1 of the Company Disclosure Schedule sets forth a correct list of all real property owned or leased (as lessee) by the Company, the Operating Partnership or a Company Subsidiary (all such real property interests, together with all buildings, structures and other improvements and fixtures located on or under such real property and all easements, rights and other appurtenances to such real property, are individually referred to herein as a “Company Property” and collectively referred to herein as the “Company Properties”). None of the Company, the Operating Partnership or any Company Subsidiary has an interest as a mortgage or mezzanine lender in any real property.

Section 3.16.2  The Company, the Operating Partnership or a Company Subsidiary owns fee simple title or leasehold title (as applicable) to each of the Company Properties, in each case, free and clear of Liens, except for the following: (a) Liens set forth in Section 3.16.2 of the Company Disclosure Schedule or relating to debt obligations disclosed in the Company SEC Filings, (b) Liens that result from any statutory or other Liens for Taxes or assessments that are not yet due or delinquent or the validity of which is being contested in good faith by appropriate proceedings; (c) any Company Material Contracts, or leases to third parties for the occupation of portions of the Company Properties by such third parties in the ordinary course of the business of the Company, the Operating Partnership or a Company Subsidiary, (d) Liens imposed or promulgated by Law or any Governmental Entity, including zoning regulations, (e) Liens that are recorded in a public record or disclosed on existing title policies made available to Parent prior to the date hereof, (f) any cashiers’, landlords’, workers’, mechanics’, carriers’, workmen’s, repairmen’s and materialmen’s liens and other similar Liens imposed by Law and incurred in the ordinary course of business and (g) any other Liens, limitations, restrictions or title defects that do not materially impair the value of the Company Property or the continued use and operation of the Company Property as currently used and operated (clauses (a) through (g) collectively, ‘‘Permitted Liens”).

Section 3.16.3  Except as set forth in Section 3.16.3 of the Company Disclosure Schedule, none of the Company, the Operating Partnership and the Company Subsidiaries has received (i) written notice that any certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right of an unlimited duration that is necessary to permit the lawful use and operation of the buildings and improvements on any of the Company Properties or that is necessary to permit the lawful use and operation of all utilities, parking areas, retention ponds, driveways, roads and other means of egress and ingress to and from any of the Company Properties is not in full force and effect, except for such failures to be in full force and effect that, individually or in the aggregate, would not reasonably be expected to have a Company Material Adverse Effect, or of any pending written threat of modification or cancellation of any of same, that would reasonably be expected to have a Company Material Adverse Effect or (ii) written notice of any uncured violation of any Laws affecting any of the Company Properties which, individually or in the aggregate, would reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.4  Set forth in Section 3.16.4 of the Company Disclosure Schedule is each of the title insurance policies with respect to the Company Properties and each such policy has been made available to Parent. To the knowledge of the Company, no material claim has been made under any such title insurance policy and each such title insurance policy is in full force and effect as of the date hereof.

Section 3.16.5  No certificate, permit or license from any Governmental Entity having jurisdiction over any of the Company Properties or any agreement, easement or other right that is necessary to permit the use of the buildings and improvements on any of the Company Properties or that is necessary to permit the use of all parking areas, driveways, roads and other means of egress and ingress to and from any of the Company Properties has failed to be obtained or is not in full force and effect, and none of the Company, the Operating Partnership or any Company Subsidiary has received written notice of any threat of modification or cancellation of any such certificate, permit or license, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.6  None of the Company, the Operating Partnership or any Company Subsidiary has received any written notice to the effect that (a) any condemnation or rezoning proceedings are pending or threatened with respect to any of the Company Properties, or (b) any zoning regulation or ordinance (including with respect to parking), board of fire underwriters rules, building, fire, health or other Law has been violated for any Company Property, except for each of the foregoing as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

Section 3.16.7  Except as provided in Section 3.16.7 of the Company Disclosure Schedule, and except for discrepancies errors or omissions that, individually or in the aggregate, would not have a Company Material Adverse Effect, the rent rolls for the Company Properties dated as of June 1, 2007 which are provided in Section 3.16.7 of the Company Disclosure Schedule, list each lease that was in effect as of June 1, 2007 and to which the Operating Partnership or other Company Subsidiaries are parties as landlords with respect to each of the applicable Company Properties (such leases, together with all amendments, modifications, supplements, renewals, extensions and guarantees related thereto, the “Company Leases”). Except as set forth in Section 3.16.7 of the Company Disclosure Schedule, the Company has made available to Parent true and complete copies of all Company Leases that relate to in excess of 10,000 square feet of net rentable area (the ‘‘Material Company Leases”), in effect as of the date hereof. Except as would not reasonably be expected to have a Company Material Adverse Effect, (x) none of the Company, the Operating Partnership or any Company Subsidiary is and, to the knowledge of the Company, no other party is in breach or violation of, or default under, any Material Company Lease, (y) no event has occurred which would result in a breach or violation of, or a default under, any Material Company Lease by the Company, the Operating Partnership or any Company Subsidiary, or to the knowledge of the Company, any other party thereto (in each case, with or without notice or lapse of time or both) and no tenant under a Material Company Lease is in monetary default under such Material Company Lease and (z) each Material Company Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect with respect to the Company, the Operating Partnership or the Company Subsidiaries and, to the knowledge of the Company, with respect to the other parties thereto, except as may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

Section 3.16.8  As of the date of this Agreement there is no ground lease with a Third Party pursuant to which the Company, the Operating Partnership or any Company Subsidiary is a lessee.

Section 3.16.9  No purchase option has been exercised under any Company Lease, except purchase options whose exercise has been evidenced by a written document as described in Section 3.16.9 of the Company Disclosure Schedule.

Section 3.16.10  Except as set forth in Section 3.16.10 of the Company Disclosure Schedule or as contemplated by, or provided in, the Company Leases or the organizational documents of the Operating Partnership or Company Subsidiaries, as of the date hereof, there are no unexpired option agreements or rights of first refusal with respect to the purchase of a Company Property or any portion thereof that is owned by the Operating Partnership or any Company Subsidiary or any other unexpired rights in favor of any party other than the Company, the Operating Partnership or any Subsidiary (a “Third Party”) to purchase or otherwise acquire a Company Property or any portion that is owned by the Operating Partnership or any Company Subsidiary or any portion thereof or to enter into any contract for sale, ground lease or letter of intent to sell or ground lease any Company Property or any portion thereof that is owned by the Operating Partnership or any Company Subsidiary.

Section 3.16.11  Except as set forth in Section 3.16.11 of the Company Disclosure Schedule, none of the Company, the Operating Partnership or any Company Subsidiary is a party to any agreement pursuant to which the Company, the Operating Partnership or any Company Subsidiary manages, leases or provides development services with respect to any real property for any Third Party.

Section 3.16.12  Except as set forth in Section 3.16.12 of the Company Disclosure Schedule, the Company, the Operating Partnership and the Company Subsidiaries have good and valid title to, or a valid and enforceable leasehold interest in, or other right to use, all personal property owned, used or held for use by them (other than property owned by tenants and used or held in connection with the applicable tenancy), except as would not have a Company Material Adverse Effect. Except as set forth in Section 3.16.12 of the Company Disclosure Schedule, none of the Company’s, the Operating Partnership’s or any of the Company Subsidiaries’ ownership of or leasehold interest in any such personal property is subject to any Liens, except for Permitted Liens and Liens that would not have a Company Material Adverse Effect

Section 3.17  Taxes

Section 3.17.1  The Company, the Operating Partnership and each Company Subsidiary has timely filed with the appropriate Governmental Entity all income and other material Tax Returns required to be filed, taking into account any extensions of time within which to file such Tax Returns, and all such Tax Returns were complete and correct, subject in each case to such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. All Taxes that are shown as due on such filed Tax Returns have been paid.

Section 3.17.2  The Company (a) for all taxable years commencing with the Company’s taxable year ending December 31, 2005 through December 31, 2006, has been subject to taxation as a real estate investment trust within the meaning of Section 856 of the Code (a “REIT”) and has satisfied all requirements to qualify as a REIT for such years; (b) has operated since January 1, 2007 to the date hereof in a manner consistent with the requirements for qualification and taxation as a REIT; and (c) intends to continue to operate in such a manner as to qualify as a REIT for the taxable year that will end with the Company Merger. No Company Subsidiary is a corporation for U.S. federal income tax purposes, other than a corporation that qualifies as a “qualified REIT subsidiary,” within the meaning of Section 856(i)(2) of the Code, or as a “taxable REIT subsidiary,” within the meaning of Section 856(1) of the Code.

Section 3.17.3  (a) There are no audits, investigations by any Governmental Entity or other proceedings pending with regard to any material Taxes or Tax Returns of the Company, the Operating Partnership or any Company Subsidiary; (b) no deficiency for Taxes of the Company, the Operating Partnership or any Company Subsidiary has been claimed, proposed or assessed in writing or, to the knowledge of the Company, threatened, by any Governmental Entity, which deficiency has not yet been settled, except for such deficiencies which are being contested in good faith or with respect to which the failure to pay would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect; (c) none of the Company, the Operating Partnership nor any Company Subsidiary has waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to any Tax assessment or deficiency for any open tax year; (d) none of the Company, the Operating Partnership or any of the Company Subsidiaries has entered into any “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax law); and (e) and no power of attorney with respect to any Tax matter is currently in force with respect to the Company, the Operating Partnership or any of the Company Subsidiaries.

Section 3.17.4  The Operating Partnership and each Company Subsidiary that is a partnership, joint venture, or limited liability company and which has not elected to be a “taxable REIT subsidiary” within the meaning of Code Section 856(1) has been since its formation treated for U.S. federal income tax purposes as a partnership or disregarded entity, as the case may be, and not as a corporation or an association taxable as a corporation.

Section 3.17.5  None of the Company, the Operating Partnership or any Company Subsidiary holds any asset the disposition of which would be subject to rules similar to Section 1374 of the Code.

Section 3.17.6  Since its inception, (i) the Company, the Operating Partnership and the Company Subsidiaries have not incurred any liability for material Taxes under sections 860(c) or 4981 of the Code which have not been previously paid and (ii) none of the Company, the Operating Partnership or any Company Subsidiary has incurred any material liability for Taxes that have become due and that have not been previously paid other than in the ordinary course of business or Taxes arising out of the transactions contemplated by this Agreement. To the knowledge of the Company, none of the Company, the Operating Partnership or any Company Subsidiary has engaged in any transaction that would give rise to “redetermined rents, redetermined deductions and excess interest” described in section 857(b)(7) of the Code.

Section 3.17.7  The Company, the Operating Partnership and the Company Subsidiaries have complied, in all material respects, with all applicable Laws, rules and regulations relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 1445, 1446, and 3402 of the Code or similar provisions under any foreign laws) and have duly and timely withheld and have paid over to the appropriate taxing authorities all material amounts required to be so withheld and paid over on or prior to the due date thereof under all applicable Laws.

Section 3.17.8  To the knowledge of the Company no claim has been made in writing by a taxing authority in a jurisdiction where the Company or any Subsidiary does not file Tax Returns that the Company or any such Subsidiary is or may be subject to taxation by that jurisdiction.

Section 3.17.9  None of the Company, the Operating Partnership or any Company Subsidiary (A) is or has ever been a member of an affiliated group (other than a group the common parent of which is the Company or a directly or indirectly wholly-owned Subsidiary of the Company) filing a consolidated federal income tax return, (B) has any liability for the Taxes of another person other than the Company and the Subsidiaries under Treasury regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract and (C) is a party to any Tax sharing or similar agreement or arrangement other than (i) any agreement or arrangement solely between the Company, the Operating Partnership and any Company Subsidiary, or (ii) any Tax Protection Agreement that may be entered into as a result of the acquisition by the Operating Partnership of any of the Republic Square I property, the Republic Square II property or the Portals Phase III property pursuant to the option agreements with respect thereto, pursuant to which it will have any obligation to make any payments after the Closing.

Section 3.17.10  There are no Tax Protection Agreements currently in force (other than any Tax Protection Agreement that may be entered into as a result of the acquisition by the Operating Partnership of any of the Republic Square I property, the Republic Square II property or the Portals Phase III property pursuant to the option agreements with respect thereto), and, as of the date of this Agreement, no person has raised in writing, or to the knowledge of the Company threatened to raise, a material claim against the Company, the Operating Partnership or any Company Subsidiary for any breach of any Tax Protection Agreement. As used herein, “Tax Protection Agreements” means any written or oral agreement to which the Company, the Operating Partnership or any Company Subsidiary is a party pursuant to which: (a) any liability to holders of Partnership Units relating to Taxes may arise, whether or not as a result of the consummation of the transactions contemplated by this Agreement; (b) in connection with the deferral of income Taxes of a holder of Partnership Units, the Company, the Operating Partnership or the Company Subsidiaries have agreed to (i) maintain a minimum level of debt or continue a particular debt, (ii) retain or not dispose of assets for a period of time that has not since expired, (iii) make or refrain from making Tax elections, and/or (iv) only dispose of assets in a particular manner; and/or (c) limited partners of the Operating Partnership have guaranteed debt of the Operating Partnership.

Section 3.17.11  There are no Tax Liens upon any property or assets of the Company, the Operating Partnership or any Company Subsidiary except Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves have been established.

Section 3.17.12  None of the Company, the Operating Partnership and each Company Subsidiary has any permanent establishment in any country other than its country of incorporation.

Section 3.17.13  None of the Company, the Operating Partnership and each Company Subsidiary: (i) has conducted business outside the United States; or (ii) has participated in or cooperated with any international boycott within the meaning of Code Section 999.

Section 3.17.14  Other Tax Matters. (i) each of the Company, the Operating Partnership and each Company Subsidiary (A) believes it has substantial authority for or (B) has disclosed on its Tax Returns all positions taken on such Tax Returns that could give rise to a substantial understatement of Tax within the meaning of Code Section 6662 or any similar provision of applicable state laws, and is in possession of supporting documentation as may be required with respect to any such disclosure; and (ii) none of them has participated in any transaction that could give rise to a disclosure obligation as a “listed transaction” under Section 6011 of the Code and the regulations thereunder or any similar provision under applicable laws.

Section 3.18  Certain Business Relationships With Affiliates.   Except as set forth in Section 3.18 of the Company Disclosure Schedule, since January 1, 2007 through the date hereof, no event has occurred that would be required to be reported as a Certain Relationship or Related Transaction pursuant to Item 404 of Regulation S-K promulgated by the SEC.

Section 3.19  Opinion of Financial Advisor.   The Company has received the opinion of J.P. Morgan Securities Inc. that, as of the date hereof, the Merger Consideration is fair from a financial point of view to the holders of the Company Common Shares.

Section 3.20  Votes and Approvals Required.   The affirmative vote of the holders of not less than a majority in voting power of the outstanding Company Common Shares (the “Shareholder Approval”) is the only vote of the holders of any class or series of shares of beneficial interest or other Equity Interests of the Company necessary to approve the Company Merger. The consent or approval of the Partners holding Partnership Interests representing more than fifty percent (50%) of the Percentage Interests of the Partnership Units classified as “Class A Units” in the Operating Partnership (“OP Approval of the Company Merger”) is the only approval of the Partners necessary to approve the Company Merger. OP Approval of the Company Merger has previously been obtained. The approval of the General Partner and the consent or approval of Partners holding Partnership Interests representing more than fifty percent (50%) of the Percentage Interests of the Partnership Units classified as “Class A Units” in the Operating Partnership (“OP Approval of the Partnership Merger”), are the only approvals of the Partners necessary to approve the Partnership Merger. OP Approval of the Partnership Merger has previously been obtained.

Section 3.21  Brokers.   No broker, finder or investment banker (other than J.P. Morgan Securities Inc.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of the Company, the Operating Partnership or any Company Subsidiary.

Article 4.

Representations and Warranties of the Purchaser Parties

Except as set forth in the Disclosure Schedule delivered by the Purchaser Parties to the Company at or prior to the execution of this Agreement (the ‘‘Parent Disclosure Schedule”) (it being agreed that disclosure of any item on the Parent Disclosure Schedule with respect to one Section of this Agreement shall be deemed disclosure with respect to all other Sections of this Agreement if the relevance of such item is reasonably apparent from the face of the Company Disclosure Schedule), each Purchaser Party hereby jointly and severally represents and warrants to the Company as follows:

Section 4.1  Organization and Qualification; Subsidiaries.   Parent is a real estate investment trust duly formed, validly existing and in good standing under the laws of the State of Maryland. Purchaser is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland. Parent LP is a limited partnership duly formed, validly existing and in good standing under the laws of the Commonwealth of Pennsylvania. Each Purchaser Party has the requisite organizational power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted. Each Purchaser Party is duly qualified or licensed to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification, licensing or good standing necessary, except for such failures to be so qualified, licensed or in good standing that would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Mergers.

Section 4.2  Authority.   Each Purchaser Party has the requisite organizational power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated by this Agreement to be consummated by it. The execution and delivery of this Agreement by each Purchaser Party, as applicable, and the consummation by each Purchaser Party of the transactions contemplated hereby have been duly and validly authorized by all necessary organizational action, and no other corporate or company proceedings on the part of any Purchaser Party and no stockholder or member votes are necessary to authorize this Agreement or the Mergers or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each Purchaser Party and, assuming due authorization, execution and delivery by the Company and the Operating Partnership, constitutes a legally valid and binding obligation of each Purchaser Party, respectively, enforceable against such Purchaser Party, in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, preference, fraudulent transfer, moratorium or other similar laws relating to or affecting the rights and remedies of creditors and by general principles of equity regardless of whether enforcement is considered in a proceeding in equity or at law, concepts of materiality, reasonableness, good faith and fair dealing, and the discretion of the court before which any proceeding therefor may be brought.

Section 4.3  No Conflict; Required Filings and Consents

Section 4.3.1  The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement and the consummation of the Mergers and the other transactions contemplated hereby by each Purchaser Party will not, (a) conflict with or violate any provision of Parent’s amended and restated declaration of trust, as amended, or bylaws, or Purchaser’s certificate of formation or operating company agreement, or Parent LP’s certificate of limited partnership or second restated and amended agreement of limited partnership, as amended, or any equivalent organizational document, (b) assuming that all consents, approvals, authorizations and permits described in Section 4.3.2 have been obtained and all filings and notifications described in Section 4.3.2 have been made and any waiting periods thereunder have terminated or expired, conflict with or violate any Law applicable to Parent or any subsidiary of Parent, including Purchaser and Parent LP (each a “Purchaser Subsidiary” and, collectively, the ‘‘Purchaser Subsidiaries”), or by which any property or asset of Parent or any Purchaser Subsidiary is bound or (c) require any consent or approval under, result in any breach of, or any loss of any benefit under, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any right of termination, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Parent or any Purchaser Subsidiary pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, permit or other legally binding obligation to which Parent or any Purchaser Subsidiary is party, except, as to clauses (b) and (c), respectively, for any such conflicts, violations, breaches, defaults or other occurrences which would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Merger.

Section 4.3.2  The execution and delivery of this Agreement by each Purchaser Party does not, and the performance of this Agreement by each Purchaser Party will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (a) as may be required under the Exchange Act, and the filing and recordation of the Articles of Merger, as required by the MRL and the MLLCA, and the Partnership Certificates of Merger, as required by the DRULPA and the PRULPA, and (b) where failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise prevent or materially delay consummation of the Mergers.

Section 4.4  Disclosure Documents

Section 4.4.1  Any Other SEC Filing, and any amendments or supplements thereto, that Parent is responsible for filing at (a) the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act and other applicable Law.

Section 4.4.2  None of the information supplied by Parent or any Purchaser Subsidiary for use in the Proxy Statement, at (a) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, and (b) the time of the Company Shareholders’ Meeting, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. None of the information supplied by Parent or any Purchaser Subsidiary for use in any Other SEC Filing, at the time such Other SEC Filing (or any amendment thereof or supplement thereto) is first mailed to the Company Shareholders, will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Section 4.4.3  The representations and warranties contained in this Section 4.4 will not apply to failure of any Other SEC Filing to comply as to form as a result of, or statements or omissions included in any Other SEC Filings based upon, information supplied to Parent or any Purchaser Subsidiary by or on behalf of the Company.

Section 4.5  Litigation.   As of the date of this Agreement, there is no suit, claim, action or proceeding pending or, to the knowledge of Parent, threatened by or before any Governmental Entity, nor, to the knowledge of Parent, is there any investigation pending by any Governmental Entity, in each case, against Parent or any Purchaser Subsidiary, and none of Parent or any Purchaser Subsidiary is subject to any outstanding order, writ, injunction or decree of any Governmental Entity, in each case, that would, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect or otherwise to prevent or materially delay consummation of the Mergers.

Section 4.6  Ownership of Purchaser; No Prior Activities

Section 4.6.1  Purchaser was formed solely for the purpose of engaging in the transactions contemplated by this Agreement.

Section 4.6.2  All of the outstanding Equity Interests of Purchaser are owned directly by Parent. There are no options, warrants or other rights, agreements, arrangements or commitments to which Purchaser is a party of any character relating to the issued or unissued Equity Interests in Purchaser or obligating Purchaser to grant, issue or sell any Equity Interest in Purchaser, by sale, lease, license or otherwise. There are no obligations, contingent or otherwise, of Purchaser to repurchase, redeem or otherwise acquire any Equity Interest in Purchaser.

Section 4.6.3  Except for obligations or liabilities incurred in connection with its organization and the transactions contemplated by this Agreement, neither Purchaser has, nor will have Purchaser prior to the Effective Time, incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

Section 4.7  Vote Required.   No vote of the holders of any class or series of capital stock or other Equity Interests of Parent, Purchaser or Parent LP is necessary to approve the Mergers and this Agreement, or to consummate the transactions contemplated hereby.

Section 4.8  Brokers.   No broker, finder or investment banker (other than Goldman, Sachs & Co.) is entitled to any brokerage, finder’s or other fee or commission in connection with the Mergers based upon arrangements made by or on behalf of Parent or any Purchaser Subsidiary.

Section 4.9  Financing.   Parent will have available sufficient funds to enable the Purchaser Parties to consummate the Mergers and the transactions contemplated by this Agreement, including without limitation, to pay the aggregate Merger Consideration to be paid to the holders of Company Common Shares and the aggregate Partnership Merger Consideration to be paid to holders of Partnership Units.

Section 4.10  Solvency.   Immediately following the Effective Time, and after giving effect to any change in the assets and liabilities of the Surviving Company as a result of the Mergers and the other transactions contemplated by this Agreement, the Surviving Company will be Solvent. No transfer of property is being made and no obligation is being incurred in connection with the Mergers and the other transactions contemplated by this Agreement with the intent to hinder, delay or defraud any present or future creditors of the Surviving Company. For purposes of this Agreement ‘‘Solvent” when used with respect to the Surviving Company, means that, immediately following the Effective Time, (a)(i) the fair value of the assets of the Surviving Company will exceed the amount of all liabilities, contingent or otherwise, of the Surviving Company, and (ii) the amount of the Present Fair Salable Value of its assets will, as of such time, exceed the probable value of all of its debts and liabilities on a consolidated basis, contingent or otherwise, as such debts and liabilities become absolute and matured, (b) the Surviving Company will not have, as of such time, an unreasonably small amount of capital for the business in which it is engaged or will be engaged and (c) the Surviving Company will be able to pay its Debts as they become absolute and mature. The term “Solvency” shall have its correlative meaning. For purposes of the definition of “Solvent,”(A) “Debt” means liability on a “Claim;” and (B) “Claim” means any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured. “Present Fair Salable Value” means the amount that may be realized if the aggregate assets of the Surviving Company (including goodwill) are sold as an entirety with reasonable promptness in an arms-length transaction under present conditions for the sale of comparable business enterprises.

Section 4.11  Management Arrangements.   As of the date hereof, no Purchaser Party or any of their affiliates has entered into any contract, agreement, arrangement or understanding with any of the officers, trustees or directors of the Company, or any of their respective affiliates, that is currently in effect or that would become effective in the future (upon consummation of the Mergers or otherwise) and has not been disclosed.

Section 4.12  Ownership of Company Common Stock.   Neither Parent nor any Purchaser Subsidiary is, nor at any time during the last two (2) years has been, an “interested stockholder” of the Company as defined in Section 3-601 of the MGCL.

Section 4.13  Independent Investigation; Limitation on Warranties.   The Purchaser Parties have conducted their own independent review and analysis of the business, operations, assets, properties, liabilities, results of operations, financial condition and prospects of the Company, the Operating Partnership and the Company Subsidiaries and acknowledge that their Representatives have been provided access to personnel, properties, premises and records of the Company, the Operating Partnership and the Company Subsidiaries for such purposes. In entering into this Agreement, except as expressly provided herein, the Purchaser Parties have relied solely upon their independent investigation and analysis of the Company, the Operating Partnership and the Company Subsidiaries and the Purchaser Parties acknowledge and agree that they have not been induced by and have not relied upon any representations, warranties or statements, whether express or implied, made by the Company, the Operating Partnership, any Company Subsidiaries, or any of their respective Representatives that are not expressly set forth in this Agreement, whether or not such representations, warranties or statements were made in writing or orally. In furtherance and not in limitation of the foregoing, except for representations and warranties set forth in this Agreement, each Purchaser Party acknowledges and agrees that none of the Company, the Operating Partnership, any Company Subsidiaries or any other person will have or be subject to any liability to any Purchaser Party or any other person resulting from any information, documents, projections, estimates, forward-looking information, forecasts or other material provided to the Purchaser Parties in expectation of the transactions contemplated by this Agreement, regardless of whether provided in written or oral communications, including by way of online “data rooms,” confidential information memoranda or management interviews and other presentations or conversations. In addition, the Purchaser Parties acknowledge that there are uncertainties inherent in any projections, estimates, forward-looking information and other forecasts that may have been provided by or on behalf of the Company and Operating Partnership to the Purchaser Parties, that the Purchaser Parties are familiar with such uncertainties, that the Purchaser Parties take full responsibility for making their own evaluation of the adequacy and accuracy of all such projections, estimates, forward-looking information and other forecasts provided to them (including the reasonableness of the assumptions underlying such estimates, projections, forward-looking information or forecasts), and that the Purchaser Parties shall have no claim against the Company, the Operating Partnership, any Company Subsidiaries or any other person with respect thereto.

Article 5.

Covenants

Section 5.1  Conduct of Business by the Company Pending the Closing.   The Company and the Operating Partnership agree that, between the date of this Agreement and the Effective Time, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, unless Parent shall otherwise agree in writing (which shall not be unreasonably withheld or delayed), the Company and the Operating Partnership will, and will cause each Company Subsidiary to, (a) conduct its operations in the ordinary course of business substantially consistent with past practice and (b) use its commercially reasonable efforts to preserve substantially intact its business organization and goodwill. Without limiting the foregoing, except as set forth in Section 5.1 of the Company Disclosure Schedule, as permitted by any other provision of this Agreement or as required by applicable Law or the regulations or requirements of the NYSE, the Company and the Operating Partnership shall not, and shall not permit any Company Subsidiary to, between the date of this Agreement and the Effective Time, directly or indirectly, do, or agree to do, any of the following without the prior written consent of Parent (which consent shall not be unreasonably withheld or delayed):

Section 5.1.1  amend or otherwise change the Company Charter, the Company Bylaws, the Operating Partnership Certificate or the Operating Partnership Agreement, except for amendments to the Operating Partnership Agreement to reflect transfers or redemptions of Partnership Units in accordance with the terms of the Operating Partnership Agreement;

Section 5.1.2  (a) issue or authorize the issuance of (i) any shares of beneficial interest or capital stock of, or other Equity Interests in, the Company, the Operating Partnership or any Company Subsidiary of any class (other than the issuance of Company Common Shares in exchange for Partnership Units in accordance with the Operating Partnership Agreement, the issuance of Company Common Shares in accordance with the Company’s Non-employee Trustee Compensation Policy, and the issuance of Partnership Units in consideration of the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto or otherwise), (ii) any securities convertible or exchangeable or exercisable for any such shares of beneficial interest or capital stock or other Equity Interests or (iii) any options, warrants or other rights of any kind to acquire any such shares of beneficial interest or capital stock or other Equity Interests, or (b) sell, pledge, dispose of, transfer, lease, license, guarantee or encumber, or authorize the sale, pledge, disposition, transfer, lease, license, guarantee or encumbrance of, any material property or assets of the Company, the Operating Partnership or any Company Subsidiary, except pursuant to existing contracts or commitments or as otherwise permitted by this Agreement;

Section 5.1.3  declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property or a combination thereof) with respect to any of its shares of beneficial interest or capital stock, except for (a) dividends or distributions paid by a Company Subsidiary to the Operating Partnership or to any other direct or indirect wholly-owned Company Subsidiary, (b) regular, quarterly cash dividends at a rate not in excess of $0.125 per Company Common Share, such declaration date to be no earlier than ten Business Days after the end of the applicable fiscal quarter, or (c) corresponding regular, quarterly cash distributions payable to holders of the Partnership Units (proportionately to all holders of Partnership Units); provided that, notwithstanding the foregoing, the Company and the Operating Partnership (proportionately to all holders of Partnership Units) shall be permitted to make distributions reasonably necessary for the Company to maintain its status as a REIT under the Code and avoid the imposition of corporate level Tax or excise Tax under Section 4981 of the Code;

Section 5.1.4  enter into any agreement with respect to the voting of its shares of beneficial interest or capital stock or other Equity Interests;

Section 5.1.5  other than in the case of Company Subsidiaries wholly owned directly or indirectly by the Operating Partnership or redemptions of Partnership Units in accordance with the Operating Partnership Agreement, reclassify, combine, split, subdivide or redeem, purchase or otherwise acquire, directly or indirectly, any of its shares of beneficial interest or capital stock, other Equity Interests or other securities;

Section 5.1.6  except as otherwise permitted by this Agreement, (a) acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets) or enter into any option, commitment or agreement to acquire, ownership of or any Equity Interest in any person or assets, other than the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto, and any other acquisitions for consideration that is individually not in excess of $1,000,000, or in the aggregate, not in excess of $3,000,000 for the Company, the Operating Partnership and the Company Subsidiaries taken as a whole or (b) enter into any option, commitment or agreement to commence any development activity on any Company Property other than (i) the ongoing development at 1129 20th Street, N.W., Washington, D.C. and (ii) tenant improvements in the ordinary course of business consistent with the obligations under Company Leases or new leases at a Company Property entered into in accordance with Section 5.1.10;

Section 5.1.7  make any material change in accounting policies or procedures, other than in the ordinary course of business consistent with past practice or except as required by GAAP, by applicable Law or by a Governmental Entity;

Section 5.1.8  incur any indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse the obligations of any person (other than a wholly owned Company Subsidiary) for borrowed money, except for (a) indebtedness for borrowed money incurred in the ordinary course of business, including borrowings under or refinancings of the Company’s, the Operating Partnership’s or any Company Subsidiary’s existing credit facilities (including construction loans), (b) indebtedness for borrowed money incurred in order to finance the acquisition of the Republic Square I property pursuant to the option agreement with respect thereto or (c) indebtedness for borrowed money incurred in order for the Company to pay (and/or the Operating Partnership to pay) dividends, distributions or redemptions permitted by this Agreement;

Section 5.1.9  except as may be required by any Company Benefit Plan, by any contractual commitments or corporate policies with respect to severance or termination pay or benefits in existence on the date of this Agreement or by applicable Law: (a) increase the compensation or benefits payable or to become payable to the trustees, directors, officers or employees of the Company, the Operating Partnership or any Company Subsidiary (except for increases in accordance with past practices in salaries or wages of employees of the Company, the Operating Partnership or any Company Subsidiary and for the payment of annual bonuses in accordance with past practices); or (b) other than in the ordinary course of business, grant any rights to severance or termination pay or benefits to, or enter into any employment or severance agreement with, any trustee, director, officer or employee of the Company, the Operating Partnership or any Company Subsidiary, or establish, adopt or enter into or amend to increase any benefit under or obligation of the Company pursuant to any bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, agreement, trust, fund, policy or arrangement for the benefit of any director or officer;

Section 5.1.10  (a) except in connection with a right being exercised by a tenant under a Material Company Lease, enter into any new lease (or renew or extend any existing lease) at a Company Property, other than in accordance with the guidelines set forth on Section 5.1.10 of the Company Disclosure Schedule; or (b) other than in the ordinary course of business or as a result of a material default by the tenant under its Material Company Lease with the Operating Partnership or any Company Subsidiary, and except in connection with a right being exercised by a tenant under its Material Company Lease with the Operating Partnership or any Company Subsidiary or otherwise in accordance with the guidelines set forth on Section 5.1.10 of the Company Disclosure Schedule, terminate or materially modify or amend any Material Company Lease;

Section 5.1.11  except as otherwise permitted by this Section 5.1, (a) authorize, or enter into any commitment for, any new material capital expenditure relating to the Company Properties, except (i) expenditures contemplated by the Company’s capital expenditure budget set forth on Section 5.1.11 of the Company Disclosure Schedule or otherwise in the ordinary course of business to the extent reasonably required to own, operate and maintain the Company Property in working order, (ii) expenditures not exceeding $50,000 individually or $250,000 in the aggregate and (iii) expenditures required by Law or, subject to Sections 5.1.6 and 5.1.12, incurred in connection with the prosecution of the lawsuits set forth on Section 5.1.12 of the Company Disclosure Schedule; or (b) other than in the ordinary course of business consistent with past practice, authorize, or enter into, any new contract other than a Material Company Lease (which is subject to Section 5.1.10) that would be a Company Material Contract;

Section 5.1.12  waive, release, assign, settle or compromise any of the lawsuits set forth on Section 5.1.12 of the Company Disclosure Schedule;

Section 5.1.13  make any material tax election or settle or compromise any material liability for Taxes; provided, that, nothing in this Agreement shall preclude the Company from designating dividends paid by it as “capital gain dividends” within the meaning of Section 857 of the Code or electing to treat any entity as a “taxable REIT subsidiary” within the meaning of Section 856(i) of the Code; or

Section 5.1.14  authorize or enter into any agreement or otherwise make any commitment to do any of the foregoing.

Notwithstanding anything to the contrary set forth in this Agreement, nothing in this Agreement shall prohibit the Company from taking, and the Company hereby agrees to take, any action at any time or from time to time that in the reasonable judgment of the Company Board, upon advice of counsel, is reasonably necessary for the Company to maintain its qualification as a REIT under the Code for any period or portion thereof ending on or prior to the Effective Time, including, without limitation, making dividend or distribution payments to shareholders of the Company in accordance with this Agreement. If the Company makes a written request to Parent to take any action not otherwise permitted by this Section 5.1, or makes a written request to Parent to decline to take any action otherwise required by this Section 5.1, Parent’s consent to such request shall be deemed to be unreasonably delayed and therefor conclusively and irrevocably granted, and the Company shall be permitted to take such action or decline to take such action in accordance with such written request, if Parent has not responded in writing to the Company as to such request within ten (10) Business Days after the Company has made such request.

Section 5.2  Appropriate Action; Consents; Filings

Section 5.2.1  Subject to the terms and conditions of this Agreement, including Section 5.6, each party hereto shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable under applicable Laws to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including, but not limited to (a) preparing and filing as soon as practicable all forms, registrations and notices required to be filed to consummate the transactions contemplated by this Agreement and the taking of such actions as are necessary, if any, to obtain any requisite approvals, consents, orders, exemptions or waivers by, or to avoid an action or proceeding by, any Governmental Entity relating to antitrust, competition, trade or other regulatory matters, (b) causing the satisfaction of all conditions set forth in Article 6, (c) defending all lawsuits or other legal, regulatory or other proceedings to which it is a party challenging or affecting this Agreement or the consummation of the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order; and (d) seeking to have lifted or rescinded any injunction or restraining order which may adversely affect the ability of the parties to consummate the transactions contemplated by this Agreement, in each case until the issuance of a final, non-appealable order.

Section 5.2.2  Each party hereto shall furnish all information required to be included in any application or other filing to be made pursuant to the rules and regulations of any Governmental Entity in connection with the transactions provided for in this Agreement. Parent and the Company shall have the right to review in advance, and to the extent reasonably practicable each will consult the other on, all the information relating to the other and each of their respective subsidiaries and affiliates that appears in any filing made with, or written materials submitted to, any Governmental Entity in connection with the Mergers. Each party hereto shall, subject to this Section 5.2.2, respond as promptly as reasonably practicable under the circumstances to any inquiries and requests received from any Governmental Entity in connection with any required regulatory approvals. In connection with and without limiting the foregoing, each party hereto shall, subject to applicable Law: (a) promptly notify the other parties of any written communication to that party from any Governmental Entity, including regulatory authorities, and permit the other parties to review in advance (and to consider any comments made by the other parties in relation to) any proposed written communication to any of the foregoing; (b) not agree to participate or participate in any substantive meeting or discussion with any Governmental Entity in respect of any filings, investigation or inquiry concerning this Agreement or the Mergers unless it consults with the other parties in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat; and (c) furnish the other parties with copies of all correspondence, filings, and written communications (and memoranda setting forth the substance thereof) between them and its affiliates and their respective representatives on the one hand, and any Governmental Entity, including any regulatory authority, or members or their respective staffs on the other hand, with respect to this Agreement and the Mergers.

Section 5.2.3  The Company and Parent shall give (or shall cause their respective subsidiaries to give) any notices to third parties, and use, and cause their respective subsidiaries to use, reasonable best efforts to obtain any third party consents necessary, proper or advisable to consummate the transactions contemplated in this Agreement; provided that the Company shall not be responsible for any consent fees prior to the Effective Time in connection with securing such third party consents. In the event that either party shall fail to obtain any such third party consent, such party shall use reasonable best efforts, and shall take any such actions reasonably requested by the other party hereto, to mitigate any adverse effect upon the Company and Parent, their respective subsidiaries, and their respective businesses resulting, or which could reasonably be expected to result after the Effective Time, from the failure to obtain such consent.

Section 5.2.4  Nothing contained in this Agreement shall give any Purchaser Party, directly or indirectly, the right to control or direct the operations of the Company, the Operating Partnership or any Company Subsidiary prior to the consummation of the Mergers. Prior to the Effective Time, the Company and the Operating Partnership shall exercise, consistent with the terms and conditions of this Agreement, complete unilateral control and supervision over its business operations.

Section 5.3  Proxy Statement; Notice to Limited Partners

Section 5.3.1  As promptly as practicable after the execution of this Agreement, the Company shall prepare and file with the SEC a proxy statement relating to the Company Shareholders’ Meeting (together with any amendments thereof or supplements thereto, the “Proxy Statement”). In addition, each of the Company and Parent shall prepare and file with the SEC any Other SEC Filings as and when required or requested by the SEC. The parties hereto shall cooperate with each other in the preparation of the Proxy Statement and any Other SEC Filings. Each of the Company and Parent will use all reasonable efforts to respond to any comments made by the SEC with respect to the Proxy Statement and any Other SEC Filings. Each of the Company and Parent shall furnish all information concerning it and the holders of its shares of beneficial interest or capital stock as the other party may reasonably request in connection with such actions and the preparation of the Proxy Statement and any Other SEC Filings. As promptly as practicable in accordance with applicable Law, the Company shall mail the Proxy Statement to the Company Shareholders. Subject to Section 5.6 hereof, the Proxy Statement shall include the determination of the Company Board that this Agreement and the Company Merger are advisable to and in the best interests of the Company Shareholders and the recommendation of the Company Board that the Company Shareholders approve the Company Merger (the “Company Recommendation”).

Section 5.3.2  Subject to Section 5.6 hereof and other than pursuant to Rule 14a-12 of the Exchange Act with respect to releases made in compliance with Section 5.7 of this Agreement, no amendment or supplement to the Proxy Statement or any Other SEC Filings, nor any response to any comments or inquiry from the SEC, will be made by the Company or Parent without the approval of the other party, which approval shall not be unreasonably withheld or delayed. The Company and Parent each will advise the other promptly after it receives notice of any request by the SEC for amendment of the Proxy Statement or any Other SEC Filings or comments thereon and responses thereto or requests by the SEC for additional information.

Section 5.3.3  Parent shall promptly inform the Company if, at any time prior to the Effective Time, any event or circumstance relating to Parent, any Parent Subsidiary, or any of their respective officers or directors, is discovered by Parent and should be set forth in an amendment or a supplement to the Proxy Statement or any Other SEC Filing. The Company shall promptly inform Parent if, at any time prior to the Effective Time, any event or circumstance relating to the Company, the Operating Partnership or any Company Subsidiary, or any of their respective officers, trustees or directors, is discovered by the Company and should be set forth in an amendment or a supplement to the Proxy Statement or any Other SEC Filing.

Section 5.3.4  As promptly as practicable after the execution of this Agreement, the General Partner shall prepare and provide written notice to the Limited Partners of its intention to effect the Company Merger in accordance with the Operating Partnership Agreement and applicable Law. Such written notice shall be provided at least twenty (20) Business Days prior to the record date to determine Company Common Shareholders eligible to vote upon the approval of the Company Merger and shall describe in reasonable detail the action to be taken. The parties shall cooperate with each other in the preparation of such written notice, and each of the Purchaser Parties shall furnish all information concerning it as the Company may reasonably request in connection with such actions and the preparation of such written notice.

Section 5.4  Company Shareholders’ Meeting.   The Company shall call, give notice of, convene and hold a meeting of its shareholders (the “Company Shareholders’ Meeting”) as promptly as reasonably practicable in accordance with applicable Law after the date the Proxy Statement is cleared by the SEC for the purpose of obtaining Shareholder Approval of the Company Merger. Unless this Agreement shall have been terminated in accordance with Section 7.1, the Company shall hold the Company Shareholders’ Meeting regardless of whether the Company Board has withdrawn, qualified or modified its approval or recommendation of this Agreement or the Company Merger. Subject to Section 5.6, the Company will use commercially reasonable efforts to solicit or cause to be solicited from its shareholders proxies in favor of the approval of the Company Merger. Notwithstanding anything to the contrary herein, at any time at or prior to the Company Shareholders’ Meeting, the Company may adjourn or postpone the Company Shareholders’ Meeting (a) to the extent the Company Board determines in good faith, after consultation with its outside legal advisors, that such adjournment or postponement is required to comply with applicable Law or the rules or regulations of the NYSE, or (b) subject to compliance with Section 5.6, in response to an Acquisition Proposal as to which the Company Board has made the determination set forth in Section 5.6.2 that such Acquisition Proposal is or could reasonably be expected to lead to a Superior Proposal. The Company shall not be required to hold the Company Shareholders’ Meeting if this Agreement is terminated before the Company Shareholders’ Meeting is held.

Section 5.5  Access to Information; Confidentiality.

Section 5.5.1  Subject to applicable Law, from the date of this Agreement to the Effective Time, the Company and the Operating Partnership shall, and shall cause each Company Subsidiary and each of their respective Representatives (collectively, “Company Representatives”) to provide to the Purchaser Parties and their respective Representatives (collectively, ‘‘Purchaser Representatives”), upon reasonable prior notice to the Company, reasonable access during normal business hours to the officers, employees, agents, properties, offices and other facilities, books and records of the Company, the Operating Partnership and the Company Subsidiaries, and other financial, operating and other information as Parent may reasonably request; provided, however, that (a) any such access shall be conducted in such a manner as not to interfere unreasonably with the operation of the business conducted by the Company, the Operating Partnership or any Company Subsidiary; (b) any intrusive environmental tests or assessments sought to be performed on the Company Properties (including, but not limited to any tests that involve drilling, excavation, or the collection of samples of soils, groundwater, surface water, drinking water, building materials or other environmental media) shall require the prior written consent of the Company; (c) the Purchaser Parties or the Purchaser Representatives shall not contact or have any discussions with any of the landlords/sub-landlords or tenants/subtenants of the Company, the Operating Partnership or the Company Subsidiaries without the prior written consent of the Company; (d) Parent shall be responsible for any damage to any Company Property or any other assets or property of the Company, the Operating Partnership or the Company Subsidiaries caused by the Purchaser Parties or the Purchaser Representatives; and (e) the Company and the Operating Partnership shall not be required to (or cause any Company Subsidiary to) so confer, afford such access or furnish such copies or other information to the extent that doing so would result in the breach of any confidentiality or similar agreement to which the Company, the Operating Partnership or any Company Subsidiary is a party or the loss of attorney-client privilege (provided that the Company shall use its reasonable efforts to allow for such access or disclosure in a manner that does not result in a breach of such agreement or a loss of attorney-client privilege).

Section 5.5.2  With respect to the information disclosed pursuant to Section 5.5.1, the parties shall comply with, and cause their respective Representatives to comply with, all of their obligations under the letter agreement, dated June 20, 2007, entered into by the Company and Parent (as has been or may be amended from time to time, the “Confidentiality Agreement”).

Section 5.6  Acquisition Proposals.

Section 5.6.1  From the date of this Agreement to the Effective Time, the Company and the Operating Partnership agree that the Company, the Operating Partnership and the Company Subsidiaries shall not authorize or permit any Company Representative to, directly or indirectly, take any action to (a) solicit, initiate or knowingly encourage any Acquisition Proposal, (b) enter into, participate or otherwise engage in discussions or negotiations with, or furnish any information that is not available in Company SEC Filings to, any person with respect to an Acquisition Proposal, (c) withdraw, modify or amend the Company Recommendation in a manner adverse to Parent, (d) approve or recommend any Acquisition Proposal, (e) enter into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal (other than a confidentiality agreement with a party to whom the Company is permitted to provide information in accordance with Section 5.6.2), or (f) resolve or agree to do any of the foregoing actions (any action or failure to act set forth in the foregoing clauses (c), (d), or (f) (to the extent related to the foregoing clauses (c) or (d)), a “Company Change in Recommendation”). The Company shall as promptly as practicable following the execution of this Agreement cease and cause to be terminated any discussions or negotiations with any persons conducted heretofore by or on behalf of the Company with respect to any Acquisition Proposal. From the date of this Agreement to the Effective Time, the Company and the Operating Partnership agree that the Company, the Operating Partnership and the Company Subsidiaries shall not waive, modify or amend any standstill or similar provision of any agreement, letter or understanding that would in any way prohibit any Person from making or otherwise facilitating the making of an Acquisition Proposal and the Company and the Operating Partnership shall pursue all remedies available to them upon a breach by any Person of any such provisions; provided, however, that at any time prior to obtaining the Shareholder Approval of the Company Merger, the Company Board may waive such a provision if the Company Board determines in good faith, after consultation with outside counsel, that the failure to grant a waiver would be inconsistent with the duties of the Company trustees under applicable Law.

Section 5.6.2  Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, prior to obtaining the Shareholder Approval of the Company Merger, if the Company has received a bona fide written Acquisition Proposal (that was not solicited, initiated, or knowingly encouraged in violation of Section 5.6.1) that the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, is or could reasonably be expected to lead to a Superior Proposal, then the Company may furnish non-public information to, and engage in discussions and negotiations with, the person making such Acquisition Proposal and its Representatives; provided that (a) prior to furnishing non-public information to, or engaging in discussions or negotiations with, such person or its Representatives, the Company shall first enter into a confidentiality agreement with such person that contains confidentiality undertakings no less favorable to the Company than those contained in the Confidentiality Agreement, and (b) the Company will substantially concurrently (and in any event within forty-eight (48) hours) provide to Parent any non-public information concerning the Company, the Operating Partnership or the Company Subsidiaries provided to such person or its Representatives that was not previously provided to Parent. The Company shall substantially concurrently (and in any event within forty-eight (48) hours) notify Purchaser if the Company or any Company Representative receives (i) an Acquisition Proposal, (ii) any request related to an Acquisition Proposal for information relating to the Company, the Operating Partnership or any Company Subsidiaries or (iii) any inquiry or request for discussions or negotiations regarding any Acquisition Proposal. The written notice shall include the identity of the person making the Acquisition Proposal, inquiry or request and provide a copy of such Acquisition Proposal, inquiry or request (or, if not in writing, a description of the material terms and conditions of such Acquisition Proposal, inquiry or request). The Company shall keep Parent reasonably informed on a substantially current basis (and in any event no later than forty-eight (48) hours after the occurrence of any material developments) of material developments with respect to any Acquisition Proposal (including the material terms and conditions thereof and of any material modifications thereto), inquiry or request. Without limiting the foregoing, the Company shall promptly (and in any event within forty-eight (48) hours) notify Purchaser if it determines to begin providing non-public information or engaging in discussions or negotiations with respect an Acquisition Proposal pursuant hereto.

Section 5.6.3  Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, at any time prior to obtaining the Shareholder Approval of the Company Merger, if the Company receives a bona fide written Acquisition Proposal (that was not solicited, initiated, or knowingly encouraged in violation of Section 5.6.1) that the Company Board determines, in good faith and after consultation with its independent financial advisor and outside legal counsel, constitutes a Superior Proposal (after giving effect to any adjustments to the terms of this Agreement which may be offered by Parent, whether pursuant to clause (b) below or otherwise), the

Company Board may effect a Company Change in Recommendation with respect to such Superior Proposal or terminate this Agreement pursuant to Section 7.1.6, and subject to payment of the Termination Fee pursuant to Section 7.2.2.1, and enter into a definitive agreement with respect to such Superior Proposal; provided, that the Company Board may not effect a Company Change in Recommendation or terminate this Agreement pursuant to Section 7.1.6 unless (a) the Company shall have provided prior written notice (a ‘‘Change Notice”) to Parent, at least three (3) Business Days in advance (the “Notice Period”), of its intention to take such action with respect to such Superior Proposal, which Change Notice shall specify the material terms and conditions of any such Superior Proposal (including the identity of the person making such Superior Proposal), and shall have contemporaneously provided a copy of any proposed definitive agreement(s) with respect to such Superior Proposal, and (b) the Company shall, and shall cause its financial and legal advisors to, during the Notice Period, negotiate with Parent in good faith (to the extent Parent desires to negotiate) to make such adjustments in the terms and conditions of this Agreement so that such Acquisition Proposal ceases to constitute a Superior Proposal. In the event of any material revisions to the terms of any Acquisition Proposal after the start of a Notice Period, the Company shall be required to deliver a new written Change Notice to Parent and to comply with the requirements of this Section 5.6.3 with respect to such new written Change Notice, and the Notice Period shall be deemed to have re-commenced on the date of such new Change Notice.

Section 5.6.4  Notwithstanding the provisions of Section 5.6.1 or any other provision of this Agreement, in circumstances other than as provided in Section 5.6.3, at any time prior to obtaining the Shareholder Approval of the Company Merger, the Company Board may effect a Company Change in Recommendation if the Company Board determines in good faith, after consultation with outside counsel, that a Company Change in Recommendation is required to comply with the duties of the Company trustees under applicable Law.

Section 5.6.5  Nothing contained in this Section 5.6 shall prohibit the Company or the Company Board from taking and disclosing to the Company’s shareholders a position with respect to a tender offer or exchange offer by a third party pursuant to Rules 14d-9 and 14e-2(a) promulgated under the Exchange Act, or from making disclosure to the Company’s shareholders if the Company Board determines in good faith, after consultation with outside counsel, that such disclosure is required under applicable Law.

Section 5.7  Public Announcements.   Parent and the Company shall, as promptly as practicable on the first Business Day following the date of this Agreement, with respect to the transactions contemplated by this Agreement (or if this Agreement is executed during regular business hours on a Business Day, such Business Day), issue a mutually agreed press release. In connection with press releases, public statements or other communications (including meetings with shareholders and analysts) with respect to the transactions contemplated by this Agreement, other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof, Parent and the Company shall coordinate and consult with each other before issuing such press releases or making such public statements or other communications, and give each other the opportunity to review and comment upon, giving due consideration to all reasonable additions, deletions or changes suggested in connection therewith, such press releases, public statements or other communications (including scripts or Q&As for meetings with shareholders and analysts). Parent and the Company shall not issue any such press release (other than any press release by the Company to announce action taken by the Company pursuant to, or as permitted by, Section 5.6 hereof) or make any such public statement or other communication prior to such consultation, except as may be required by applicable Law, court process or any listing agreement; provided, that Parent and the Company shall coordinate and consult with respect to the timing, basis and scope of such disclosure requirement.

Section 5.8  Employee Benefit Matters

Section 5.8.1  With respect to any “employee benefit plan” as defined in Section 3(3) of ERISA maintained by Parent or any Parent Subsidiary (collectively, “Parent Benefit Plans”) in which any trustee, director, officer or employee of the Company, the Operating Partnership or any Company Subsidiary (the “Company Employees”) is or may be eligible to participate from or after the Effective Time, Parent shall, or shall cause the Surviving Company and each Parent Subsidiary to, recognize all service of the Company Employees with the Company, the Operating Partnership or any Company Subsidiary, as the case may be, for purposes of determining eligibility to participate, vesting and accrual or entitlement to benefits where length of service is relevant under any Parent Benefit Plan, other than benefit accruals under a defined benefit pension plan.

Section 5.8.2  Prior to the Effective Time, the Company shall take all such steps as may be required to cause to be exempt under Rule 16b-3 promulgated under the Exchange Act, any dispositions of Company Common Shares (including derivative securities with respect to Company Common Shares) that are treated as dispositions under such Rule 16b-3 and result from the Mergers or other transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company.

Section 5.8.3  From and after the Effective Time, the Company or the Surviving Company, as applicable, shall, and Parent shall cause the Surviving Company, the Surviving Partnership and the Company Subsidiaries to, honor, assume and agree to perform, in accordance with their terms without amendment, all individual employment, severance and change of control agreements between the Company, the Operating Partnership or any Company Subsidiary and any Company Employee, including, without limitation, bonuses, incentives or deferred compensation in existence on the date hereof, and all Company Benefit Plans.

Section 5.8.4  From and after the Effective Time, Parent shall, and shall cause the Surviving Company, the Surviving Partnership, the Company Subsidiaries and the Company Benefit Plans to, provide or pay when due to the Company Employees (and the dependents and beneficiaries thereof) all benefits and compensation pursuant to the Company Benefit Plans in effect on the date hereof earned or accrued through, and to which such individuals are entitled as of, the Effective Time (or such later time as such Company Benefit Plans as in effect at the Effective Time are terminated by the Surviving Company subject to compliance with this Section 5.8).

Section 5.8.5  Nothing in this Agreement shall require the continued employment of any Company Employee or other person, and, except as set forth in this Section 5.8, no provision of this Agreement shall prevent Parent, Surviving Company or the Surviving Partnership from amending or terminating any Company Benefit Plan.

Section 5.9  Indemnification.

Section 5.9.1  From and after the Effective Time, Parent shall, and shall cause the Surviving Company and the Surviving Partnership to, indemnify and hold harmless all past and present trustees, directors, officers, employees and agents of the Company, the Operating Partnership or the Company Subsidiaries, or any person serving as a fiduciary under or with respect to any employee benefit plan (within the meaning of Section 3(3) of ERISA) (collectively, ‘‘Covered Persons”), to the fullest extent permitted by applicable Law from and against any costs or expenses (including attorneys’ fees and expenses), judgments, fines, losses, claims, settlements, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to (a) the fact that the Covered Person is or was a trustee, director, officer, employee, or agent of the Company, the Operating Partnership or any Company Subsidiary, or fiduciary under or with respect to any employee benefit plan, any act or omission taken by the Covered Person in such capacity, or the fact that the Covered Person is or was serving at the request of the Company, the Operating Partnership or any Company Subsidiary as a director, officer, employee, trustee, agent or fiduciary of another person, in each case whether or not serving in such capacity at the time any liability or expense is incurred for which indemnification is available under this Agreement, (b) any acts or omissions occurring in connection with the approval of this Agreement and the consummation of the transaction contemplated hereby, and (c) any failure of the representations and warranties of the Purchaser Parties under this Agreement to be true and correct as of the date or dates made. Each Covered Person shall also be entitled to advancement of costs and expenses (including attorneys’ fees) as incurred in the defense of any claim, action, suit, proceeding or investigation with respect to any matters subject to indemnification hereunder, provided, that any person to whom expenses are advanced undertakes, to the extent required by the applicable Law, to repay such advanced expenses if it is ultimately determined that such person is not entitled to indemnification (it being understood and agreed that the Surviving Company shall not require the posting of any bond or any other security for such undertaking). Notwithstanding anything herein to the contrary, if any claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) is made against any Covered Person with respect to matters subject to indemnification hereunder on or prior to the sixth anniversary of the Effective Time, the provisions of this Section 5.9 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

Section 5.9.2  From and after the Effective Time, the Surviving Operating Agreement and the Surviving Partnership Agreement (and the comparable documents of the Company Subsidiaries) shall contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of Covered Persons than are currently set forth in the Amended and Restated Declaration of Trust, as amended, of Parent, the Amended and Restated Bylaws, as amended of Parent, the Certificate of Limited Partnership of Parent LP and the Second Restated and Amended Limited Partnership Agreement, as amended, of Parent LP (and the comparable documents of the relevant Company Subsidiary). Any indemnification agreements with Covered Persons in existence on the date of this Agreement shall be assumed by the Surviving Company in the Company Merger, without any further action, and shall survive the Company Merger and continue in full force and effect in accordance with their terms.

Section 5.9.3  For six years from the Effective Time, Parent shall, and shall cause the Surviving Company to, procure an insurance and indemnification policy that provides coverage for events occurring on or before the Effective Time (“D&O Insurance”) that is no less favorable than the Company’s existing policies in effect as of July 23, 2007 (the “Existing Policies”), covering each person currently covered by the Existing Policies. Complete and accurate copies of the Existing Policies have been heretofore made available to Parent. Parent shall be required to purchase the maximum “run-off coverage” available under the Existing Policies; provided, however, that Parent shall not be required to pay an aggregate amount for such six years of “run-off” coverage in excess of 300% of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase as much coverage as is available for such amount. If such maximum “run-off” coverage does not extend fully to the required six year period, Parent shall first seek the requisite coverage from the Company’s insurers under the Existing Policies prior to seeking such requisite coverage from any other insurers. The provisions of the immediately preceding sentences shall be deemed to have been satisfied if prepaid “tail” policies have been obtained by Parent or the Company at or prior to the Effective Time for purposes of this Section 5.9.3, which policies provide coverage that is consistent with the coverage required by the first sentence of this Section 5.9.3 for an aggregate period of six years with respect to claims arising from events occurring on or before the Effective Time. The premiums for such prepaid policies shall be paid in full at or prior to the Effective Time and such prepaid policies shall be non-cancelable. If such prepaid policies have been obtained prior to the Effective Time, Parent shall, and shall cause the Surviving Company to, maintain such policies in full force and effect, and continue to honor the obligations thereunder.

Section 5.9.4  In the event Parent, the Surviving Company or the Surviving Partnership (or any of its successors or assigns) (a) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (b) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that such continuing or surviving corporation or entity or transferee of such assets, as the case may be, shall assume all of the obligations set forth in this Section 5.9.

Section 5.9.5  The rights of each Covered Person under this Section 5.9 shall be in addition to any right such Covered Person might have under the Company Charter, the Company Bylaws, the Operating Partnership Certificate, the Operating Partnership Agreement, the Surviving Operating Agreement, the Surviving Partnership Agreement or any comparable documents of the Company Subsidiaries, or under any indemnification agreements with the Covered Persons. The obligations under this Section 5.9 shall not be terminated or modified in such a manner as to affect adversely any Covered Person without the consent of such affected Covered Person. The provisions of this Section 5.9 shall survive the consummation of the Mergers and are intended to be for the benefit of, and shall be enforceable by, each of the Covered Persons and their respective successors, heirs and personal representatives.

Section 5.10  Transfer Taxes.  Parent and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value added, stock transfer or stamp taxes, any transfer, recording, registration and other fees and any similar taxes that become payable in connection with the transactions contemplated by this Agreement (together with any related interests, penalties or additions to Tax, ‘‘Transfer Taxes”), and shall cooperate in attempting to minimize the amount of Transfer Taxes. From and after the Effective Time, the Surviving Entity shall pay or cause to be paid all applicable Transfer Taxes, without deduction or withholding from any consideration or amounts payable to holders of the Company Common Shares and/or Partnership Units.

Section 5.11  Resignations.  The Company shall use its commercially reasonable efforts to obtain and deliver to Parent at the Closing evidence reasonably satisfactory to Parent of the resignation from their corporate or entity offices only (as opposed to any employment position), effective as of the Company Merger Effective Time, of those directors, trustees, managers and officers of the Company, the Operating Partnership or any Company Subsidiary designated by Parent to the Company in writing at least five calendar days prior to the Closing; provided, however, that such resignation shall not be deemed to constitute voluntary termination of employment, or termination of employment without good reason, by such directors, trustees, managers or officers for purposes of any Company Benefit Plan or other severance or employment agreements or programs, or other plans, programs or agreements which contain change in control provisions, of the Company, the Operating Partnership or any Company Subsidiary, and such resignation shall not be deemed to deprive any such directors, trustees, managers or officers of any severance, change in control or other benefit to which such person would otherwise be eligible to receive upon a termination of employment with the Company, the Operating Partnership or any Company Subsidiary. The Company and Parent further acknowledge and agree that any such resignation, or other removal from corporate or entity office of such director, trustee, manager or officer by operation of Law or otherwise pursuant to this Agreement, shall be deemed to constitute a material reduction in duties, authority and responsibility for purposes of the definition of “Constructive Termination” or “Good Reason”, as applicable, pursuant to the severance and employment agreements set forth on Section 5.11 of the Company Disclosure Schedule.

Section 5.12  Notice of Certain Events.

Section 5.12.1  The Company shall notify Parent promptly, if any officer of the Company listed in Exhibit B-2 becomes actually aware of (i) any written communication from any Person to the Company, the Operating Partnership or any Company Subsidiary alleging that the consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement (and the response thereto from the Company, the Operating Partnership, any of the Company Subsidiaries or their Representatives), (ii) any material Claims threatened or commenced against the Company, the Operating Partnership or any of the Company Subsidiaries that arise out of the transactions contemplated by this Agreement or (iii) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time which causes or is reasonably likely to cause the conditions set forth in Section 6.2.1 or 6.2.2 not to be satisfied.

Section 5.12.2  Parent shall notify the Company promptly, if any officer of Parent listed in Exhibit B-1 becomes actually aware of (i) any written communication from any Person to any Purchaser Party or any Purchaser Subsidiary alleging that the consent of such Person (or another Person) is required in connection with the transactions contemplated by this Agreement (and the response thereto from Parent, any of its subsidiaries or their Representatives), (ii) any material Claims threatened or commenced against Parent or any of its subsidiaries that are related to the transactions contemplated by this Agreement or (iii) any effect, event, development or change between the date of this Agreement and the Company Merger Effective Time, which causes or is reasonably likely to cause the conditions set forth in Section 6.3.1 or 6.3.2 not to be satisfied.

Section 5.12.3  The delivery of any notice pursuant to this Section 5.12 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 5.13  Tax Matters.  For federal and applicable state income tax purposes, each of the parties hereto shall report and treat the Partnership Merger as a transfer of assets of the Operating Partnership to Parent LP in exchange for the Partnership Merger Consideration followed by a distribution of the Partnership Merger Consideration in liquidation of the Partnership, except as may be required by a “determination” as defined under Section 1313(a) of the Code (a “Determination”). Further, for federal and applicable state income tax purposes, this Agreement shall constitute a plan of liquidation of the Company within the meaning of Section 562(b)(1) of the Code, and the Company Board, prior to the date on which the Effective Time occurs, will adopt this Agreement as such plan of liquidation, and all distributions of the Merger Consideration shall be treated as liquidating distributions, except as may be required by a Determination.

Section 5.14  FIRPTA.  The Company shall deliver to the Purchaser Parties at the Closing the Company’s executed FIRPTA certificate, certifying the Company’s non-foreign status under the Code, and the regulations thereunder, and the Company shall request in writing and reasonably cooperate with the Purchaser Parties to obtain the executed FIRPTA affidavit of each of the Partners, certifying to such Partner’s non-foreign status under the Code, and the regulations thereunder.

Article 6.

Closing Conditions

Section 6.1  Conditions to Obligations of Each Party Under This Agreement.  The respective obligations of each party to effect the Mergers shall be subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.1.1  Shareholder Approval.  The Shareholder Approval shall have been obtained in accordance with the MRL and the Company Charter.

Section 6.1.2  No Order.  No court of competent jurisdiction or other Governmental Entity shall have enacted, issued, promulgated, enforced or entered any order, decree, judgment, injunction or other ruling (whether temporary, preliminary or permanent), which is in effect and prevents or prohibits consummation of the Mergers; provided, however, that the condition in this Section 6.1.2 shall not be available to any party whose failure to fulfill its obligations pursuant to Section 5.2 has been the primary cause of, or has primarily resulted in, such order, decree, judgment, injunction or other ruling.

Section 6.2  Additional Conditions to Obligations of the Purchaser Parties.  The obligations of the Purchaser Parties to effect the Mergers are also subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.2.1  Representations and Warranties.  The representations and warranties of the Company and the Operating Partnership contained in this Agreement (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date) except for such failures of such representations and warranties to be true and correct, individually or in the aggregate, that do not and would not reasonably be expected to have a Company Material Adverse Effect; provided, however, that in addition to the foregoing: (A) the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.2, 3.4.1 and 3.4.2 that are not qualified as to “Company Material Adverse Effect” shall be true and correct in all material respects, and the representations and warranties set forth in Sections 3.1.1, 3.1.2, 3.2, 3.4.1 and 3.4.2 that are qualified as to “Company Material Adverse Effect” shall be true and correct in all respects, in each case as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date), and (B) the representations and warranties set forth in Sections 3.3.1, 3.3.2 and 3.3.4 shall be true and correct in all respects (subject to de minimis inaccuracies; provided, that any such inaccuracies with respect to the number of Company Common Shares or Partnership Units outstanding shall be deemed to be “de minimis” if any such inaccuracies do not exceed 10,000 aggregate Company Common Shares and Partnership Units) as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date). Parent shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of the Company, to that effect.

Section 6.2.2  Agreements and Covenants.  The Company and the Operating Partnership shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. Parent shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of the Company, to that effect.

Section 6.2.3  Company Material Adverse Effect.  Since the date of this Agreement, there shall not have been an effect, event, development or change that, individually or in the aggregate with all other effects, events, developments and changes, has resulted or would result in a Company Material Adverse Effect.

Section 6.2.4  Tax Opinion.  Parent shall have received a tax opinion of Latham & Watkins LLP, tax counsel to the Company, dated as of the Closing Date and in the form of Exhibit A attached hereto, regarding the status of the Company as a REIT under the Code. Such opinion shall be subject to customary assumptions, qualifications and representations.

Section 6.3  Additional Conditions to Obligations of the Company.  The obligations of the Company and the Operating Partnership to effect the Mergers are subject to the satisfaction at or prior to the Closing of the following conditions, any or all of which may be waived, in whole or in part, to the extent permitted by Section 7.4 and applicable Law:

Section 6.3.1  Representations and Warranties.  Each of the representations and warranties of the Purchaser Parties contained in this Agreement shall be true and correct as of the Closing Date as though made on and as of the Closing Date (except that those representations and warranties which address matters only as of a particular date need only be true and correct as of such date); provided, however, that the condition in this Section 6.3.1 shall be deemed to be satisfied so long as any failure of such representations and warranties to be true and correct has not had a Parent Material Adverse Effect and would not otherwise prevent or materially delay consummation of the Mergers; provided further, however, that notwithstanding the foregoing, the representations and warranties contained in Section 4.10 shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties were made on and as of the Closing Date. The Company shall have received a certificate of the Company, executed by the chief executive officer or chief financial officer of Parent, to that effect.

Section 6.3.2  Agreements and Covenants.  The Purchaser Parties shall have performed or complied in all material respects with all material agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing. The Company shall have received a certificate of Parent, executed by the chief executive officer or chief financial officer of Parent, to that effect.

Section 6.3.3  Closing Payments.  Parent will make (or cause to be made) the payments required to be made pursuant to Article 2.

Article 7.

Termination, Amendment and Waiver

Section 7.1  Termination.  This Agreement may be terminated, and the Mergers contemplated hereby may be abandoned, at any time prior to the Effective Time, whether before or after Shareholder Approval of the Company Merger:

Section 7.1.1  By mutual written consent of Parent and the Company duly authorized by their board of directors or board of trustees, respectively;

Section 7.1.2  By either the Company or Parent if the Merger shall not have been consummated on or prior to January 31, 2008 (such date, shall be referred to herein as the “Outside Date”); provided, that the right to terminate this Agreement under this Section 7.1.2 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, the failure of the Merger to occur on or before the Outside Date.

Section 7.1.3  By either the Company or Parent if any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the Mergers, and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the right to terminate this Agreement pursuant to this Section 7.1.3 shall not be available to any party whose breach of this Agreement has been the primary cause of, or primarily resulted in, any such order, decree, ruling or other action, including, without limitation, such party’s obligation to use its reasonable best efforts to resist, resolve or lift, as applicable, any such order, decree, ruling or other action;

Section 7.1.4  By either Parent or the Company if the Shareholder Approval of the Company Merger shall not have been obtained at the Company Shareholders’ Meeting at which a vote on the Company Merger is taken by reason of the failure to obtain the required vote;

Section 7.1.5  By Parent if the Company Board shall have effected a Company Change in Recommendation or otherwise entered into any letter of intent, agreement in principle or agreement with respect to any Acquisition Proposal in breach of Section 5.6; and

Section 7.1.6  By the Company, subject to compliance with Section 5.6, if the Company Board determines to accept a Superior Proposal and enters into a definitive agreement with respect to such Superior Proposal (with such termination becoming effective upon the Company entering into a definitive agreement with respect to such Superior Proposal).

Section 7.2  Effect of Termination

Section 7.2.1  Limitation on Liability.  In the event of a valid termination of this Agreement by either the Company or Parent as provided in Section 7.1, this Agreement shall forthwith become void and of no further force and effect whatsoever and there shall be no liability or obligation on the part of Parent, Parent LP, the Company or the Operating Partnership or their respective subsidiaries or Representatives with respect to this Agreement, except (a) with respect to Section 5.5.2, Section 5.7, this Section 7.2 and Article 8 and (b) with respect to any liabilities or damages incurred or suffered by a party as a result of the willful and material breach by the other party of any of its representations, warranties, covenants or other agreements set forth in this Agreement; provided, however, that the Purchaser Parties shall not be relieved of any liability or damages resulting from termination of this Agreement by the Company as a result of a breach of Section 4.9 or the obligations of the Purchaser Parties to effect the Mergers upon the terms and subject to the conditions set forth in this Agreement and the Company and the Operating Partnership shall not be relieved of any liability or damages resulting from termination of this Agreement by Parent or Parent LP as a result of a breach of Section 5.6. For the avoidance of doubt, in circumstances in which liabilities or damages are permitted to be recovered by the Company or the Operating Partnership, on the one hand, or any of the Purchaser Parties, on the other hand, pursuant to this Section 7.2.1, the parties hereto acknowledge and agree that the liability or damages suffered or to be suffered with respect to any such circumstances shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include the benefit of the bargain lost by the non-breaching party (and including, in the case of the Company, the benefit of the bargain lost by the Company Shareholders and the Partnership Unitholders).

Section 7.2.2  Termination Fee; Expense Reimbursement.

Section 7.2.2.1  In the event that this Agreement is terminated (x) by Parent pursuant to Section 7.1.5, then the Company shall pay Parent, within three (3) Business Days after such termination, a termination fee in the amount of $16,000,000 (the “Termination Fee”) or (y) by the Company pursuant to Section 7.1.6, then the Company shall pay Parent, concurrently with such termination, the Termination Fee.

Section 7.2.2.2  In the event that (a) this Agreement is terminated by Parent or the Company pursuant to Section 7.1.2 or Section 7.1.4, (b) an Acquisition Proposal had been publicly announced prior to the occurrence of the events giving rise to the right to terminate pursuant to such sections and not withdrawn prior to the date of such termination and (c) within twelve (12) months of such termination the Company enters into an agreement with respect to an Acquisition Proposal, or an Acquisition Proposal is consummated (in each case whether or not such Acquisition Proposal was the same Acquisition Proposal referred to in the foregoing clause (b)), then the Company shall pay Parent, immediately prior to entering into such agreement or the consummation of such Acquisition Proposal, as applicable, an amount equal to the Termination Fee.

Section 7.2.3  All Payments.  Subject to Section 7.3, all payments under Section 7.2 shall be made by wire transfer of immediately available funds to an account designated by the party entitled to receive payment. The Purchaser Parties agree that, subject to Section 7.2.1, the payments provided for in Section 7.2.2 shall be the sole and exclusive remedy of the Purchaser Parties upon valid termination of this Agreement under circumstances giving rise to an obligation of the Company to pay any amounts under Section 7.2.2. In no event shall the Company be required to pay to Parent more than one Termination Fee pursuant to Section 7.2.2.

Section 7.3  Payment of Termination Fee.

Section 7.3.1  If the Company is obligated to pay to Parent the Termination Fee pursuant to Section 7.2.2, the Company shall pay to Parent from the amount deposited into escrow pursuant to an escrow agreement (the “Escrow Agreement”), if any, in accordance with the next sentence, an amount equal to the lesser of (i) the Termination Fee and (ii) the sum of (1) the maximum amount that can be paid to Parent without causing Parent to fail to meet the requirements of Sections 856(c) (2) and (3) of the Code determined as if the payment of such amount did not constitute income described in Sections 856(c)(2)(A)-(H) or 856(c)(3)(A)-(I) of the Code (“Qualifying Income”), as determined by Parent’s independent certified public accountants, plus (2) in the event Parent receives either (A) a letter from Parent’s counsel indicating that Parent has received a ruling from the IRS described in Section 7.3.2(ii) or (B) an opinion from Parent’s outside counsel as described in Section 7.3.2(ii), an amount equal to the Termination Fee less the amount payable under clause (1) above. To secure the Company’s obligation to pay these amounts, at the time the Company is obligated to pay Parent the Termination Fee pursuant to Section 7.2.2, the Company shall deposit into escrow an amount in cash equal to the Termination Fee with an escrow agent selected by the Company and on such customary terms (subject to Section 7.3.2) as shall be reasonably acceptable to each of the Company, Parent and the escrow agent. For the avoidance of doubt, the payment or deposit into escrow by the Company of the amount equal to the Termination Fee in accordance with this Section 7.3.1 shall discharge and satisfy in full the Company’s obligations to pay such Termination Fee to Parent pursuant to Section 7.2.2.

Section 7.3.2  The Escrow Agreement shall provide that the Termination Fee in escrow or any portion thereof shall not be released to Parent unless the escrow agent receives any one or combination of the following: (i) a letter from Parent’s independent certified public accountants indicating the maximum amount that can be paid by the escrow agent to Parent without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code determined as if the payment of such amount did not constitute Qualifying Income or a subsequent letter from Parent’s accountants revising that amount, in which case the escrow agent shall release such amount to Parent, or (ii) a letter from Parent’s counsel indicating that Parent received a ruling from the IRS holding that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code (or alternatively, Parent’s outside counsel has rendered a legal opinion to the effect that the receipt by Parent of the Termination Fee would either constitute Qualifying Income or would be excluded from gross income within the meaning of Sections 856(c)(2) and (3) of the Code), in which case the Escrow Agreement shall provide that the escrow agent shall release to Parent the lesser of such maximum amount stated in the accountant’s letter referred to in clause (i) and the remainder of the Termination Fee. The Company and the Operating Partnership agree to amend this Section 7.3 at the reasonable request of Parent in order to (x) maximize the portion of the Termination Fee that may be distributed to Parent hereunder without causing Parent to fail to meet the requirements of Sections 856(c)(2) and (3) of the Code, (y) improve Parent’s chances of securing a favorable ruling described in this Section 7.3.2 or (z) assist Parent in obtaining a favorable legal opinion from its outside counsel as described in this Section 7.3.2. The Escrow Agreement shall also provide that any portion of the Termination Fee held in escrow for five years shall be released by the escrow agent to the Company. Neither the Company nor the Operating Partnership shall bear any cost of or have liability resulting from the Escrow Agreement.

Section 7.4  Amendment.  This Agreement may be amended by the Purchaser Parties, the Company and the Operating Partnership by action taken by or on behalf of their respective board of directors, board of trustees or equivalent governing body, as applicable, at any time prior to the Effective Time; provided, however, that, after Shareholders Approval of the Company Merger, no amendment may be made that, by Law or in accordance with the rules of the NYSE, requires further approval by the Company Shareholders. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 7.5  Waiver.  At any time prior to the Effective Time, the Purchaser Parties, on the one hand, and the Company and the Operating Partnership, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other, (b) waive any inaccuracies in the representations and warranties of the other contained herein or in any document delivered pursuant hereto and (c) waive compliance by the other with any of the agreements or conditions contained herein; provided, however, that after Shareholder Approval of the Company Merger, there may not be any extension or waiver of this Agreement or any portion thereof which, by Law or in accordance with the rules of the NYSE, requires further approval by the Company Shareholders. Any such extension or waiver shall be valid only if set forth in an instrument in writing signed by the party or parties to be bound thereby, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Article 8.

General Provisions

Section 8.1  Non-Survival of Representations and Warranties.  None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 8.1 shall not limit any covenant or agreement of the parties to the extent its terms contemplate performance after the Effective Time, but any other covenants and agreements shall not survive the Effective Time.

Section 8.2  Fees and Expenses.  Subject to Section 7.2 of this Agreement, all costs and expenses incurred by the parties hereto in connection with this Agreement and the Mergers shall be borne solely and entirely by the party which has incurred the same.

Section 8.3  Notices.  Any notices or other communications required or permitted under, or otherwise in connection with this Agreement, shall be in writing and shall be deemed to have been duly given when delivered in person or upon electronic confirmation of receipt when transmitted by facsimile transmission (but only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day) or on receipt after dispatch by registered or certified mail, postage prepaid, addressed, or on the next Business Day if transmitted by national overnight courier, in each case as follows:

If to the Company or the Operating Partnership, addressed to it at:

Republic Property Trust
13861 Sunrise Valley Drive
Suite 410
Herndon, VA 20171
Fax: 703.880.2901
Attn: Gary Siegel

with a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, D.C. 20004
Fax: 202.637.2201
Attention: Michael A. Schlesinger

If to any Purchaser Party, addressed to it at:

Liberty Property Trust
500 Chesterfield Parkway
Malvern, PA 19355
Fax: 610.644.2175
Attn: James J. Bowes

with a copy to:

Wolf, Block, Schorr and Solis-Cohen LLP
1650 Arch Street, 22nd Floor
Philadelphia, PA 19103
Fax: 215.405.2976
Attn: Herman C. Fala

Section 8.4  Certain Definitions.  For purposes of this Agreement, the term:

“Acquisition Proposal” means, other than the Mergers, any offer or proposal concerning any (a) merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or the Operating Partnership, (b) purchase or acquisition directly or indirectly by merger, consolidation, business combination, share exchange, joint venture, or otherwise of assets of the Company, the Operating Partnership or any Company Subsidiary representing 35% or more of the consolidated assets of the Company and its subsidiaries (including the Operating Partnership), taken as a whole, (c) purchase or acquisition directly or indirectly by way of merger, consolidation, business combination, share exchange, joint venture, or any similar transaction) of Equity Interests representing 35% or more of the voting power of the Company or (d) transaction in which any person or group shall acquire beneficial ownership, or the right to acquire beneficial ownership of 35% or more of the outstanding voting capital stock of the Company or (e) any combination of the foregoing.

“affiliate” means a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first-mentioned person.

“beneficial ownership” (and related terms such as “beneficially owned” or “beneficial owner”) has the meaning set forth in Rule 13d-3 under the Exchange Act.

“Business Day” means any day other than a day on which the SEC is closed.

“Common Share Certificate” means, with respect to Company Common Shares, certificates that, immediately prior to the Effective Time, evidenced any such Company Common Shares.

“Company Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business, financial condition or results of operations of the Company, the Operating Partnership and the Company Subsidiaries, taken as a whole; provided, however, that none of the following shall be deemed in and of themselves, either alone or in combination, to constitute, and none of the following shall be taken into account in determining whether there has been or will be, a Company Material Adverse Effect: (i) any change, event, state of facts or development attributable to the negotiation, execution, announcement, pendency or pursuit of the consummation of the Mergers and the other transactions contemplated hereby, including any litigation resulting therefrom; (ii) any change, event, state of facts or development generally affecting the economy of the United States or the greater Washington, D.C. region; (iii) any change, event, state of facts or development generally affecting the financial, real estate or leasing markets in the United States or in the greater Washington, D.C. region; (iv) general political, economic or business conditions as may exist from time to time in the United States or in the greater Washington, D.C. area, or any changes therein; (v) general financial, credit or capital market conditions, including interest rates or exchange rates, or any changes therein; (vi) any change, event, state of facts or development arising from or relating to compliance with the terms of this Agreement, or action taken, or failure to act, to which Parent has consented in writing; (vii) acts of war (whether or not declared), the commencement, continuation or escalation of a war, acts of armed hostility, sabotage or terrorism or other international or national calamity or any material worsening of such conditions threatened or existing as of the date of this Agreement (except to the extent the Company is disproportionately adversely affected compared to other persons or participants in the industry in which the Company, the Operating Partnership and the Company Subsidiaries conduct their business); (viii) any hurricane, earthquake, flood, or other natural disasters or acts of God (except to the extent the Company is disproportionately adversely affected compared to other persons or participants in the industry in which the Company, the Operating Partnership and the Company Subsidiaries conduct their business); (ix) changes in Laws after the date hereof; (x) changes in GAAP after the date hereof; (xi) any item set forth in Section 8.4(xi) of the Company Disclosure Schedule (it being agreed that any item disclosed in any other Section of the Company Disclosure Schedule shall not by virtue thereof be deemed to be disclosed with respect to this clause (xi) of this definition); (xii) any failure by the Company to meet any published or internally prepared estimates of revenues, earnings or other economic performance for any period ending on or after the date of this Agreement and prior to Closing (it being understood that the facts and circumstances giving rise to such failure may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(xi) of the definition); or (xiii) a decline in the price of the Company Common Shares on the New York Stock Exchange or any other market in which such securities are quoted for purchase and sale (it being understood that the facts and circumstances giving rise to such decline may be deemed to constitute, and may be taken into account in determining whether there has been, a Company Material Adverse Effect if such facts and circumstances are not otherwise described in clauses (i)-(xi) of the definition).

“Company Shareholders” means holders of Company Common Shares.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of stock or as trustee or executor, by contract or otherwise.

“DRULPA” means the Delaware Revised Uniform Limited Partnership Act, as amended.

“Environmental Laws” means any Law relating to the pollution, protection, investigation or restoration of the environment, including, without limitation, those relating to the use, handling, presence, transportation, treatment, storage, disposal, release, threatened release or discharge of Hazardous Materials.

“Environmental Permits” means any permit, approval, license or other authorization required under any applicable Environmental Law.

“Equity Interest” means any share of beneficial interest or capital stock, or partnership, membership or similar interest in any entity, and any option, warrant, right or security convertible, exchangeable or exercisable therefor.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“GAAP” means generally accepted accounting principles as applied in the United States.

“General Partner” means the Company, in its capacity as general partner of the Operating Partnership in accordance with the Operating Partnership Agreement.

“General Partnership Interest” means the Partnership Interest held by the General Partner that is a general partnership interest, which may be expressed as a number of Partnership Units.

“Governmental Entity” means any domestic or foreign governmental, administrative, judicial, regulatory or arbitral authority.

“group” is defined as in the Exchange Act, except where the context otherwise requires.

“Hazardous Materials” means any chemical, material or other substance defined or regulated as “toxic” or “hazardous” under any applicable Environmental Law.

“Intellectual Property” means all intellectual property or other proprietary rights of every kind, foreign or domestic, including patents, inventions, processes, methodologies, products, technologies, discoveries, copyrights, apparatus, trade secrets, trademarks and service marks, domain names, trade names, know-how, trade dress and customer lists, and any registrations or applications for registration of any of the foregoing.

“IRS” means the United States Internal Revenue Service.

“knowledge” will be deemed to be present with respect to Parent or the Company, as applicable, when the matter in question was actually known to any officer of Parent listed in Exhibit B-1 hereto (in the case of Parent) or to any officer of the Company listed in Exhibit B-2 hereto (in the case of the Company).

“Law” means any foreign or domestic law, statute, code, ordinance, rule, regulation, order, judgment, writ, stipulation, award, injunction or decree.

“Liens” means any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Limited Partners” means any person that is a limited partner of the Operating Partnership in accordance with the Operating Partnership Agreement.

“MGCL” means the Maryland General Corporation Law, as amended.

“MLLCA” means the Maryland Limited Liability Company Act, as amended.

“NYSE” means the New York Stock Exchange.

“Other SEC Filings” means all filings made by, or required to be made by, the Company or Parent with the SEC other than the Proxy Statement.

“Parent Material Adverse Effect” means any change, event, state of facts or development that is materially adverse to the business, financial condition, or results of operations of Parent and the Parent Subsidiaries, taken as a whole.

“Partners” means the General Partners and the Limited Partners of the Operating Partnership.

“Partnership Interests” means any Partnership Interest in the Operating Partnership, as defined in the Operating Partnership Agreement, which may be expressed as a number of Partnership Units.

“Partnership Unit” means a fractional, undivided share of the Partnership Interests of all Partners in the Operating Partnership, including all “Class A Units” and “Class B Units” of the Operating Partnership.

“Partnership Unitholders” means the Partners that hold Partnership Units.

“Percentage Interest” means, as to a Partner holding a class of Partnership Interests, its interest in such class, determined by dividing the Partnership Units of such class owned by such Partner by the total number of Partnership Units of such class then outstanding.

“person” means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization or other entity or group.

“PRULPA” means the Pennsylvania Revised Uniform Limited partnership Act, as amended.

“Representatives” means a person’s trustees, directors, officers, employees, accountants, consultants, legal counsel, advisors, agents, affiliates and other representatives.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“subsidiary” or “subsidiaries” of Parent, the Company, the Surviving Company or any other person means any corporation, partnership, joint venture or other legal entity of which Parent, the Company, the Surviving Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, a majority of the stock or other Equity Interests; the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

“Superior Proposal” means an Acquisition Proposal (except that references to “35%” in the definition of Acquisition Proposal shall be replaced with “50%” for purposes of the foregoing) that the Company Board determines in good faith, after consultation with its independent financial advisor and outside legal counsel, (a) if consummated, would be more favorable from a financial point of view to the holders of Company Common Shares than the Company Merger (taking into all of the terms and conditions of such Acquisition Proposal and this Agreement (including any alterations to this Agreement agreed to in writing by Parent in response thereto), as well as any other factors deemed relevant by the Company Board), and (b) is reasonably capable of being consummated on the terms proposed and (c) for which financing, to the extent required, is then committed or, as the Company Board may determine in good faith, is reasonably likely to be available and the obtaining of which is not a condition to the consummation of the Acquisition Proposal.

“Taxes” means any and all taxes, fees, levies, duties, tariffs, imposts and other charges of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity or domestic or foreign taxing authority, including, without limitation, income, franchise, windfall or other profits, gross receipts, property, sales, use, net worth, capital stock, payroll, employment, social security, workers’ compensation, unemployment compensation, excise, withholding, ad valorem, stamp, transfer, value-added, gains tax and license, registration and documentation fees.

“Tax Returns” means any report, return, claim for refund, election, estimated tax filing or declaration required to be supplied to any Governmental Entity or domestic or foreign taxing authority with respect to Taxes, including any schedule or attachment thereto, and including any amendments thereof.

Section 8.5  Terms Defined Elsewhere.  The following terms are defined elsewhere in this Agreement, as indicated below:

“Agreement”	Preamble
“Articles of Merger”	Section 1.3.1
“Change Notice”	Section 5.6.3
“Claim”	Section 4.10
“Closing”	Section 1.2
“Closing Date”	Section 1.2
“Code”	Section 2.3
“Company”	Preamble
“Company Benefit Plan”	Section 3.10.1
“Company Board”	Recitals
“Company Bylaws”	Section 3.2
“Company Change in Recommendation”	Section 5.6.1
“Company Charter”	Section 3.2
“Company Common Shares”	Recitals
“Company Disclosure Schedule”	Article 3
“Company Employees”	Section 5.8.1
“Company Lease”	Section 3.16.7
“Company Material Contract”	Section 3.12.1
“Company Merger”	Recitals
“Company Permits”	Section 3.6
“Company Preferred Stock”	Section 3.3.1
“Company Property”	Section 3.16.1
“Company Recommendation”	Section 5.3.1
“Company Representatives”	Section 5.5.1
“Company Restricted Stock”	Section 2.1.7
“Company SEC Filings”	Section 3.7.1
“Company Shareholders’ Meeting”	Section 5.4
“Company Stock Incentive Plans”	Section 2.1.7
“Company Subsidiary”	Section 3.1.2
“Confidentiality Agreement”	Section 5.5.2
“Covered Person”	Section 5.9.1
“D&O Insurance”	Section 5.9.3
“Debt”	Section 4.10

“Determination”	Section 5.13
“Effective Time”	Section 1.3.1
“ERISA”	Section 3.10.1
“Exchange Agent”	Section 2.2.1
“Exchange Fund”	Section 2.2.1
“Existing Policies”	Section 5.9.3
“LP Acquisition Sub”	Preamble
“Maryland Department”	Section 1.3.1
“Material Company Lease”	Section 3.16.7
“Mergers”	Recitals
“Merger Consideration”	Section 2.1.2
“MRL”	Section 1.1.1
“Notice Period”	Section 5.6.3
“OP Approval of the Company Merger”	Section 3.20
“OP Approval of the Partnership Merger”	Section 3.20
“Operating Partnership”	Preamble
“Operating Partnership Agreement”	Section 3.2
“Operating Partnership Certificate”	Section 3.2
“Outside Date”	Section 7.1.2
“Parent”	Preamble
“Parent Benefit Plans”	Section 5.8.1
“Parent Disclosure Schedule”	Article 4
“Parent Subsidiary”	Section 4.3.1
“Partner Approval”	Section 3.20
“Partnership Certificates of Merger”	Section 1.3.2
“Partnership DE Certificate of Merger”	Section 1.3.2
“Partnership Merger”	Recitals
“Partnership Merger Consideration”	Section 2.1.5
“Partnership Merger Effective Time”	Section 1.3.2
“Partnership PA Certificate of Merger”	Section 1.3.2
“Permitted Lien”	Section 3.16.2
“Proxy Statement”	Section 5.3.1
“Purchaser”	Preamble
“Purchaser Parties”	Preamble
“Purchaser Representatives”	Section 5.5.1
“Purchaser Subsidiary”	Section 4.3.1
“Present Fair Salable Value”	Section 4.10
“Proxy Statement”	Section 5.3.1
“REIT”	Section 3.17.2
“Shareholder Approval”	Section 3.20
“Solvent”	Section 4.10
“Surviving Company”	Section 1.1.1
“Surviving Operating Agreement”	Section 1.4.1
“Surviving Partnership”	Section 1.1.2
“Surviving Partnership Agreement”	Section 1.4.2

“Termination Fee”	Section 7.2.2.1
“Third Party”	Section 3.16.10
“Transfer Taxes”	Section 5.10

Section 8.6  Headings.  The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 8.7  Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

Section 8.8  Entire Agreement.  This Agreement (together with the Exhibits, the Company Disclosure Schedules, the Parent Disclosure Schedule, the Articles of Merger, the Partnership Certificate of Merger and any other documents or certificates delivered pursuant hereto) and the Confidentiality Agreement constitute the entire agreement of the parties and supersede all prior agreements and undertakings, both written and oral, between the parties, or any of them, with respect to the subject matter hereof.

Section 8.9  Assignment.  Except to the Surviving Company, this Agreement shall not be assigned by operation of law or otherwise and any purported assignment hereof shall be null and void.

Section 8.10  Parties in Interest.  This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors and assigns, and nothing in this Agreement, express or implied, other than pursuant to Section 2.2.1, Section 5.8.3 and Section 5.9, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. Subject to Section 7.2.1, the Company shall have the right, acting as agent for and on behalf of the Company Shareholders and the Partnership Unitholders, to seek to enforce specifically the terms and provisions hereof and otherwise to file and pursue claims for damages against the Purchaser Parties in the event of a breach of this Agreement by the Purchaser Parties.

Section 8.11  Mutual Drafting.  Each party hereto has participated in the drafting of this Agreement, which each party acknowledges is the result of extensive negotiations between the parties.

Section 8.12  Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury

Section 8.12.1  Except for partnership law and limited liability company law matters concerning the Partnership Merger, which shall be governed by the Laws of the State of Delaware, this Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Maryland, without regard to laws that may be applicable under conflicts of laws principles.

Section 8.12.2  Each of the parties irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any federal or state court in Maryland, and any appellate court thereof, in any action or proceeding arising out of or relating to this Agreement or the agreements delivered in connection herewith or the transactions contemplated hereby or thereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereby irrevocably and unconditionally (a) agrees not to commence any such action or proceeding except in such courts, (b) agrees that any claim in respect of any such action or proceeding may be heard and determined in any federal or state court in Maryland, (c) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any such action or proceeding in any federal or state court in Maryland, and (d) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any federal or state court in Maryland. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in

Section 8.3. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Section 8.12.3  EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT AND ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.12.3.

Section 8.13  Disclosure.  The fact that any item of information is disclosed in a disclosure schedule to this Agreement shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the terms “material” or “Material Adverse Effect” or other similar terms in this Agreement. Nothing disclosed in any disclosure schedule is intended to or shall be deemed to broaden the scope of any representation or warranty contained in this Agreement.

Section 8.14  Counterparts.  This Agreement may be executed in two or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 8.15  Specific Performance.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, prior to any valid termination of this Agreement as provided in Section 7.1, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any federal or state court in Maryland having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

LIBERTY PROPERTY TRUST

By:	/s/ William P. Hankowsky
Name: William P. Hankowsky

Its:	Chairman, President and CEO

LIBERTY ACQUISITION LLC

By:	Liberty Property Trust

Its:	Sole Member

By:	/s/ William P. Hankowsky
Name: William P. Hankowsky

Its:	Chairman, President and CEO

LIBERTY PROPERTY LIMITED PARTNERSHIP

By:	Liberty Property Trust

Its:	General Partner

By:	/s/ William P. Hankowsky
Name: William P. Hankowsky

Its:	Chairman, President and CEO

REPUBLIC PROPERTY TRUST

By:	/s/ Mark Keller
Name: Mark Keller

Its:	CEO

REPUBLIC PROPERTY LIMITED PARTNERSHIP

By:	Republic Property Trust
Its: General Partner

By:	/s/ Mark Keller
Name: Mark Keller

Its:	CEO

Annex B

July 23, 2007

The Board of Trustees
Republic Property Trust
13861 Sunrise Valley Drive
Suite 410
Herndon, VA 20171

Members of the Board of Trustees:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of common shares of beneficial interest, par value $0.01 per share (the “Company Common Shares”), of Republic Property Trust, a Maryland real estate investment trust (the “Company”) of the consideration to be paid to such holders in the proposed merger (the “Merger”) of the Company with a wholly-owned subsidiary of Liberty Property Trust, a Maryland real estate investment trust (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Republic Property Limited Partnership, a Delaware limited partnership and a subsidiary of the Company (the “Operating Partnership”), the Merger Partner, Liberty Acquisition LLC, a Maryland limited liability company and a wholly-owned subsidiary of the Merger Partner (the “Merger Subsidiary”) and Liberty Property Limited Partnership, a Pennsylvania limited partnership and a subsidiary of the Merger Partner (the “Merger Partner LP”), the Company will be merged with and into Merger Subsidiary with Merger Subsidiary surviving as a wholly-owned subsidiary of the Merger Partner, and each outstanding Company Common Share, other than Company Common Shares held by the Operating Partnership, any subsidiary of the Company, the Merger Partner, the Merger Subsidiary or any subsidiary of the Merger Subsidiary, will be converted into the right to receive $14.70 per share in cash (the “Consideration”). In addition, pursuant to the Agreement, the Operating Partnership will merge with and into Merger Partner LP, and each outstanding partnership interest in the Operating Partnership, other than partnership interests held by the Company or any subsidiary of the Company, will be converted into the right to receive an amount in cash equal to the Partnership Merger Consideration (as defined in the Agreement).

In arriving at our opinion, we have (i) reviewed a draft dated July 23, 2007 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Company and the industries in which it operates; (iii) compared the proposed financial terms of the Merger with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of Company Common Shares and certain publicly traded securities of such other companies; (v) reviewed certain internal financial analyses and forecasts prepared by the management of the Company relating to its business; and (vi) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Merger, and the past and current business operations of the Company, the financial condition and future prospects and operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed, without assuming responsibility or liability for independent verification, the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Company or otherwise reviewed by or for us. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Company or the Merger Partner under any state or federal laws relating to bankruptcy, insolvency or similar matters.

B-1

For purposes of our analysis, at the instruction of management of the Company, we have attributed no value to the options held by the Company or its subsidiaries to acquire the Republic Square I, Republic Square II and The Portals III properties. In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts or the assumptions on which they were based. We have also assumed that the Merger and the other transactions contemplated by the Agreement will be consummated as described in the Agreement, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all ways material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Merger will be obtained without any adverse effect on the Company.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, of the Consideration to be paid to the holders of Company Common Shares in the proposed Merger and we express no opinion as to the fairness of the Merger to, or any consideration received in connection therewith by, the holders of any other class of securities, creditors or other constituencies of the Company or the Operating Partnership or as to the underlying decision by the Company to engage in the Merger.

We have acted as financial advisor to the Company with respect to the proposed Merger and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Merger is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. We and our affiliates have performed in the past, and may continue to perform, certain services for the Company, the Merger Partner and their respective affiliates, all for customary compensation. Such past services for the Merger Partner have included (i) acting as co-manager for a credit facility in 2005 and (ii) acting as joint bookrunner for an offering of senior notes by the Merger Partner in 2006. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Consideration to be paid to the holders of Company Common Shares in the proposed Merger is fair, from a financial point of view, to such holders.

This letter is provided to the Board of Trustees of the Company in connection with and for the purposes of its evaluation of the Merger. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Merger or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES INC.

/s/ J.P. Morgan Securities Inc.

271954

B-2

SPECIAL MEETING OF SHAREHOLDERS OF REPUBLIC PROPERTY TRUST TO BE HELD ON SEPTEMBER 27, 2007 Mark Here PROXY VOTING INSTRUCTIONS for Address Change or Comments PLEASE SEE REVERSE SIDE The Board of Trustees recommends a vote FOR proposal 1. 1. Proposal to approve the merger of Republic Property Trust with and into Liberty Acquisition LLC, which is a wholly owned subsidiary of Liberty Property Trust, pursuant to the Agreement and Plan of Merger, dated as of July 23, 2007, among Republic Property Trust, Republic Property Limited Partnership, Liberty Property Trust, Liberty Acquisition LLC and Liberty Property Limited Partnership. FOR AGAINST ABSTAIN 2. Proposal to approve adjournments or postponements of the Special Meeting, if necessary, to solicit additional proxies if there are not sufficient votes at the Special Meeting to approve the merger. FOR AGAINST ABSTAIN 3. In their discretion, the Proxies are authorized to vote and otherwise represent the undersigned upon such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof. Mark this box with an X if you plan to attend the meeting. Please sign and date below and return in enclosed envelope promptly. The undersigned hereby acknowledges receipt of the accompanying Notice of Special Meeting of Shareholders and Proxy Statement and hereby revokes any proxy or proxies heretofore given with respect to the matters set forth above. Signature Signature Date Title Title NOTE: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. FOLD AND DETACH HERE WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING, BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK. Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to the Special Meeting. Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. Internet http:/ /www.proxyvoting.com/rpb Use the internet to your proxy. Have your proxy card in hand when you access the web site. OR Telephone 1-866-540-5760 Use any touch-tone telephone to vote your proxy. Have your proxy card in hand when you call . If you vote your proxy by Internet or by telephone, you do NOT need to mail back your proxy card. To vote by mail , mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. Choose MLinkSM for fast, easy and secure 24/7 online access to your future proxy materials, investment plan statements, tax documents and more. Simply log on to Investor ServiceDirect® at www.lasalleshareholderservices.com/isd/ where step-by-step instructions will prompt you through enrollment.

REPUBLIC PROPERTY TRUST 13861 SUNRISE VALLEY DRIVE, SUITE 410, HERNDON, VA 20171 PROXY SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES FOR THE SPECIAL MEETING OF SHAREHOLDERS TO BE HELD ON September 27, 2007 The undersigned holder of common shares of beneficial interest, par value $0.01 per share, of Republic Property Trust, a Maryland real estate investment trust (“Republic”), hereby constitutes and appoints Mark R. Keller and Gary R. Siegel, or each of them, as Proxies for the undersigned, with full power of substitution in each of them, to attend the Special Meeting of Shareholders to be held at the Hyatt Regency Reston, 1800 Presidenta Street, Reston, Virginia, on Thursday, September 27, 2007, at 10:00 a.m., Eastern time, and any and all adjournments and postponements thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast upon the matters described in the accompanying Notice of Special Meeting of Shareholders and Proxy Statement, subject to any direction indicated on this card, and upon any other business that may properly come before the meeting or any postponement or adjournment thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby acknowledges receipt of the Notice of Special Meeting of Shareholders and of the accompanying Proxy Statement, the terms of each of which are incorporated by reference, and revokes any proxy heretofore executed by the undersigned to vote at said meeting. This proxy is being solicited by the Board of Trustees of Republic. WHEN THIS PROXY IS PROPERLY EXECUTED, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF THIS PROXY IS EXECUTED BUT NO DIRECTION IS GIVEN, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR PROPOSAL 1 AND WILL NOT BE CAST WITH RESPECT TO PROPOSAL 2. In their discretion, the Proxies are each authorized to cast the votes entitled to be cast by the undersigned upon such other business as may properly come before the Special Meeting and any adjournments or postponements thereof. Please vote and sign on the other side and return promptly in the enclosed envelope. Address Change/Comments (Mark the corresponding box on the reverse side) FOLD AND DETACH HERE